Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED WITH [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

COLLABORATION AGREEMENT

By and Between

ZAI LAB (SHANGHAI) CO., LTD.

and

REGENERON IRELAND DESIGNATED ACTIVITY COMPANY

Dated as of April 6, 2020

i

6.9	Samples	38

ARTICLE VII REGULATORY AFFAIRS		38
7.1	Regulatory Overview	38
7.2	Communications and Filings with Regulatory Authorities	39
7.3	Regulatory Meetings and Discussions	40
7.4	Certain Sensitive Information	40
7.5	No Harmful Actions	41
7.6	Labeling	41
7.7	Regulatory Events	41
7.8	Pharmacovigilance and Product Complaints	42
7.9	Inspections; Audits	42
7.10	Recalls and Other Corrective Actions	44

ARTICLE VIII MANUFACTURING AND SUPPLY		44
8.1	Regeneron Manufacturing and Supply of Product	44
8.2	ZLAB Pack/Label	45
8.3	Supply	45
8.4	Quality Agreements	46
8.5	Manufacturing Shortfall	46
8.6	Product Changes	46
8.7	Manufacturing Compliance	46

ARTICLE IX PERIODIC REPORTS; PAYMENTS		47
9.1	Upfront Payment	47
9.2	Development Costs	47
9.3	Regulatory Milestone Payments	47
9.4	Territory Product Changes	48
9.5	Purchase Price	48
9.6	Periodic Reports	50
9.7	Reimbursement	52
9.8	Invoices and Documentation	52
9.9	Payment Method and Currency	52
9.10	Late Payments	53
9.11	Taxes	53
9.12	Resolution of Financial Disputes	54

ARTICLE X DISPUTE RESOLUTION		54
10.1	Resolution of Disputes	54
10.2	Resolution of Governance Disputes	54
10.3	Resolution of Legal Disputes	54
10.4	Resolution of [... ***... ]	55
10.5	Equitable Relief	55

ARTICLE XI TRADEMARKS AND CORPORATE LOGOS		55
11.1	Corporate Names	55
11.2	Selection of Product Trademark(s)	55

11.3	Ownership of Product Trademark(s)	56
11.4	Prosecution and Maintenance of Product Trademark(s)	56
11.5	License to the Product Trademark(s)	57
11.6	Use of Corporate Names	58

ARTICLE XII OWNERSHIP AND PROSECUTION AND MAINTENANCE OF INTELLECTUAL PROPERTY		58
12.1	Ownership of Newly Created Intellectual Property	58
12.2	Prosecution and Maintenance of Patents	60

ARTICLE XIII INTELLECTUAL PROPERTY LITIGATION AND LICENSES		61
13.1	Enforcement	61
13.2	Patent Marking	62
13.3	Biosimilar Applicants	63
13.4	Third Party Infringement Claims	63
13.5	Invalidity or Unenforceability Defenses or Actions	64
13.6	Third Party IP	66
13.7	Certain Patent Rights	66

ARTICLE XIV BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS		66
14.1	Books and Records	66
14.2	Audits and Adjustments	66
14.3	GAAP/IFRS	67

ARTICLE XV REPRESENTATIONS, WARRANTIES AND COVENANTS		68
15.1	Due Organization, Valid Existence and Due Authorization; Financial Capability	68
15.2	Knowledge of Pending or Threatened Litigation	68
15.3	Additional Regeneron Representations and Warranties	68
15.4	Additional ZLAB Representations and Warranties	70
15.5	Disclaimer of Warranties	71
15.6	Mutual Covenants	71
15.7	Business Ethics	71

ARTICLE XVI CONFIDENTIALITY		73
16.1	Confidential Information	73
16.2	Use of Name	75
16.3	Publications	75
16.4	Public Announcement	76

ARTICLE XVII INDEMNITY		77
17.1	Indemnity	77
17.2	Indemnity Procedure	78
17.3	Insurance	81

ARTICLE XVIII FORCE MAJEURE		81

ARTICLE XIX TERM AND TERMINATION		81
19.1	Term/Expiration of Term	81
19.2	Termination For Material Breach	82
19.3	Termination for Insolvency	82
19.4	Additional Termination Rights of Regeneron	82
19.5	Additional Termination Rights of ZLAB	84
19.6	Effect of Expiration or Termination	84
19.7	Survival of Obligations	84

ARTICLE XX MISCELLANEOUS		85
20.1	Governing Law; Submission to Jurisdiction	85
20.2	Waiver	85
20.3	Notices	85
20.4	Entire Agreement	86
20.5	Amendments	86
20.6	Severability	86
20.7	Registration and Filing of this Agreement	86
20.8	Assignment	87
20.9	Successors and Assigns	87
20.10	Affiliates	87
20.11	Counterparts	87
20.12	Third Party Beneficiaries	87
20.13	Relationship of the Parties	88
20.14	Limitation of Damages	88
20.15	Construction	88
20.16	Further Assurance	89
20.17	English Language	89

SCHEDULES
Schedule [... ***... ]	[... ***... ]
Schedule 1.106	Manufacturing Cost
Schedule 1.138	Existing Regeneron Patents
Schedule 5.2	Territory Development Plan Requirements
Schedule 5.3	Initial Global Trial
Schedule 15.3	Regeneron Disclosure Schedule
Schedule [... *** ...]	[... ***... ]
Schedule 19.6	Certain Termination Arrangements
Schedule 20.3	Notices

EXHIBITS
Exhibit A	Development Inventory Report and Commercialization Inventory Report
Exhibit B	Supplemental Purchase Price Calculation

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”), dated as of April 6, 2020 (the “Effective Date”), is made by and between Zai Lab (Shanghai) Co., Ltd., a Chinese company with its registered address at 4560 Jinke Road, Jinchuang Plaza, Building 1, 4/F, Zhangjiang Hi-tech Park, Pudong, Shanghai 201210, P.R. China (“ZLAB”), and Regeneron Ireland Designated Activity Company, an Irish unlimited company having a principal place of business at Europa House, Block 9 Harcourt Street, Harcourt Street, Dublin 2, Ireland (“Regeneron”) (with each of ZLAB and Regeneron being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, ZLAB, Regeneron and their respective Affiliates possess knowledge and expertise in, and resources for, developing and commercializing biopharmaceutical products in the Field in the Territory (each as defined below);

WHEREAS, Regeneron is developing an anti-CD20/anti-CD3 bi-specific antibody known as of the Effective Date as REGN1979, as further described herein;

WHEREAS, Regeneron wishes to grant to ZLAB, and ZLAB wishes to accept, certain rights to develop and commercialize such biopharmaceutical product in the Field in the Territory, as more fully described in this Agreement; and

WHEREAS, Regeneron wishes to exclusively supply, and ZLAB wishes to have supplied exclusively by Regeneron, such biopharmaceutical product for ZLAB’s distribution in the Field in the Territory, as more fully described in this Agreement.

NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:

1.1 “Accounting Standards” shall mean, with respect to either Party, GAAP or IFRS, in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records are maintained.

1.2 “Acquired Competing Program” has the meaning set forth in Section 2.3.2(a).

1.3 “Acquired Party” has the meaning set forth in Section 2.3.2(a).

1.4 “Acquirer” has the meaning set forth in Section 1.22.

1.5 “Acquisition Product” has the meaning set forth in Section 2.3.2(a).

1.6 “Actual Supplemental Purchase Price A Payment” has the meaning set forth in Section 9.5.3(b)(ii).

1.7 “Actual Supplemental Purchase Price A Percentage” has the meaning set forth in Section 9.5.3(b)(i).

1.8 “Actual Unit Price” has the meaning set forth in Section 9.5.3(a).

1.9 “Adverse Proceeding” has the meaning set forth in Section 12.2.1.

1.10 “Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such first Person at any point in time and for so long as such other Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if either of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the applicable Law of certain countries outside of the United States, the maximum percentage ownership permitted by applicable Law for a foreign investor may be equal to or less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.11 “Agreement” has the meaning set forth in the Preamble.

1.12 “Alliance Manager” has the meaning set forth in Section 3.11.

1.13 “Ancillary Agreements” shall mean the Development Supply Agreement, the Commercial Supply Agreement, the Quality Agreements and the Safety Data Exchange Agreement.

1.14 “Anti-Corruption Laws” has the meaning set forth in Section 15.7.1.

1.15 “Approved Indication” shall mean the Indication(s) (and subpopulations within an Indication) or Combination Regimens within the Field (a) that are set forth on Schedule 1.15 as of the Effective Date (b) that are the subject of one or more clinical trials included in a Development Plan, (c) for which the Approved Product has received Regulatory Approval in the Territory, or (d) that are otherwise approved by the JSC.

1.16 “Approved Product” shall mean the Product in (a) the dose, form, formulation and presentation, and using the delivery system, that is Developed in the ROW as of the Effective Date or (b) any other dose, form, formulation, presentation or delivery system approved by the JSC (including any Territory Product Change approved by the JSC) or changed in accordance with Section 8.6.

1.17 “Biosimilar Product” shall mean any pharmaceutical product that is biosimilar (as such term is defined in 42 USC §262(i)(2) or equivalent laws or regulations outside the U.S.) to the Product.

1.18 “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, the United States or Shanghai, PRC are authorized or required by applicable Law to remain closed.

1.19 “Calendar Year” shall mean each twelve (12)-month period beginning on January 1st; provided, however, that (a) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same year in which the Effective Date occurs and (b) the last Calendar Year of this Agreement shall commence on January 1 of the Calendar Year in which this Agreement expires or terminates and end on the expiration or termination of the Term.

1.20 “CD3” shall mean the CD3 T-cell co-receptor, including the CD3delta, CD3gamma, CD3epsilon, and CD3zeta chains.

1.21 “CD20” shall mean B Lymphocyte antigen CD20.

1.22 “Change of Control” shall mean, with respect to a Party (or any of its controlling Affiliates), (a) a merger, acquisition, consolidation or reorganization of such Party (or any of its controlling Affiliates) with a Third Party that results in the voting securities of such Party (or any of its controlling Affiliates) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent fifty percent (50%) or more of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (or any of its controlling Affiliates), or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s (or any of its controlling Affiliates’) business to which the subject matter of this Agreement relates. The acquiring or combining Third Party in any of clause (a), (b) or (c), is referred to herein as the “Acquirer”.

1.23 “China CPI” means the “China Consumer Price Index” (or its successor equivalent index), which is published monthly and available via The Bloomberg Professional, as published by Bloomberg L.P.

1.24 “CIT” means the PRC corporate income tax.

1.25 “Clinical Data” has the meaning set forth in Section 5.4.

1.26 “Combination Regimen” shall mean a single therapeutic regimen of the concomitant or sequential administration of (but not, for clarity, a single pharmaceutical formulation containing) (a) the Product, on the one hand, and (b) one or more other products, on the other hand.

1.27 “Commercial Supply Agreement” has the meaning set forth in Section 8.3.2.

1.28 “Commercial Supply Quality Agreement” has the meaning set forth in Section 8.4.

1.29 “Commercialize,” “Commercialization” or “Commercializing” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, offering for sale, having sold or selling the Product in the Territory; provided, however, that no Manufacturing activities are included in Commercialization. For clarity, the terms “Commercialize,” “Commercialization” and “Commercializing” are used herein with respect to the Product while the terms “commercialize,” “commercialization” and “commercializing” are used herein with corresponding meanings with respect to other products.

1.30 “Commercialization Inventory Report” has the meaning set forth in Section 9.6.5.

1.31 “Commercially Reasonable Efforts” shall mean with respect to the efforts to be expended by or on behalf of a Party with respect to any objective or decision, the carrying out of such activities in a sustained and diligent manner and using efforts and resources comparable to the efforts and resources commonly used in or for the Territory by the global innovative biopharmaceutical industry for compounds or products of similar commercial potential at a similar stage of development or product life.

1.32 “Committee” shall mean any of the JSC, JDC, JCC, JFC, JPSC and any other committee established by the Parties or by the Committees referenced above under this Agreement, each as described in Article III (together with Working Groups and other committees contemplated herein or established in accordance with this Agreement).

1.33 “Comparable Products” has the meaning set forth in Section 6.3.2.

1.34 “Competing Product” shall mean any product, other than the Product, that […***…]. For clarity, any product (other than the Product) that […***…], is a Competing Product. For further clarity, Competing Products shall not include […***…].

1.35 “Confidential Information” has the meaning set forth in Section 16.1.1.

1.36 “Control” or “Controlled” shall mean, with respect to any product, material, Regulatory Documentation, Product Trademark, Information (including Confidential Information), Patents or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, right of reference or other right to or under such product, material, Regulatory Documentation, Product Trademark, Information, Patents or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.37 “Cover”, “Covering” or “Covered” shall mean, with respect to a Patent and the Product, that, in the absence of (a) ownership of such Patent, (b) authorization from the owner of such Patent, or (c) the benefit of an exemption from infringement under applicable Law, the Exploitation of such Product would infringe such Patent (or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue without modification).

1.38 “CPI” means the China CPI or the U.S. CPI, as applicable.

1.39 “CTA” shall mean (a) a clinical trial application filed with the NMPA for authorization to commence clinical studies in PRC and its equivalent in other Regions in the Territory and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.40 “Damages” has the meaning set forth in Section 17.1.1.

1.41 “Default Interest Rate” has the meaning set forth in Section 9.10.

1.42 “Designated Persons” has the meaning set forth in Section 7.4.2.

1.43 “Develop,” “Developed,” “Development” or “Developing” shall mean: activities relating to clinical drug development of the Product, including statistical analysis, clinical pharmacokinetic studies, data collection and management, clinical trials, support and management of investigator initiated studies, drug safety surveillance and pharmacovigilance activities related to clinical studies for the Product in the Territory; provided, however, that no Manufacturing activities are included in Development.

1.44 “Development Inventory Report” has the meaning set forth in Section 9.6.4.

1.45 “Development Plans” shall mean the Territory Development Plan and the GT Operational Plan.

1.46 “Development Supply Agreement” has the meaning set forth in Section 8.3.1.

1.47 “Development Supply Quality Agreement” has the meaning set forth in Section 8.4.

1.48 “Dispute Proposal” has the meaning set forth in Section 10.4.4.

1.49 “Divestment Period” has the meaning set forth in Section 2.3.2(b).

1.50 “DLBCL” shall mean diffuse large B-cell lymphoma.

1.51 “Dollars” or “$” shall mean United States Dollars.

1.52 “Drug Approval Application” shall mean a new drug application or registration application for marketing approval or any supplement, amendment or variation of an existing Regulatory Approval (including with respect to any label expansion or as may be necessary or useful to maintain a Regulatory Approval) filed with the NMPA with respect to a pharmaceutical product, or an equivalent application filed with a Regulatory Authority in a Region other than the PRC, in accordance with applicable Law.

1.53 “Effective Date” has the meaning set forth in the Preamble.

1.54 “Enforcing Party” has the meaning set forth in Section 13.1.1.

1.55 “Estimated Unit Price” has the meaning set forth in Section 9.5.5(a).

1.56 “Exclusive Negotiation Period” has the meaning set forth in Section 2.4.

1.57 “Executive Officers” shall mean, with respect to Regeneron, the Chief Executive Officer of Regeneron Pharmaceuticals, Inc. (or its designees with equivalent decision-making authority with respect to matters under this Agreement), and with respect to ZLAB, the Chief Executive Officer of ZLAB (or its designees with equivalent decision-making authority with respect to matters under this Agreement).

1.58 “Existing Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Regeneron Pharmaceuticals, Inc. and Zai Lab (Hong Kong) Limited, dated as of […***…], as amended.

1.59 […***…].

1.60 […***…].

1.61 “Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to Develop or develop (as applicable), Commercialize or commercialize (as applicable), register, modify, enhance, improve, Manufacture or manufacture (as applicable), have Manufactured or manufactured (as applicable), hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, advertise, market or have sold or otherwise dispose of a compound, product or process. “Exploitation” shall mean the act of Exploiting a compound, product or process.

1.62 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.63 “Field” shall mean the treatment, prevention or palliation of cancer.

1.64 “Financial Dispute” has the meaning set forth in Section 9.12.

1.65 “Finished Product” shall mean the Product in its finished, labeled, assembled, and packaged form, ready for use in the commercial market or in clinical trials, as the case may be.

1.66 “Force Majeure” has the meaning set forth in Article XVIII.

1.67 “FTE” shall mean a full time equivalent employee or contractor (i.e., one fully-committed or multiple partially-committed employees/contractors aggregating to one full-time employee/contractor) employed or contracted by a Party or its Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one employee/contractor performing such work on a full-time basis, which for purposes hereof shall be […***…] hours per year; provided that notwithstanding the foregoing, (a) ZLAB’s and its Affiliates’ contractors shall not be considered FTEs, and the cost and expenses of ZLAB’s and its Affiliates’ contractors shall be excluded from FTE Costs and shall instead be included in Out-of-Pocket Costs; (b) Regeneron’s and its Affiliates’ contractorsshall be considered FTEs only if such contractor is an individual and the work of such contractor is, for purposes of this Agreement, tracked and recorded by Regeneron or its Affiliates by time like its employees(otherwise, such contractor shall not be considered a FTE, and the cost and expenses of such contractorshall be excluded from FTE Costs and shall instead be included in Out-of-Pocket Costs). For clarity, unless otherwise expressly provided in this Agreement or a Development Plan or the Territory Commercialization Plan, FTEs shall not include any personnel performing the functions of information technology, human resources, finance, legal or general administrative or any other personnel performing activities captured in Included FTE Costs and Expenses.

1.68 “FTE Costs” shall mean, for all activities performed in accordance with this Agreement (including, where applicable, a Development Plan), including regulatory activities, the product of (a) the number of FTEs performing such activities and (b) the applicable FTE Rate.

1.69 “FTE Rate” shall mean (a) with respect to […***…] FTEs, […***…], (b) with respect to […***…] FTE’s (other than […***…]) performing activities […***…] and […***…] FTEs (other than […***…]) performing activities […***…] and (c) with respect to […***…] FTEs that are […***…] performing activities […***…] and […***…] FTEs that are […***…] performing activities […***…]; provided that, in each case ((a), (b) and (c)), such amount shall be adjusted as of […***…] and annually thereafter by the average of the percentage increases or decreases, if any, in the applicable CPI for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made; provided, further, that, in each case ((a), (b) and (c)), if the applicable FTE is […***…], the applicable rate set forth above shall be […***…]. For clarity, the FTE Rate is fully burdened and inclusive of Included FTE Costs and Expenses, including an allocation for information technology, human resources, finance, legal, general administrative and other personnel performing activities included in Included FTE Costs and Expenses.

1.70 “Fully Burdened Manufacturing Cost” has the meaning set forth in Schedule 1.106.

1.71 “GAAP” shall mean generally accepted accounting principles as applicable in the United States.

1.72 “Global Marketing Guidelines” has the meaning set forth in Section 3.4.2(d).

1.73 “Global Trial” shall mean a human clinical trial for the Product that is or will be conducted by or on behalf of Regeneron or its Affiliates or its or their Sublicensees/Distributors in the Field in one or more countries.

1.74 “Global Trial Costs” shall mean, with respect to a Global Trial in a given period, all FTE Costs and Out-of-Pocket Costs incurred after the Effective Date, directly or indirectly, by Regeneron or its Affiliates or its or their Sublicensees/Distributors in connection with such Global Trial in such period […***…]; provided that Global Trial Costs shall not include […***…] or […***…] (or related costs and expenses such as the costs of […***…]) allocated to […***…]. For clarity, […***…], including related costs and expenses such as the costs of […***…], shall be allocated by Regeneron to such Global Trial in such period in accordance with its Accounting Standards, which for some costs may be done Quarterly and for others may be done annually.

1.75 “Global Trial Requirements” has the meaning set forth in Section 3.3.2(g).

1.76 “Good Practices” shall mean the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices,” “Good Supply Practices” or “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the ICH or other country regulatory agencies, as applicable.

1.77 “Governance Disputes” has the meaning set forth in Section 10.2.

1.78 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.79 “GTC Budget” has the meaning set forth in Section 5.3.2(b).

1.80 “GT Operational Budget” shall mean the binding budget for the first Calendar Year of the GT Operational Plan submitted to and approved by the JSC pursuant to Section 5.3.4; provided that, with respect to the initial GT Operational Plan, the period commencing as of the Effective Date and ending December 31, 2020 shall be deemed the first Calendar Year for purposes of this Section 1.80.

1.81 “GT Operational Plan” shall mean the written plan approved by the JSC for the conduct by ZLAB or its Affiliates or its or their Subcontractors in the Territory of Global Trial(s) for the Product (including Packing/Labeling therefor pursuant to Section 8.2, if applicable), including […***…] and […***…], as the same may be amended from time to time in accordance with the terms of this Agreement. For the avoidance of doubt, the “GT Operational Plan” will […***…].

1.82 “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.83 “IFRS” shall mean International Financial Reporting Standards of the International Accounting Standards Board.

1.84 “Included FTE Costs and Expenses” shall mean the sum of (a) all costs and expenses for the FTE providing the applicable services, including salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants, FICA costs and other similar ex-U.S. costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the applicable services, (b) a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance and (c) other overhead, including costs and expense for information technology, human resources, finance, legal and general administrative, in any case ((a), (b) or (c)), whether internal costs and expenses or amounts paid to Third Parties.

1.85 “Indemnification Claim Notice” has the meaning set forth in Section 17.2.1.

1.86 “Indemnified Party” has the meaning set forth in Section 17.2.1.

1.87 “Indemnifying Party” has the meaning set forth in Section 17.2.1.

1.88 “Indication” shall mean any discrete disease, state or condition, but not any subpopulations within a population of patients having a disease, state or condition (e.g., molecularly or clinically defined subsets, front-line treatment, relapsed refractory treatment and maintenance treatment of the same disease shall all be deemed the same Indication). For example, DLBCL, […***…] shall each constitute a distinct Indication.

1.89 “Information” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.90 “Infringement” has the meaning set forth in Section 13.1.1.

1.91 “Initial Period” shall mean, during the Term, (a) if the first commercial sale of the Product in the Territory occurs prior to July 1st of a given Calendar Year, the period from the date of such first commercial sale until the end of the first (1st) Calendar Year following the Calendar Year in which such first commercial sale occurs and (b) if the first commercial sale of the Product in the Territory occurs on or after July 1st of a given Calendar Year, the period from the date of such first commercial sale until the end of the second (2nd) Calendar Year following the Calendar Year in which such first commercial sale occurs.

1.92 “Initial Purchase Price” has the meaning set forth in Section 9.5.1.

1.93 “Initial Purchase Price True-Up” has the meaning set forth in Section 9.5.3(a).

1.94 “JCC” has the meaning set forth in Section 3.1.1.

1.95 “JDC” has the meaning set forth in Section 3.1.1.

1.96 “JFC” has the meaning set forth in Section 3.1.1.

1.97 “Joint IP” shall mean the Joint Know-How and Joint Patents.

1.98 “Joint Know-How” has the meaning set forth in Section 12.1.1.

1.99 “Joint Patents” has the meaning set forth in Section 12.1.1.

1.100 “JPSC” has the meaning set forth in Section 3.1.1.

1.101 “JSC” has the meaning set forth in Section 3.1.1.

1.102 “Law” or “Laws” shall mean all laws, statutes, rules, standards, regulations, orders, judgments, injunctions or ordinances of any Governmental Authority.

1.103 “Legal Dispute” shall mean (a) any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement, (b) any dispute, controversy or claim with respect to any […***…], and (c) any disputed matters specifically identified as a “Legal Dispute” hereunder.

1.104 “Major Market Country” shall mean any of the following: […***…].

1.105 “Manufacture,” “Manufactured” or “Manufacturing” shall mean activities directed to producing, obtaining, manufacturing, processing, filling, finishing, packaging and labeling (including Packing/Labeling), device manufacture and assembly, quality assurance testing and release, shipping and storage of Product, placebo or a comparator agent, as the case may be, or the development thereof, including test method development and stability testing, device or delivery system development, assay development, formulation, quality assurance/quality control development, technology transfer, process development and scale-up, cell-line development, data collection and management and project management.

1.106 “Manufacturing Cost” has the meaning set forth in Schedule 1.106.

1.107 “Modified Clause” has the meaning set forth in Section 20.6.1.

1.108 “[…***…]” has the meaning set forth in […***…].

1.109 “Net Sales” shall mean, with respect to the Product for any period, the gross amount billed or invoiced by ZLAB or its Affiliates or its or their Subdistributors for the sale of the Product to Third Parties (other than Subdistributors), less the following deductions, determined in accordance with ZLAB’s Accounting Standards consistently applied:

(a) normal and customary trade, cash, quantity and prompt settlement discounts granted and taken directly with respect to sales of the Product;

(b) amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates, allowances, damaged goods, and billing errors;

(c) chargebacks and other amounts paid on sale or dispensing of the Product;

(d) bona fide retroactive price reductions that are actually allowed or granted;

(e) compulsory refunds, credits and rebates directly related to the sale of the Product, accrued, paid or deducted pursuant to agreements or governmental regulations;

(f) […***…]

(g) charges for insurance, freight, and other transportation costs for the delivery of the Product that are separately identified on the relevant invoice and that are paid by the applicable Third Party customer; and

(h) irrecoverable sales taxes and similar consumption taxes (including VAT), tariffs, duties and compulsory payments to Governmental Authorities, in each case, that are imposed on the sale, transfer, transportation or delivery of the Product and charged to the applicable Third Party on the relevant invoice (but excluding income taxes).

Net Sales in currency other than Dollars shall be converted into Dollars according to the provisions of Section 9.9. Any of the deductions listed above that involves a payment by ZLAB or its Affiliates or its or their Subdistributors shall be taken as a deduction in the Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of the Product for pre-clinical or clinical purposes or as samples, in each case, without charge. ZLAB’s or its Affiliates’ or its or their Subdistributors’ transfer of the Product to an Affiliate or Subdistributor shall not result in any Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but that are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of the Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated […***…] as agreed by the Parties.

1.110 “NMPA” shall mean the China National Medical Products Administration (formerly the China Food and Drug Administration), or any predecessor or successor drug regulatory agency thereto, including any functional subdivisions or centers thereof (e.g., Center for Drug Evaluation).

1.111 “Non-Acquiring Party” has the meaning set forth in Section 2.3.2(a).

1.112 “Officials” has the meaning set forth in Section 15.7.2.

1.113 “Other Proprietary Product” has the meaning set forth in Section 5.1.5.

1.114 “Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the paying Party’s Accounting Standards) by either Party or its Affiliates in connection with activities under this Agreement, excluding Included FTE Costs and Expenses and any such costs and expenses paid to “contractors” that are accounted for on an FTE basis in accordance with the definition of FTE. Out-of-Pocket Costs shall not include any costs or expenses of the type included in Included FTE Costs and Expenses. For clarity, in no case shall any particular cost or expense be accounted for hereunder both as an Out-of-Pocket Cost and as an FTE Cost.

1.115 “Overrun” has the meaning set forth in Section 9.2.2(b)(ii).

1.116 “Owed Party” has the meaning set forth in Section 9.7.

1.117 “Owing Party” has the meaning set forth in Section 9.7.

1.118 “Packing/Labeling” or “Pack/Label” shall mean the packing and labeling of Semi-Finished Product into Finished Product, including any quality assurance and release testing and shipping and storage of Product that is necessary in connection with such packing and labeling.

1.119 “Party(ies)” has the meaning set forth in the Preamble.

1.120 “Patents” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.121 “Payment” has the meaning set forth in Section 15.7.2.

1.122 “Person” shall mean and include an individual, a partnership, a joint a venture, a limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.123 “PRC” shall mean the People’s Republic of China, solely for purpose of this Agreement, excluding Hong Kong, Macau and Taiwan regions.

1.124 “Product” shall mean the product (in any dosage, form, formulation, presentation or package configuration) that contains […***…] the anti-CD20/anti-CD3 bispecific antibody known as of the Effective Date as REGN1979. For clarity, “Product” shall include any device or delivery system that is incorporated into, or sold with, the Product.

1.125 “Product Information” has the meaning set forth in Section 16.1.1.

1.126 “Product-Related IP” has the meaning set forth in Section 12.1.2.

1.127 “Product Trademark(s)” shall mean, subject to Section 11.4, the trademark(s) selected by the JCC for use on the Product in the Territory, including any accompanying logos, slogans, trade names, domain names, trade dress or other indicia of origin, in each case as selected by the JCC in accordance with Section 11.2.

1.128 “Promotional Materials” shall mean all promotional, advertising, communication and educational materials relating to the Product for use in connection with the Commercialization of the Product in the Field in the Territory, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.

1.129 “Proprietary Manufacturing Information” shall mean […***…].

1.130 “Prosecuting Party” has the meaning set forth in Section 12.2.2.

1.131 “Purchase Price” has the meaning set forth in Section 9.5.

1.132 […***…]

1.133 “Quality Agreement” shall mean the Development Supply Quality Agreement or the Commercial Supply Quality Agreement, as applicable.

1.134 “Quarter” or “Quarterly” shall mean each respective period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1 during the Term, except that the first (1st) Quarter shall commence on the Effective Date and shall end on June 30, 2020 and the last Quarter shall end on the last day of the Term.

1.135 “Recall” has the meaning set forth in Section 7.10.

1.136 “Regeneron” has the meaning set forth in the Preamble.

1.137 “Regeneron Indemnitees” has the meaning set forth in Section 17.1.1.

1.138 “Regeneron Patents” shall mean those Patents issued by, or applied for with, a Governmental Authority of the Territory that are Controlled as of the Effective Date or at any time during the Term by Regeneron or any of its Affiliates that Cover the Product in the Field in the Territory, excluding Joint Patents.

1.139 “Region” shall mean each of PRC, Hong Kong, Taiwan and Macau.

1.140 “Registration Filing” shall mean any application submitted to a Regulatory Authority seeking authorization to commence clinical studies (including a CTA and any application, certificate, notification, approval or other document required by human genetic resources Laws in the Territory or by the Office of Human Genetic Resources within the Ministry of Science and Technology in the PRC) or Regulatory Approval (including a Drug Approval Application), and shall include any amendments, supplements or variations thereof, or any equivalent applications in any country.

1.141 “Regulatory Approval” shall mean, with respect to the Product and a particular Region or country outside the Territory, any approval, license, registration or other authorizations of any Regulatory Authority necessary to commercially distribute, sell or market the Product in such Region or country, including, where applicable, (a) pricing approval, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

1.142 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of the Product under this Agreement. The term “Regulatory Authority” includes the FDA and the NMPA.

1.143 “Regulatory Documentation” shall mean all (a) Registration Filings, registrations, licenses, authorizations, and approvals (including Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

1.144 “Regulatory Milestone Payment” has the meaning set forth in Section 9.3.

1.145 “Representatives” has the meaning set forth in Section 15.7.2.

1.146 “ROFN Notice” has the meaning set forth in Section 2.4.

1.147 “ROW” shall mean the entire world other than the Territory.

1.148 “Safety Data Exchange Agreement” has the meaning set forth in Section 7.8.

1.149 “[…***…]” has the meaning set forth in […***…].

1.150 “[…***…]” shall mean Product […***…] that has been […***…].

1.151 “Shared Facility” has the meaning set forth in Schedule 1.106.

1.152 “Subcontractor” shall mean a Third Party appointed by ZLAB to Develop, Pack/Label or Commercialize the Product in the Field in the Territory in accordance with and subject to Section 4.3. For clarity, Subcontractors include Subdistributors.

1.153 “Subdistributor” shall mean a Subcontractor appointed by ZLAB to distribute, market or sell the Product in the Field in the Territory, with or without packaging rights, in one or more countries, in circumstances where the Subcontractor purchases its requirements of Product from ZLAB or its Affiliates and pays ZLAB or its Affiliates a portion of the revenue generated from the resale of the Product or any other payments in addition to (or in lieu of) the purchase or transfer price for the Product], provided that “Subdistributor” shall not include Subcontractors that (a) distribute pharmaceutical products to pharmacies, hospitals and health systems but do not have primary responsibility for marketing or obtaining and maintaining regulatory approval for the pharmaceutical products they distribute and (b) are used by pharmaceutical companies generally in such country to distribute their products (e.g., Cardinal, McKesson, Sinopharm and Shanghai Pharmaceutical). For clarity, if a Subcontractor purchases the Product from ZLAB or its Affiliates for resale and does not pay ZLAB or its Affiliates any payment other than for the purchase or transfer price for the Product, then such Subcontractor shall not be a Subdistributor for purposes of this Agreement, and Net Sales shall include the sale from ZLAB or its Affiliates or its or their Subdistributors to such Subcontractor, rather than the sale by such Subcontractor to a downstream Third Party.

1.154 “Sublicensee/Distributor” shall mean (a) any Third Party that is granted a (sub)license by Regeneron or any of its Affiliates to Develop or Commercialize the Product and (b) any Third Party (other than those described in clause (a)) that is appointed by Regeneron or any of its Affiliates (or a Third Party described in clause (a)) to distribute, market and sell the Product, with or without packaging rights, in one or more countries, in circumstances where the Third Party purchases its requirements of Product from Regeneron or its Affiliates (or a Third Party described in clause (a)), provided that clause (b) shall not include Third Parties that (i) distribute pharmaceutical products to pharmacies, hospitals and health systems but do not have primary responsibility for marketing or obtaining and maintaining regulatory approval for the pharmaceutical products they distribute and (ii) are used by pharmaceutical companies generally in such country to distribute their products (e.g., Cardinal, McKesson). For clarity, clause (a) shall include any Third Party that is granted a (sub)license by Regeneron or any of its Affiliates to Commercialize the Product, even if such Third Party is not granted rights to Develop the Product.

1.155 “Supplemental Purchase Price A” has the meaning set forth in Section 9.5.2.

1.156 “Supplemental Purchase Price A Percentage” has the meaning set forth in Section 9.5.2.

1.157 “Supplemental Purchase Price A True-Up” has the meaning set forth in Section 9.5.3(b)(iii).

1.158 “Supplemental Purchase Price B” has the meaning set forth in Section 9.5.4.

1.159 “Target Labeling” has the meaning set forth in Section 7.6.

1.160 “Term” has the meaning set forth in Section 19.1.

1.161 “Termination Notice Period” shall mean the period of notice that must be provided to terminate this Agreement in accordance with Section 19.4 or Section 19.5, as applicable.

1.162 “Territory” shall mean PRC, Hong Kong, Taiwan and Macau.

1.163 “Territory Commercialization Plan” has the meaning set forth in Section 6.2.

1.164 “Territory Development Plan” shall mean the written plan approved by the JSC for Development of the Approved Product for Approved Indications that is specific to the Territory (and not, for clarity, any Global Trials), as the same may be amended from time to time in accordance with the terms of this Agreement. For the avoidance of doubt, the “Territory Development Plan” will not include any Manufacturing activities.

1.165 “Territory License” shall mean any […***…].

1.166 “Territory Pricing Guidelines” has the meaning set forth in Section 6.3.2.

1.167 “Territory Product Changes” shall mean changes to the dose, form, formulation, presentation, delivery system or Manufacturing of the Product for Development or Commercialization in the Territory compared to the dose, form, formulation, presentation, delivery system or Manufacturing of the Approved Product as it then exists in the Territory, in each case, that are requested by ZLAB or required by a Regulatory Authority or applicable Law.

1.168 “Third Party” shall mean any Person other than ZLAB or Regeneron or any Affiliate of either Party.

1.169 “Third Party Claim” has the meaning set forth in Section 17.1.1.

1.170 “Third Party Infringement Action” has the meaning set forth in Section 13.4.1.

1.171 “Trademark Abandonment Notice” has the meaning set forth in Section 11.4.

1.172 “True-Up” has the meaning set forth in Section 9.5.3(c).

1.173 […***…].

1.174 “United States,” “US” or “U.S.” shall mean the United States of America (including its territories and possessions) and Puerto Rico.

1.175 “Unresolved Matter” has the meaning set forth in Section 3.10.2.

1.176 “Upfront Payment” has the meaning set forth in Section 9.1.

1.177 “U.S. CPI” means the United States Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

1.178 “USDTA” has the meaning set forth in Section 16.1.1.

1.179 “VAT” has the meaning set forth in Section 9.11.2.

1.180 “Working Group” has the meaning set forth in Section 3.1.1.

1.181 “ZLAB” has the meaning set forth in the Preamble.

1.182 “ZLAB Enrollment Percentage(s)” has the meaning set forth in Section 5.3.2(a).

1.183 “ZLAB Indemnitees” has the meaning set forth in Section 17.1.2.

1.184 “ZLAB GT Territory Costs” shall mean, […***…].

ARTICLE II

COLLABORATION

2.1 Compliance With Law. Both ZLAB and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or that raises bona fide concerns that such Party or such Affiliate could violate, any applicable Law.

2.2 Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use Commercially Reasonable Efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Law or otherwise to consummate and make effective this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement required to be made under applicable Law. The Parties will cooperate with each other in connection with the making of all such filings.

2.3 Limitation on Exercise of Rights Outside of Collaboration.

2.3.1 Non-Compete. Subject to Section 2.3.2:

(a) […***…].

(b) […***…].

(c) […***…].

(d) […***…].

(e) […***…].

2.3.2 Third Party Acquisitions.

(a) […***…].

(b) […***…].

(c) […***…].

(d) […***…].

(i) […***…].

(ii) […***…].

(iii) […***…].

(iv) […***…].

(e) […***…].

(f) […***…].

2.3.3 Acknowledgement. Each Party acknowledges and agrees that (a) this Section 2.3 has been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in this Section 2.3 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Product and (c) the other Party would not have entered into this Agreement without the protection afforded it by this Section 2.3. If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 2.3 are too broad or otherwise unreasonable under applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 2.3 to include the maximum restrictions allowable under applicable Law.

2.4 Right of First Negotiation Outside the Field. If Regeneron desires to grant a Third Party rights to […***…] (other than a contract services arrangement), Regeneron shall provide written notice thereof to ZLAB (each, an “ROFN Notice”) and ZLAB shall have an exclusive right of first negotiation to […***…] by giving notice to Regeneron within […***…] after ZLAB’s receipt of the ROFN Notice. If ZLAB fails to provide timely written notice of its desire to […***…], or notifies Regeneron in writing that ZLAB does not desire to acquire such rights and obligations, then Regeneron shall have the right to enter into an agreement with a Third Party to […***…], without any further obligation to negotiate with ZLAB, or provide to ZLAB a right of negotiation, with respect thereto. If ZLAB provides timely written notice of interest, then the Parties shall promptly begin to negotiate in good faith with respect to the foregoing and Regeneron shall not conduct negotiations with any Third Party with respect to obtaining rights to […***…] during the […***…] period after receipt by Regeneron of ZLAB’s written notice of interest (such period, the “Exclusive Negotiation Period”), but neither Party shall have any obligation to enter into any agreement unless they are able to agree on mutually acceptable terms and conditions at such time. Any agreement reached by the Parties with respect to […***…] shall be memorialized in and governed by a separate written agreement (or an amendment to this Agreement) addressing the terms and conditions of such […***…]. For clarity, receipt by Regeneron of an unsolicited offer or proposal, or any discussion in support thereof, in and of itself shall not be deemed to be a negotiation with a Third Party with respect to obtaining rights to […***…] for purposes of this Section 2.4, but, if Regeneron desires to grant such Third Party rights to […***…] in connection with such offer or proposal, Regeneron shall provide such ROFN Notice to ZLAB before entering into negotiations with such Third Party with respect to any such offer or proposal. Regeneron shall be free from and after the expiration of the Exclusive Negotiation Period to negotiate and enter into agreements with Third Parties with respect to […***…]. For the avoidance of doubt, nothing in this Agreement shall […***…] or […***…] in accordance with the terms and conditions of this Agreement (including […***…]).

ARTICLE III

GOVERNANCE

3.1 Committees and Management.

3.1.1 The Parties agree to establish, as provided and for the purposes specified herein, each of the following committees: a Joint Steering Committee (the “JSC”), a Joint Development Committee (“JDC”), a Joint Commercialization Committee (the “JCC”), a Joint Finance Committee (the “JFC”), a Joint Product Supply Committee (“JPSC”) and such other sub-committees as the JSC shall deem to be appropriate. The JSC, JDC, JCC, JFC and JPSC shall be established within thirty (30) days after the Effective Date. The roles and responsibilities of each Committee are set forth in this Agreement (or as may be determined by the JSC for Committees established in the future) and may be further designated by the JSC. From time to time, each Committee may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the Committee that establishes the Working Group determines. Subject to the terms of this Article III, (a) any one or more Committees established pursuant to this Agreement may have the same members appointed by each Party, and such members may meet to simultaneously discuss matters within the jurisdiction of such Committees, and (b) a Party may appoint a member of one Committee to one or more other Committees notwithstanding whether the other Party appoints the same members to any such Committees.

3.1.2 The Parties acknowledge and agree that none of the Committees or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement, other than by mutual agreement of the Parties as set forth in Section 20.5.

3.2 Joint Steering Committee.

3.2.1 Composition and Purpose. The JSC shall have overall responsibility for the oversight and coordination of the Parties’ activities related to Development, Packing/Labeling and Commercialization of the Product in the Field in the Territory under this Agreement. The JSC shall be composed of three (3) senior executives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).

3.2.2 Specific Responsibilities. In addition to its overall responsibility for overseeing activities under this Agreement, the JSC shall be responsible for the following activities with respect to the Product:

(a) reviewing, revising, if applicable, and approving the Development Plans and the Territory Commercialization Plan (and any updates to the foregoing);

(b) at least semi-annually reviewing the efforts and progress of ZLAB in performing its Development, Packing/Labeling and Commercialization activities under (or with respect to Packing/Labeling, in support of) the then-effective Development Plans and Territory Commercialization Plan;

(c) subject to Section 8.6, reviewing and approving for Development, Manufacturing and Commercialization in the Field in or for the Territory (i) any new doses, forms, formulations, presentations and delivery systems (including Territory Product Changes), (ii) any new proposed Approved Indications and (iii) all other changes or improvements with respect to the Approved Product, in each case ((i), (ii) and (iii)), that a Party may propose from time to time; provided that any change to the dose, form, formulation, presentation, delivery system or Manufacturing of the Product made with respect to the Product for the Territory to conform to a change made by or on behalf of Regeneron with respect to the Product for the ROW shall be reviewed by the JSC prior to implementation but shall not be approved by the JSC and may be made by Regeneron in its sole discretion;

(d) finalizing and approving the Target Labeling for the Product in the Field (which shall comply with the Global Marketing Guidelines);

(e) attempting in good faith to resolve any disputes referred to it by any of the Committees and providing a single-point of communication for seeking consensus regarding key strategy, plan and budget issues;

(f) reviewing and discussing the roles and responsibilities of the Committees and any proposals of the Parties or any such Committees related thereto, and establishing Committees and sub-committees of the JSC, as the JSC deems appropriate; and

(g) considering and acting upon such other matters as are specifically assigned to the JSC under this Agreement or otherwise agreed by the Parties.

3.3 Joint Development Committee.

3.3.1 Composition and Purpose. The purpose of the JDC shall be to advise on the strategy for the Development of the Product in the Field in the Territory and the JDC shall also serve as a forum for information exchange and progress updates with respect to the global Development of the Product (to the extent set forth in Section 3.3.2). The JDC shall be composed of three (3) senior representatives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).

3.3.2 Specific Responsibilities. In particular, the JDC shall be responsible for the following activities with respect to the Product:

(a) overseeing the development of, and reviewing and revising, if applicable, the GT Operational Plan (and related GT Operational Budget) and Territory Development Plan (and any updates to any of the foregoing) for the Product in the Field in the Territory for final approval by the JSC;

(b) reviewing and overseeing activities under the Development Plans for the Product in the Field in the Territory;

(c) overseeing clinical and regulatory matters relating to the Product in the Field in the Territory arising from the Development Plans (including interactions with Regulatory Authorities), and reviewing and approving protocols (including amendments thereto), statistical analysis plans, clinical trial plans (in terms of designs, endpoints, scales, sample sizes, study cohorts, doses and duration), clinical methodology and monitoring requirements for all clinical trials, including post-marketing non-approval trials, of the Product in the Field in the Territory as contemplated under the Development Plans;

(d) reviewing and approving ZLAB’s support of any investigator initiated study for the Product in the Field in the Territory;

(e) reviewing the progress of, and results and data from, ongoing clinical trials under the Development Plans, including ongoing enrollment and budgetary issues and ongoing safety, both protocol-specific and across the Development Plans; provided that Regeneron shall not be required to provide any Proprietary Manufacturing Information to the JDC or ZLAB;

(f) reviewing the progress of, and results and data from, Global Trials conducted by or on behalf of Regeneron in the Territory or ROW; provided that with respect to any such Global Trial […***…];

(g) with respect to any Global Trial conducted by or on behalf of ZLAB in the Territory, reviewing and discussing Regeneron’s protocol for such Global Trial (including patient eligibility, sample analysis, and centralized imaging reads), site qualification requirements and any other policies and procedures regarding the conduct of such Global Trial globally (as well as any updates thereto provided by Regeneron) (the “Global Trial Requirements”);

(h) with respect to any Global Trial conducted by or on behalf of Regeneron (other than by or on behalf of ZLAB) in the Territory, reviewing and discussing Regeneron’s protocol for such Global Trial;

(i) reviewing and discussing the GTC Budgets provided by Regeneron pursuant to Section 5.3.2(b);

(j) […***…];

(k) […***…];

(l) evaluating for Development, Manufacturing and Commercialization in the Field in or for the Territory (i) any new doses, forms, formulations, presentations and delivery systems (including Territory Product Changes), (ii) any new proposed Approved Indications and (iii) all other changes or improvements with respect to the Approved Product, in each case ((i), (ii) and (iii)), that a Party may propose from time to time and presenting the same to the JSC;

(m) overseeing, monitoring and coordinating the submission of Registration Filings in the Field in the Territory, including reviewing and coordinating material communications, filings and correspondence with Regulatory Authorities in the Territory in connection with the Product in the Field; provided that […***…] or […***…] or […***…];

(n) developing and proposing to the JSC, in consultation with the JCC, the Target Labeling for the Product in the Field (which shall comply with the Global Marketing Guidelines);

(o) reviewing ZLAB’s forecasts for quantities of Product required for ZLAB’s Development […***…] in the Territory;

(p) with respect to Regeneron’s Development of the Product in the Territory, discussing the timing and nature of Regeneron’s and ZLAB’s communications with Regulatory Authorities and key opinion leaders in the Territory regarding the Product; and

(q) considering and acting on such other matters as specifically assigned to the JDC under this Agreement or by the JSC.

3.4 Joint Commercialization Committee.

3.4.1 Composition and Purpose. The purpose of the JCC shall be to advise the JSC on the strategy for the Commercialization of the Product in the Field in the Territory. The JCC shall be composed of at least three (3) senior representatives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).

3.4.2 JCC Responsibilities. In particular, the JCC shall be responsible for the following activities:

(a) overseeing the development of, and reviewing and revising, if applicable, the initial Territory Commercialization Plan and any updates thereto for final approval by the JSC;

(b) reviewing and overseeing activities under the Territory Commercialization Plan for the Product;

(c) reviewing ZLAB’s forecasts for quantities of Product required for ZLAB’s Commercialization in the Field in the Territory;

(d) reviewing and discussing Regeneron’s global guidelines for branding, positioning, core messages and Promotional Material messages (collectively, the items referred to in this paragraph (d) shall be referred to as the “Global Marketing Guidelines”);

(e) selecting the Product Trademark(s) and packaging for the Product in accordance with Section 11.2 (and any new or alternative Product Trademark(s) in accordance with Section 11.4);

(f) developing and proposing to the JSC, in consultation with the JDC, the Target Labeling for the Product in the Field (which shall comply with the Global Marketing Guidelines);

(g) evaluating for Development, Manufacturing and Commercialization in the Field in or for the Territory (i) any new doses, forms, formulations, presentations and delivery systems (including Territory Product Changes), (ii) any new proposed Approved Indications and (iii) all other [changes or improvements with respect to the Approved Product], in each case ((i), (ii) and (iii)), that a Party may propose from time to time and presenting the same to the JSC; and

(h) considering and acting upon such other matters as specifically assigned to the JCC under this Agreement or by the JSC.

3.5 Joint Finance Committee. The JFC shall be responsible for accounting, financial (including planning, reporting and controls) and funds flow matters related to this Agreement, including (a) reviewing the GT Operational Budget and the GTC Budgets and advising and consulting with the JDC, JPSC or JSC with respect to all such budgets as well as Overruns; provided that the JFC shall not have any input regarding conduct or inclusion of any activities in any Development Plan or the Territory Commercialization Plan, (b) discussing the reports delivered pursuant to Section 5.1.4, (c) overseeing calculations and payments made in accordance with, and fulfilling such specific responsibilities set forth in, Article IX; and (d) considering and acting upon such other matters as are specifically assigned to the JFC under this Agreement or by the JSC. The JFC also shall respond to inquiries from the JSC, the JDC, the JPSC and the JCC, as needed. The JFC shall be composed of three (3) senior representatives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).

3.6 Joint Product Supply Committee. Working with the JSC, JDC, JCC and JFC, as appropriate, the JPSC shall be responsible for overseeing certain matters relating to the supply of Product to ZLAB, its Affiliates or its or their Subcontractors in the Territory, including (a) supply forecasts for ZLAB’s Development and Commercialization of the Product in the Field in the Territory, (b) safety stock requirements of ZLAB for the Territory, (c) the need for and implementation of Recalls related to the Product in the Territory, (d) discussing any supply shortfalls, (e) reviewing ZLAB’s proposed contract manufacturers and manufacturing agreements […***…] pursuant to […***…], (f) discussing, for Development, Manufacturing and Commercialization in the Field in or for the Territory, […***…] (including Territory Product Changes) and all other changes or improvements with respect to the […***…], and (g) considering and acting upon any other matters specifically assigned to the JPSC under this Agreement or by the JSC; provided that […***…]. The JPSC shall be initially composed of two (2) senior representatives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).

3.7 Membership. Each of the Committees shall be composed of an equal number of representatives appointed by each of Regeneron and ZLAB, with each representative having the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the issues falling within the jurisdiction of such Committee. Each Party may replace its Committee members upon written notice to the other Party; provided that such replacement has the foregoing requisite experience and seniority; and provided, further, that the Committee composition meets the requirements of this Article III. Each Committee will have two (2) co-chairpersons, one designated by each of Regeneron and ZLAB, and each co-chairperson shall be entitled to call meetings.

3.8 Meetings. Each Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than semi-annually during the Term (except for the JSC and JDC, which shall hold meetings at least Quarterly during the Term), commencing from and after the time such Committee is established as provided herein unless the co-chairpersons agree otherwise. All Committee meetings may be conducted by telephone, video-conference or in person as determined by mutual agreement of the co-chairpersons; provided that each Committee shall meet in person at least once each Calendar Year, unless the Parties mutually agree to meet by alternative means. All in-person meetings of a Committee shall be held at locations mutually agreed by the Parties. Further, in addition to the regularly scheduled meetings, a Committee shall meet upon the reasonable request of the co-chairpersons or either Party’s co-chairperson, as applicable. A reasonable number of other employees or other representatives of a Party (including Alliance Managers) or representatives of a Third Party involved in the Development, Manufacture or Commercialization of the Product in the Field may attend any Committee meeting as non-voting observers; provided that such additional employees and representatives are under written obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article XVI. Each Party shall be responsible for all of its own expenses of participating in the Committees. Either Party’s co-chairperson on a Committee may call a special meeting of the applicable Committee upon at least five (5) Business Days’ prior written notice, except that emergency meetings may be called with at least two (2) Business Days’ prior written notice. Any alternative agreement of the Parties or the applicable co-chairpersons with respect to Committee meetings under this Section 3.8 shall be in writing. The co-chairpersons shall be responsible for preparing and circulating an agenda in advance of each meeting and preparing and issuing final minutes within thirty (30) days thereafter.

3.9 Decision-Making; Authority. The Committees shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. The Committees shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on such Committee are given due consideration.

3.10 Resolution of Committee Matters.

3.10.1 Generally. The Parties shall cause their respective representatives on the Committees to use good faith efforts to resolve all matters presented to them as expeditiously as possible; provided that, in the case of any matter that cannot be resolved by the JDC, the JCC, the JFC, the JPSC, or other relevant Committee established hereunder, at the written request of either Party, such matter shall promptly, and in any event within five (5) Business Days (or two (2) Business Days in the event of an urgent matter) after such request, be referred to the JSC with a written request for resolution.

3.10.2 Unresolved Matters. The JSC shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on the JSC are given due consideration. In the event that the JSC is, after a period of ten (10) Business Days from the date a matter is submitted in writing to it for resolution pursuant to Section 3.10.1, unable to make a decision due to a lack of consensus between the representatives of Regeneron on such Committee, on the one hand, and of ZLAB, on the other hand (any such matter, an “Unresolved Matter”), then either Party may require that the Unresolved Matter be submitted to the Executive Officers for a joint decision. In such event, either Party may, in a written notice to the other Party, formally request that the Unresolved Matter be resolved by the Executive Officers, specifying the nature of the Unresolved Matter with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred Unresolved Matter within ten (10) Business Days (or, in the case of a Legal Dispute, thirty (30) days) of receiving such written notification. If the Executive Officers are unable to resolve such referred Unresolved Matter within the foregoing period, unless such matter is a Legal Dispute (in which case it shall be resolved in accordance with Section 10.3) or an […***…] (in which case it shall be resolved in accordance with Section 10.4), then:

(a) Regeneron Matters. The Executive Officer of Regeneron shall have final decision-making authority with respect to Unresolved Matters relating to:

(i) […***…];

(ii) […***…];

(iii) […***…];

(iv) […***…];

(v) […***…];

(vi) […***…];

(vii) […***…];

(viii) […***…]; and

(ix) […***…].

(b) ZLAB Matters. Except as set forth in Section 3.10.2(a), the Executive Officer of ZLAB shall have final decision-making authority with respect to Unresolved Matters relating to:

(i) […***…];

(ii) […***…];

(iii) […***…]; and

(iv) […***…].

(c) Deadlock Matters. With respect to all other Unresolved Matters, neither Party shall have final decision-making authority (and such Unresolved Matter shall remain deadlocked and no action shall be taken by either Party with respect to such Unresolved Matter unless and until resolved by the Executive Officers, and such Unresolved Matter shall not be submitted for further resolution pursuant to Article X). For clarity, this clause (c) shall include Unresolved Matters with respect to […***…].

[…***…]

For clarity, each Party retains the right to control its day-to-day operational activities with respect to its activities performed under this Agreement; provided that such Party conducts such activities in accordance with the terms and conditions of this Agreement.

3.11 Alliance Management. Each of ZLAB and Regeneron shall appoint a representative who possesses a general understanding of this Agreement and (bio)pharmaceutical research, development, regulatory, manufacturing and commercialization issues to act as its Alliance Manager (“Alliance Manager”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties to help ensure a successful collaboration and to facilitate resolution of deadlocks or disputes that may arise. Each Alliance Manager will also be responsible for being the primary point of communication for seeking consensus both internally within the respective Party’s organization and with the other Party’s organization and for the sharing of information and responding to information requests between Committee meetings. Each Alliance Manager will manage the governance process for its respective Party, including attending and facilitating the JSC meetings as a non-voting member, and the Alliance Managers together shall be responsible for any JSC meeting agendas and materials and provide such agendas and materials at least five (5) days in advance of such meeting and prepare and circulate to the JSC members the JSC minutes of each JSC meeting within fifteen (15) Business Days thereof. Each Alliance Manager shall be included as an invitee for each Committee and Working Group meeting required hereunder. A Party may change its Alliance Manager by providing written notice to the other Party thereof.

3.12 Obligations of the Parties. The Parties shall cause their respective designees on the Committees and their respective Executive Officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and Executive Officers in the manner and within the applicable time periods provided herein. To the extent a Party performs any of its obligations hereunder through any Affiliate of such Party (subject to Section 20.10), such Party shall be fully responsible and liable hereunder and thereunder for any failure of such performance, and, without limiting Section 4.3, each Party agrees that it will cause each of its Affiliates to comply with any provision of this Agreement that restricts or prohibits a Party from taking any specified action.

ARTICLE IV

GRANT OF RIGHTS

4.1 Commercialization Rights. ZLAB shall have the exclusive right (even as to Regeneron except as set forth below at the end of this Section 4.1) to Commercialize (with the right to appoint Subcontractors in accordance with Section 4.3) the Approved Product for the Approved Indications in the Territory in accordance with the Territory Commercialization Plan; provided that Regeneron shall retain the non-exclusive right to […***…] in the Territory.

4.2 Development Rights. ZLAB shall have the non-exclusive right to perform Development of the Approved Product for the Approved Indications in the Territory in accordance with the Territory Development Plan and GT Operational Plan. For clarity, Regeneron shall retain (a) […***…] right to […***…], (b) […***…] right to […***…], (c) subject to […***…] right to […***…] and (d) […***…] to […***…].

4.3 Subcontractors. Notwithstanding anything in this Agreement to the contrary, ZLAB shall not enter into any contract or agreement with, or otherwise delegate its responsibilities (in whole or in part) to, an Affiliate or a Third Party to perform any of its Development obligations under a Development Plan (including to engage any clinical sites), any of its Pack/Label obligations or any of its Commercialization obligations under the Territory Commercialization Plan without Regeneron’s prior written consent (which, subject to […***…], Regeneron will not unreasonably withhold, condition or delay); provided that Regeneron’s consent shall not be required, and ZLAB shall have the right (without Regeneron’s consent), to engage a Subcontractor […***…] that […***…]. If ZLAB desires to appoint such an Affiliate or a Third Party, then ZLAB shall notify Regeneron, and upon such notice the Parties shall […***…] in connection with […***…] with respect to such proposed appointment. The Parties shall agree on a list of pre-approved contractors in writing, and from time to time during the Term, the Parties may modify the list of such pre-approved contractors by mutual written agreement; provided that […***…] any pre-approved contactor […***…]; provided, further, that […***…] in accordance with the foregoing proviso, ZLAB shall […***…] with respect to the Product and […***…], and ZLAB shall […***…] consistent with […***…] and […***…] unless otherwise agreed by the Parties. The pre-approved contractors on such list shall, […***…], be deemed to be approved by Regeneron for purposes of this Section 4.3. If Regeneron approves such an Affiliate or Third Party, ZLAB shall (a) remain responsible and liable for the acts and omissions of such Affiliate or Third Party, and (b) cause such Affiliate or Third Party to (i) comply with ZLAB’s obligations under this Agreement and (ii) undertake in writing (A) obligations of confidentiality and non-use of Confidential Information that are substantially the same as those undertaken by ZLAB under this Agreement and (B) obligations to assign to ZLAB any intellectual property (including Information, Patents and copyrights) discovered, invented, authored or otherwise created under or in connection with any performance of ZLAB’s Development obligations under the applicable Development Plan, Pack/Label obligations or Commercialization obligations under the Territory Commercialization Plan. Notwithstanding the foregoing, […***…] delegate its responsibilities (in whole or in part), or otherwise permit a Subcontractor, to […***…] or to […***…] (for clarity, […***…] to engage a Third Party consultant to […***…] for the Product in the Field in the Territory […***…]). Without limitation of the foregoing, any Subdistributor agreement will include an obligation of such Subdistributor to account for and report its sales of the Product to ZLAB on the same basis as if such sales were Net Sales of ZLAB.

4.4 No Implied License. Neither Party will be deemed by this Agreement to have been granted any license or other similar rights to the other Party’s Patents or Information either expressly or by implication, estoppel or otherwise. For clarity, each Party is authorized to use the Information and materials furnished by the other Party to fulfill its obligations and to exercise its rights as expressly set forth in, and in accordance with, this Agreement.

ARTICLE V

DEVELOPMENT ACTIVITIES

5.1 Development of the Product by ZLAB.

5.1.1 Generally.

(a) Subject to the terms of this Agreement, ZLAB shall conduct the Development activities for the Approved Product for the Approved Indications in the Territory set forth in the Territory Development Plan and GT Operational Plan, as applicable, and shall do so under the general direction and oversight of the JDC and JSC.

(b) Regeneron shall have the sole right to perform any non-clinical development of the Product; provided that if Regeneron elects not to conduct any such non-clinical development that is necessary to obtain or maintain Regulatory Approval for the Approved Product for an Approved Indication in the Territory, Regeneron shall grant ZLAB the right to do so.

(c) […***…].

(d) ZLAB shall not, and shall cause its Affiliates and its and their Subcontractors not to, (i) conduct any Development of the Product outside of the Development Plans, (ii) conduct any […***…], except pursuant to […***…], or […***…] with respect to […***…] or (iii) […***…] with respect to […***…].

5.1.2 Diligence. ZLAB shall use Commercially Reasonable Efforts to Develop the […***…] Product […***…] in the Territory and each Party shall conduct all Development activities hereunder in compliance with applicable Law, including Good Practices, and, solely with respect to ZLAB, pursuant to and in accordance with the Development Plans.

5.1.3 Costs. […***…]

5.1.4 Development Reports. Without limiting Section 5.4, within […***…] after the end of each Quarter, ZLAB shall provide to Regeneron a written report (in English and in electronic form) summarizing the material activities undertaken by or on behalf of ZLAB or its Affiliates or its or their Subcontractors during such Quarter in connection with the Development of the Product, together with a statement of ZLAB GT Territory Costs incurred by or on behalf of ZLAB and its Affiliates during such Quarter, which statement shall be in such form and of such level of detail as Regeneron reasonably requests. Without limiting the foregoing or Section 7.7 or Section 7.8, (a) ZLAB shall promptly, and in any event within […***…], notify the JDC and Regeneron of any event that arises in connection with its Development activities that would reasonably be expected to have a material negative effect on the overall Development strategy or Development timeline (including with respect to Regulatory Approvals) for, or the Commercialization of, the Product and (b) Regeneron shall promptly, and in any event within […***…] of Regeneron becoming aware of such event, notify the JDC and ZLAB of any event that arises in connection with its Development activities that would reasonably be expected to have a material negative effect on ZLAB’s Development of the Product under a Development Plan (including with respect to the timing of Regulatory Approvals) or Commercialization of the Product under the Territory Commercialization Plan.

5.1.5 Combination Regimen Trials. If, in connection with any clinical trial for a Combination Regimen included in a Development Plan, the Parties agree that Regeneron will supply to ZLAB (or otherwise provide ZLAB access to) the product (other than the Product) that is a component of such Combination Regimen (whether owned or controlled by Regeneron or its Affiliates or a Third Party) (such product, an “Other Proprietary Product”), ZLAB (a) shall not, and shall cause its Affiliates and its and their Subcontractors not to, use the Other Proprietary Product for any purpose other than performing its obligations under the applicable Development Plan; (b) shall, and shall cause its Affiliates and its and their Subcontractors to, use the Other Proprietary Product in compliance with all applicable Laws; (c) except for the rights to use such Other Proprietary Product in accordance with the applicable Development Plan, shall not acquire any right, title or interest in or to the Other Proprietary Product as a result of such supply or access; and (d) upon completion of the clinical trial under the applicable Development Plan, or the expiration or earlier termination of this Agreement for any reason, or if otherwise requested by Regeneron, shall, and shall cause its Affiliates and its and their Subcontractors to, if and as instructed by Regeneron, either destroy or return the Other Proprietary Product. ZLAB shall, and shall cause its Affiliates and its and their Subcontractors to, use the same degree of care and diligence with respect to such Other Proprietary Product in the conduct of the applicable clinical trial(s) as it is required to use under this Agreement with respect to the Product.

5.2 Territory Development Plan. Prior to ZLAB’s performance of any Development of the Product in the Territory (other than a Global Trial), the JSC must agree to a Territory Development Plan governing such Development and, for clarity, such Development shall be limited to the Approved Product for an Approved Indication that is specific to the Territory. If ZLAB desires to conduct any such Development during the Term, it shall submit to Regeneron, through the JDC, for review and revision, if applicable, a proposed Territory Development Plan including all of the detail set forth in the last sentence of this Section 5.2, and the JDC shall submit such updated Territory Development Plan to the JSC for approval. ZLAB will review and update the Territory Development Plan at least once annually and will present an updated Territory Development Plan to the JDC for review and revision, if applicable, at least […***…] prior to the end of each Calendar Year (starting in 2020), and the JDC shall submit the Territory Development Plan to the JSC for approval. The Parties will use good faith efforts to cause any updates to the Territory Development Plan to be approved by the JSC at least […***…] prior to the end of each Calendar Year. Each Territory Development Plan will set forth, in a reasonable level of detail, the plan for ZLAB’s Development of the Approved Product for the Approved Indications that is […***…] and will include all details set forth on Schedule 5.2, as well as strategies and timelines for Developing and obtaining and maintaining Regulatory Approvals for the Approved Product for the Approved Indications in the Territory.

5.3 Global Development.

5.3.1 Regeneron Development. Prior to initiating any clinical trial (or portion thereof) for the Product in the Territory to be conducted by or on behalf of Regeneron, Regeneron shall provide the JDC written notice thereof. Subject to […***…], Regeneron shall have the right to perform any such clinical trial (or portion thereof) in the Territory; provided that […***…] clinical trials for the Product as set forth in […***…].

5.3.2 Global Trials.

(a) ZLAB shall conduct the Global Trial for the Product in the Territory that is set forth in Schedule 5.3 as of the Effective Date. Throughout the Term, Regeneron may, through the JDC, request in writing that ZLAB perform a portion of an additional Global Trial in the Territory. If Regeneron makes such a request, it shall promptly provide ZLAB with a copy of the protocol (or, if the protocol is not then available, clinical trial design) for such Global Trial and Regeneron’s proposed percentage of global patients to be enrolled by ZLAB in the Territory for such Global Trial (or, if applicable, for each cohort of such Global Trial that ZLAB will participate in) (the “ZLAB Enrollment Percentage(s)”), Regeneron’s estimated total Global Trial Costs for the applicable Global Trial ([…***…]) and any other information that ZLAB reasonably requests to evaluate the conduct of such Global Trial in the Territory. Within […***…] of receipt of such a request, ZLAB shall inform Regeneron in writing if it wishes to perform such Global Trial in the Territory and provide ZLAB’s desired ZLAB Enrollment Percentage(s) for such Global Trial or such cohorts of such Global Trial, as applicable. If ZLAB’s desired ZLAB Enrollment Percentage(s) differ from Regeneron’s proposal, within […***…] of ZLAB providing such notice, the JDC shall meet, discuss and endeavor to agree on the ZLAB Enrollment Percentage(s) for such Global Trial or such cohorts of such Global Trial, as applicable; provided that, unless otherwise agreed by the Parties or the JDC, each initial ZLAB Enrollment Percentage shall […***…] of total global patients for such Global Trial or such cohort of such Global Trial, as applicable.

(b) For any Global Trial included in the GT Operational Plan, Regeneron shall, in accordance with this Section 5.3.2(b), provide to the JDC for review (but not approval) a budget for its overall Global Trial Costs for the applicable Global Trial, which shall include a reasonably detailed budget for the remaining duration of the applicable Global Trial (broken down by Quarter for the first Calendar Year of such estimated budget and annually thereafter) (each, a “GTC Budget”). The initial GTC Budget for the Global Trial set forth in Schedule 5.3 shall be provided to the JDC […***…] promptly after the Effective Date. The initial GTC Budget for any other Global Trial that is included in the GT Operational Plan shall be provided to ZLAB promptly after the Parties agree to the ZLAB Enrollment Percentage(s) for such Global Trial and shall be consistent with the estimated total Global Trial Costs provided to ZLAB when Regeneron requests that ZLAB perform such Global Trial pursuant to Section 5.3.2(a). At least […***…] prior to the end of each Calendar Year, Regeneron shall provide to the JDC […***…] an updated GTC Budget for each Global Trial included in the GT Operational Plan (provided that […***…] such GTC Budget […***…]).

(c) […***…].

(d) […***…].

(e) Without limiting the foregoing, ZLAB shall, and shall cause its Affiliates and its and their Subcontractors to, cooperate with Regeneron with respect to, and shall perform, any activities reasonably requested by Regeneron in connection with ZLAB’s and its Affiliates’ and its and their Subcontractors’, as applicable, performance of a Global Trial in the Territory, including in connection with the selection and qualification of principal investigators and clinical trial sites and accessing and processing Clinical Data, to ensure that ZLAB’s and its Affiliates’ and its and their Subcontractors’, as applicable, performance of such Global Trial in the Territory is consistent with the Global Trial in the ROW and that Regeneron is free to use the results and materials therefrom outside the Territory and outside the Field, and ZLAB shall, and shall cause its Affiliates and its and their Subcontractors to, follow Regeneron’s reasonable instructions with respect thereto.

5.3.3 GT Operational Plans. ZLAB will present the initial GT Operational Plan, which shall include the Global Trial (and ZLAB Enrollment Percentages therefor) set forth in Schedule 5.3 and shall be consistent with the requirements described in such schedule, to the JDC for review and revision, if applicable, promptly after the Effective Date, and the JDC shall submit the initial GT Operational Plan with any revisions to the JSC for review and revision, if applicable, and approval. If the Parties or the JDC agrees to ZLAB Enrollment Percentage(s) for an additional Global Trial in the Territory in accordance with Section 5.3.2(a), ZLAB will update the GT Operational Plan to include such additional Global Trial within thirty (30) days of such agreement and will present such updated GT Operational Plan to the JDC for review and revision, if applicable, and the JDC shall submit the GT Operational Plan with any revisions to the JSC for review and revision, if applicable, and approval. The GT Operational Plan shall be consistent with the Global Trial Requirements and shall include the agreed ZLAB Enrollment Percentage(s) for such Global Trial. Without limiting the foregoing, ZLAB will review and update the GT Operational Plan at least once annually and will present an updated GT Operational Plan to the JDC for review and revision, if applicable, at least […***…] prior to the end of each Calendar Year (starting in 2020), and the JDC shall submit the GT Operational Plan with any revisions to the JSC for review and revision, if applicable, and approval. The Parties will use good faith efforts to cause any annual updates to the GT Operational Plan to be approved by the JSC at least […***…] prior to the end of each Calendar Year. No GT Operational Plan or any updates thereto shall be effective without the approval of the JSC.

5.3.4 GT Operational Budgets. Each GT Operational Plan for the Product shall include (a) the corresponding GT Operational Budget and (b) a non-binding budget forecast for the next […***…] (subject to the proviso in […***…]), in each case ((a) and (b)), prepared by ZLAB and presented to the JDC for review and revision, if applicable, and submitted by the JDC to the JSC for review and revision, if applicable, and approval simultaneously with submission of the GT Operational Plan. The GT Operational Budget shall include a break-out of the expenditures by Quarter for the initial Calendar Year, and the non-binding budget forecast shall include a break-out of the expenditures on an annual basis. By no later than […***…], ZLAB will provide Regeneron with a good faith estimate of a re-forecast of the projected expenditures, […***…], for the remaining portion of the GT Operational Budget. Notwithstanding the foregoing, such reforecast shall not in any way alter or amend the budgeting process required by this Section 5.3.4.

5.3.5 Decreases in ZLAB Enrollment Percentages. […***…]

5.4 Clinical Development Data. ZLAB shall, and shall cause its Affiliates and its and their Subcontractors to, comply with its and their obligations (if any) under applicable Law to notify any Governmental Authority of its collection and processing of Clinical Data under this Agreement and with respect to any clinical trial and further agrees to take all such steps as may be required or as Regeneron may reasonably request from time to time in order to permit Regeneron and its Affiliates to comply with any such notification obligation applicable to Regeneron or its Affiliates in connection with this Agreement and any clinical trial or as otherwise necessary for Regeneron or its Affiliates to export and use such Clinical Data outside the Territory. Without limiting Section 5.1.4, ZLAB shall promptly, upon Regeneron’s request, provide Regeneron with copies (in such electronic form as may be reasonably requested by Regeneron) of the results of all Development for the Product (or any Other Proprietary Product) and any and all other Information generated by or on behalf of ZLAB or its Affiliates or its or their Subcontractors with respect to the Development of the Product (or any Other Proprietary Product) in the Territory, including all raw data collected or analyzed with respect thereto, and all study reports and documents summarizing or analyzing such data and all completed informed consent forms (collectively, “Clinical Data”). [All key results memoranda, clinical study reports, Clinical Data captured or processed in Regeneron’s Global Trial database and any other Clinical Data that Regeneron reasonably requests to be provided in English shall be provided in English at ZLAB’s sole cost and expense. All other Clinical Data shall be provided in the language it was collected and analyzed, together with a detailed written summary thereof in English. Regeneron shall own all Clinical Dat in accordance with Section 12.1.2, and ZLAB shall and does hereby assign to Regeneron (or its designee) all of its right, title and interest therein in accordance with Section 12.1.3 (and shall use best efforts to obtain any approval or provide any notification required by a Governmental Authority in the Territory to give effect to the foregoing). Subject to the terms and conditions of this Agreement, Regeneron and its Affiliates may use Clinical Data for any purpose. For the avoidance of doubt, Regeneron and its Affiliates may provide Clinical Data (and extend the foregoing rights) to its and their subcontractors, Sublicensees/Distributors and development partners for the Product.

ARTICLE VI

COMMERCIALIZATION

6.1 Commercialization of the Approved Product in the Field in the Territory.

6.1.1 Generally. Subject to the terms of this Agreement, ZLAB shall undertake Commercialization activities with respect to the Approved Product for Approved Indications in the Territory and shall do so under the direction and oversight of the JCC. ZLAB shall not conduct any Commercialization of the Product outside of the Territory Commercialization Plan. […***…]. For clarity, unless otherwise agreed by the Parties, Regeneron shall not have the right to distribute, market, promote or sell the Product in the Field in the Territory, either as a stand-alone product or a Combination Regimen, or be responsible for any Commercialization activities with respect to the Product in the Field in the Territory; provided that, for clarity, the foregoing shall not restrict or otherwise prevent Regeneron from distributing, marketing, promoting, selling or otherwise commercializing any product other than the Product as a Combination Regimen for use with the Product.

(a) Materials. At ZLAB’s reasonable request, to the extent such materials are within Regeneron’s or its Affiliates’ possession and control and may be disclosed to ZLAB without violating any obligation to a Third Party, Regeneron shall provide copies or otherwise provide access to ZLAB to Regeneron’s promotional materials, market research, health economics and outcomes research, medical affairs or other materials related to Regeneron’s Commercialization of the Product in the ROW or globally that Regeneron determines are reasonably necessary to promote consistency between the Territory and ROW, and ZLAB shall have the right to use such materials to prepare Promotional Materials for the Product in the Field in the Territory. […***…].

(b) Additional Indications Outside the Field. […***…].

6.1.2 Diligence. ZLAB shall (a) use Commercially Reasonable Efforts to Commercialize the Approved Product for each Approved Indication in each Region and (b) conduct all such Commercialization activities in compliance with applicable Law and in accordance with the Territory Commercialization Plan, the Global Marketing Guidelines and the applicable Territory Pricing Guidelines (subject to […***…]).

6.1.3 Costs. ZLAB shall bear all costs and expenses incurred by or on behalf of ZLAB or its Affiliates in connection with the Commercialization […***…] in the Field in the Territory.

6.1.4 Commercialization Reports. By the […***…] day after the end of each […***…] beginning […***…] prior to the anticipated first commercial sale […***…] in the Territory, ZLAB shall present to the JCC and Regeneron written reports (in English and in electronic form) summarizing in reasonable detail ZLAB’s and its Affiliates’ and its and their Subdistributors’ Commercialization activities, strategies, plans and developments […***…] in the Territory during the prior […***…] and anticipated for the […***…], in each case, including the marketing, detailing (including […***…]), selling and other promotional activities performed or to be performed, as applicable, which reports shall be in such form and of such level of detail […***…]. Without limiting the foregoing, upon Regeneron’s reasonable request, ZLAB shall provide to the JCC and Regeneron any additional information regarding such activities, strategies, plans and developments, including information relating to anticipated launch dates, key market metrics, market research, competitive landscape and sales performance.

6.2 Territory Commercialization Plan. ZLAB shall develop the written plan for Commercialization of the Approved Product for each Approved Indication in each Region (“Territory Commercialization Plan”). ZLAB shall present the Territory Commercialization Plan to the JCC for review and revision, if applicable, and the JCC shall submit the Territory Commercialization Plan with any revisions to the JSC for review and revision, if applicable, and approval. The Territory Commercialization Plan shall be consistent with the Global Marketing Guidelines and the Territory Pricing Guidelines (subject to Section 6.3.3) and shall include efforts and resources that constitute at least Commercially Reasonable Efforts with respect to the Commercialization of the Approved Product for each Approved Indication in each Region in which such Approved Indication has received Regulatory Approval. The Parties will use good faith efforts to cause the initial Territory Commercialization Plan to be approved by the JSC at least […***…] prior to the prospective launch date of the Approved Product for an Approved Indication in the Territory (as determined and approved by the JSC). ZLAB will review and update the Territory Commercialization Plan at least once annually and will present an updated Territory Commercialization Plan for each subsequent Calendar Year to the JCC for review and revision, if applicable, at least […***…] prior to the end of each Calendar Year, and the JCC shall submit the Territory Commercialization Plan with any revisions to the JSC for review and revision, if applicable, and approval. The Parties will use good faith efforts to cause any updates to the Territory Commercialization Plan to be approved by the JSC at least […***…] prior to the end of the Calendar Year. The Territory Commercialization Plan shall include (with sufficient detail, relative to time remaining to the prospective launch date of the Product in the Field in the Territory (as determined and approved by the JSC), to enable the JCC to conduct a meaningful review of such Territory Commercialization Plan) information and formatting as will be agreed upon by the JCC, including:

(a) the overall strategy for Commercializing the Approved Product for the Approved Indications in the Territory, including target product profiles, competitive readiness and positioning, lifecycle management, guidance for medical affairs and other functions and guidelines for branding, positioning, core messages and Promotional Material messages for the Approved Product;

(b) anticipated overall marketing efforts with respect to the Approved Product for the Approved Indications in the Territory, including the targets for details in the Territory and the size of ZLAB’s sales force in the Territory;

(c) anticipated and expected dates for Regulatory Approvals and launch for each Approved Indication in each Region;

(d) short-term and long-term sales forecasts for the Approved Product for the Approved Indications in each Region (in each case, […***…]);

(e) strategies for the detailing and promotion of the Approved Product for the Approved Indications in the Territory;

(f) anticipated major advertising, public relations and patient advocacy programs for the Approved Product for the Approved Indications in the Territory.

6.3 Distribution Activities; Pricing and Pricing Approvals in the Territory.

6.3.1 Subject to the remainder of this Section 6.3 and Section 6.7.3, ZLAB (or its Affiliate or its or their Subdistributor) shall have the sole right to invoice, book and record all sales of the Approved Product made by or on behalf of ZLAB (or its Affiliate or its or their Subdistributor) in the Territory in accordance with its Accounting Standards. ZLAB (or its Affiliate or its or their Subdistributor) shall have the sole responsibility and right to (a) distribute the Approved Product in the Field in the Territory and handle all governmental rebates and similar payments that are due and owing with respect to its (or its Affiliate’s or its or their Subdistributor’s) sale and distribution of the Approved Product in the Territory, including to submit any required reports, including price reports, to any Governmental Authority, (b) establish the pricing and terms of sale for the Approved Product distributed by it (or its Affiliate or its or their Subdistributor) in the Field in the Territory, (c) handle all returns of the Approved Product sold by it (or its Affiliate or its or their Subdistributor) under this Agreement in the Territory and (d) handle all aspects of, including negotiating and entering into relevant contracts with respect to, ordering, processing, invoicing, collection, distribution, receivables, reimbursement and patient support programs with respect to the Approved Product]distributed by it (or its Affiliate or its or their Subdistributor) in the Territory and, in each case, shall do so in accordance with the Territory Commercialization Plan, the Global Marketing Guidelines and the applicable Territory Pricing Guidelines (subject to Section 6.3.3).

6.3.2 The Parties shall mutually agree to a general pricing and reimbursement strategy and guidelines (including [discounts, rebates and other price reductions]) for the Product in each Region (“Territory Pricing Guidelines”) in accordance with this Section 6.3.2. […***…].

6.3.3 […***…].

6.3.4 Regeneron shall have the right to review any submissions for Governmental Authorities and other Third Party payers relating to any approval, agreement, determination or governmental decision establishing prices for the Product in the Field that can be charged to consumers or that will be reimbursed by Governmental Authorities in a Region where Governmental Authorities or Regulatory Authorities of such Region approve or determine pricing for pharmaceutical products for reimbursement or otherwise, and ZLAB shall consider in good faith any comments made by Regeneron with respect to such submissions; provided that Regeneron shall perform such review in a timely manner. ZLAB shall provide drafts of any such submission to Regeneron […***…] sufficiently in advance of such submission to facilitate such review and comment.

6.3.5 […***…]

6.4 Promotional Materials and Other Marketing.

6.4.1 Subject to Section 6.4.2 and Section 11.6, with respect to the Product in the Field in the Territory, ZLAB will be responsible, consistent with the Global Marketing Guidelines and the Territory Commercialization Plan for the creation, preparation, production and reproduction of all Promotional Materials. ZLAB will be responsible for seeking approval for, as appropriate, all such Promotional Materials with all Regulatory Authorities in the Territory.

6.4.2 Prior to the submission to a Regulatory Authority, or the distribution by or on behalf of ZLAB or any of its Affiliates or its or their Subdistributors, of any Promotional Material for use in the Territory, ZLAB shall provide Regeneron a copy thereof (including an English translation if such copy is not in English) at least […***…] before such submission or distribution. Without limiting Section 11.6, Regeneron will have the right to review and comment on all Promotional Materials for use in the Territory prior to their submission to a Regulatory Authority or distribution by or on behalf of ZLAB or any of its Affiliates or its or their Subdistributors for use in the Field in the Territory, and ZLAB shall consider such comments in good faith; provided that to the extent any such Promotional Material includes a material deviation from the Global Marketing Guidelines or Territory Commercialization Plan, such Promotional Materials […***…] submission to a Regulatory Authority or distribution by ZLAB.

6.4.3 ZLAB and its Affiliates and its and their Subdistributors shall only use the Promotional Materials and only conduct marketing and promotional (including advertising) activities for the Product in the Field in the Territory that, in each case, are created and reviewed in accordance with Section 6.4.1 and Section 6.4.2, as applicable. ZLAB shall not, and shall cause its Affiliates and its and their Subdistributors not to, conduct any marketing, promotional (including advertising), health economics or outcomes research or medical affairs activities for the Product outside the Territory. ZLAB shall, and shall cause its Affiliates and its and their Subdistributors to, […***…].

6.4.4 Regeneron shall own all rights to all Promotional Materials with respect to the Product in the Field in the Territory, including all copyrights thereto.

6.5 Promotional Claims/Compliance. Neither ZLAB nor any of its Affiliates or its or their Subdistributors shall make any medical or promotional claims for the Product in the Field in the Territory outside of the approved label […***…] or that is not permitted by applicable Law. When distributing information related to the Product or its use in the Field in the Territory (including information contained in scientific articles, reference publications and publicly available healthcare economic information), ZLAB shall, and shall cause its Affiliates and its and their Subdistributors to, comply with all applicable Law and any guidelines established by the pharmaceutical industry in the Territory.

6.6 Medical and Consumer Inquiries. The JCC shall establish guidelines to handle medical questions or inquiries from healthcare professionals, paramedical professionals and consumers related to the Product in the Field in the Territory, and, upon ZLAB’s request and at ZLAB’s expense, Regeneron shall provide training to ZLAB employees with respect to such guidelines; provided that, in Regeneron’s sole discretion, it shall have the right to provide such training to a subset of ZLAB employees that are responsible for training other ZLAB employees and Subcontractors responsible for handling such medical questions or inquiries. To the extent such a question or inquiry is within the scope of the guidelines established by the JCC, ZLAB shall be responsible, [n accordance with such guidelines, for responding to such question or inquiry, and ZLAB shall promptly provide Regeneron a copy of such question or inquiry, as well as ZLAB’s response thereto (including, in each case, a detailed written summary thereof in English).    If such a question or inquiry is not within the scope of the guidelines established by the JCC, ZLAB shall promptly provide Regeneron a copy of such question or inquiry, as well as ZLAB’s proposed response thereto (including, in each case, an English translation if such copy or response is not in English), and Regeneron will provide instructions or guidelines for responding to such question or inquiry. ZLAB shall be responsible, in accordance with such instructions or guidelines, for responding to such question or inquiry. If Regeneron receives questions about the Product in the Field in the Territory, it shall refer such questions to ZLAB, and ZLAB shall be responsible for responding thereto in accordance with the foregoing. If ZLAB receives a question about the Product in the ROW or outside the Field in the Territory, it shall refer such questions to Regeneron, and Regeneron shall be responsible for responding thereto.

6.7 Territorial Restrictions.

6.7.1 Except to the extent prohibited by applicable Law, ZLAB (a) shall, and shall cause its Affiliates and its and their Subdistributors to, distribute, offer for sale and sell the Product only in the Territory and (b) shall not, and shall not permit its Affiliates or its or their Subdistributors to, distribute, offer for sale or sell the Product to any Person that (i) is reasonably likely to directly or indirectly distribute, offer for sale or sell the Product outside of the Field or the Territory or assist another Person to do so or (ii) has directly or indirectly distributed, offered for sale or sold the Product outside the Field or the Territory or assisted another Person to do so. If ZLAB, its Affiliate or any Subdistributor receives any orders for the Product outside of the Field or the Territory, such Person shall refer such orders to Regeneron.

6.7.2 Except to the extent prohibited by applicable Law, Regeneron (a) shall, and shall cause its Affiliates and its and their Sublicensees/Distributors to, distribute, offer for sale or sell the Product only outside of the Territory, and (b) shall not, and shall not permit its Affiliates and its and their Sublicensees/Distributors to, distribute, offer for sale or sell the Product to any Person that (i) is reasonably likely to directly or indirectly distribute, offer for sale or sell the Product in the Field in the Territory or assist another Person to do so or (ii) has directly or indirectly distributed, offered for sale or sold the Product in the Field in the Territory or assisted another Person to do so. If Regeneron, its Affiliate or any of its or their Sublicensees/Distributors receives any orders for the Product in the Field in the Territory, such Person shall refer such orders to ZLAB. Notwithstanding the foregoing, nothing in this Section 6.7.2 shall limit Regeneron from supplying the Product to ZLAB pursuant to this Agreement and the Ancillary Agreements.

6.7.3 Provided that each Party complies with its obligations in Section 6.7.1(b) and Section 6.7.2(b), as applicable, and the other terms and conditions of this Agreement, such Party shall not be deemed to be in breach of its obligations in […***…] solely as the result of the distribution, prescription or other use of the Product by a Third Party outside of such Party’s respective field or territory to the extent such distribution, prescription or other use is outside of the reasonable control of such Party; provided that once such Party becomes aware of such distribution, prescription or other use, such Party shall promptly notify the other Party and, to the extent such Third Party is under the reasonable control of such Party, such Party shall use Commercially Reasonable Efforts (which for purposes of this Section 6.7.3 shall […***…]) to stop such distribution, prescription or other use; provided, further, that such distribution, prescription or other use of the Product by a Third Party outside of such Party’s respective field or territory shall […***…].

6.8 […***…].

6.9 Samples. ZLAB shall not, and shall cause its Affiliates and its and their Subdistributors not to, sell, offer to sell or otherwise distribute Product samples for use in the Field in the Territory without […***…]. For clarity, the foregoing shall not limit or restrict ZLAB’s right to provide Product for patient assistance, which shall not be considered Product samples.

ARTICLE VII

REGULATORY AFFAIRS

7.1 Regulatory Overview.

7.1.1 The Parties acknowledge that, as of the Effective Date, the applicable Laws in PRC do not currently allow ZLAB to hold Regulatory Approvals for the Product in PRC because the Product is supplied by Regeneron and considered an imported drug product. Therefore, this Article VII provides that Regeneron will own the Regulatory Approvals for the Product in PRC and this Article VII and the other terms and conditions of this Agreement were based on that understanding. […***…].

7.1.2 Subject to Section 7.2 and Section 7.4, ZLAB shall act as the agent of Regeneron in the preparation, submission and maintenance of any Registration Filing, Regulatory Approval or other submission or communication to a Regulatory Authority with respect to the Approved Product in the Field in the Territory.

7.1.3 Regeneron shall own all right, title and interest in and to, and shall hold in its (or its designee’s) name, all Regulatory Documentation (including CTAs and Regulatory Approvals) with respect to the Product in the Territory. To the extent ZLAB holds any right, title or interest thereto, ZLAB shall transfer and assign any such Regulatory Documentation to Regeneron.

7.1.4 ZLAB, as promptly as practicable, shall disclose and make available to Regeneron all Regulatory Documentation and other Information (including safety and development Information with respect to the Product and all Information with respect to ZLAB’s […***…] activities performed pursuant to […***…]) in the possession or control of ZLAB or any of its Affiliates and, for clarity, Regeneron shall have the right to use and reference, and to grant to others the right to use, reference and export, such Regulatory Documentation and other Information to Exploit products, including the Product, in the Territory or ROW.    Without limiting the foregoing, ZLAB shall promptly provide to Regeneron any communication (whether oral or written) or other documentation received from a Regulatory Authority in the Territory relating to the Product […***…]. Upon ZLAB’s request, Regeneron, as promptly as practicable, shall disclose and make available to ZLAB, Regulatory Documentation and Information […***…] in Regeneron’s or its Affiliates’ possession and control that is reasonably necessary for ZLAB to seek Regulatory Approval […***…] in the Territory, provided that, if any such reasonably necessary Regulatory Documentation or Information […***…], then, to the extent such Regulatory Documentation or Information […***…], Regeneron shall […***…]. ZLAB shall have the right to use and reference such Regulatory Documentation and other Information solely to Develop in accordance with the Development Plans and Commercialize in accordance with the Territory Commercialization Plan […***…] in the Territory.

7.1.5 Pursuant to Section 20.16, each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such applications (including with Governmental Authorities), approvals, agreements, documents, and instruments and cooperating with the other Party with respect thereto, and shall provide any additional consents, as may be necessary or as the other Party may reasonably request for such Party to assign (solely with respect to ZLAB), transfer, disclose, make available or provide to the other Party the Regulatory Documentation, Information and other communications and documentation in accordance with, and for the other Party to exercise its rights under, this Article VII.

7.1.6 Unless otherwise specified herein, each Party shall bear all costs and expenses incurred by such Party in connection with regulatory activities described in this Article VII for the Product in the Field in the Territory.

7.1.7 With respect to any right or obligation of Regeneron under this Article VII to submit or provide (directly or otherwise) information, data, materials or documents to a Regulatory Authority, Regeneron shall have the right to submit or provide such information, data, materials or documents directly or through a Third Party designee.

7.1.8 The Parties shall perform all of their obligations under this Article VII in accordance with best practices in the Territory and applicable Law.

7.2 Communications and Filings with Regulatory Authorities.

7.2.1 Except as set forth in […***…] and subject to […***…], ZLAB shall, at ZLAB’s cost and expense, prepare, submit and, with respect to communications, conduct any Registration Filing or other submission or communication to a Regulatory Authority with respect to the Product in the Field in the Territory in accordance with this Section 7.2.1.

(a) […***…]

(b) To the extent Regeneron provides to ZLAB any Information or materials for use with respect to a Registration Filing, submission or communication, or portion thereof, with respect to the Product in the Field in the Territory, ZLAB shall only use such Information and materials for the purpose and in the Region and for the Regulatory Authority for which it was provided.

(c) […***…]

(d) ZLAB shall use commercially reasonable efforts to ensure that the confidentiality of any Regulatory Documentation and other Information is protected when submitted to a Regulatory Authority, including ensuring that it is properly marked on each page in English and Mandarin as “commercial secrets” and that it is handled and stored in a secure manner by qualified personnel and according to proper procedures and safeguards, including encryption and password protection to prevent disclosure in the event such Regulatory Documentation or other Information is lost or stolen.

7.2.2 […***…]

7.2.3 Subject to Section 7.4, each Party shall fully cooperate with and support the other Party with respect to a Registration Filing, submission or other communication, at the other Party’s reasonable request, including by coordinating and facilitating any discussions between the other Party and any applicable Regulatory Authority.

7.3 Regulatory Meetings and Discussions.

7.3.1 ZLAB shall provide written notice to Regeneron of any meetings, telephone conferences or discussions (of which it has advance notice or that are initiated by or on behalf of ZLAB) with Regulatory Authorities relating to […***…])).

7.3.2 To the extent such meetings, telephone conferences or discussion relate to […***…].

7.3.3 To the extent any meetings, telephone conferences or discussions with Regulatory Authorities relate to […***…].

7.3.4 […***…].

7.3.5 […***…]

7.4 Certain Sensitive Information.

7.4.1 […***…].

7.4.2 […***…].

7.4.3 […***…].

7.4.4 […***…].

7.5 No Harmful Actions. Without limiting Section 15.7, if either Party believes in good faith that the other Party is taking or intends to take any action (with respect to Regeneron’s actions, solely in the Territory) with respect to the Product that could have a material negative impact upon the regulatory status of the Product outside the Field or the Territory (for Regeneron) or in the Field in the Territory (for ZLAB), such Party will have the right to bring the matter to the attention of the JSC and the Parties will discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree, (a) ZLAB will not, and will cause its Affiliates and its and their Subdistributors not to, communicate with any Regulatory Authority having jurisdiction outside the Territory regarding the Product, unless so ordered by such Regulatory Authority, in which case ZLAB will immediately notify Regeneron of such order and if Regeneron is permitted by such Regulatory Authority and applicable Law to respond to such order on behalf of ZLAB, Regeneron shall be responsible for responding thereto and, if such Regulatory Authority or applicable Law requires ZLAB to respond directly, ZLAB shall be responsible for responding thereto and, in either case, ZLAB shall cooperate in good faith with Regeneron to prepare any such communication or response and ZLAB shall […***…]; and (b) ZLAB will not, and will cause its Affiliates and its and their Subdistributors not to, submit any Regulatory Documentation or seek Regulatory Approvals for the Product outside the Field or the Territory or […***…].

7.6 Labeling. The JDC and the JCC shall develop and propose to the JSC for approval the proposed target Product labeling (“Target Labeling”) for the Product for use […***…] in the Territory. ZLAB shall, in coordination with Regeneron, use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval for the Product consistent with the Target Labeling. Without limiting the foregoing, if, despite its use of Commercially Reasonable Efforts, ZLAB is unable to obtain and maintain Regulatory Approval for the Product consistent with the Target Labeling, […***…] unless […***…] or […***…].

7.7 Regulatory Events. Each Party shall immediately inform the other Party (and in no event after […***…] after notification (or other time period specified below)) of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority, Third Party or other Governmental Authority, that:

7.7.1 raises any material concerns regarding the safety or efficacy of the Product;

7.7.2 indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in the Territory in connection with the Development, Manufacture or Commercialization of the Product; or

7.7.3 is reasonably likely to lead to a Recall of the Product anywhere in the Territory.

Information that shall be disclosed pursuant to this Section 7.7 shall include the following matters with respect to the Product in or for the Territory:

(a) Governmental Authority inspections of Manufacturing, Development, distribution or other facilities;

(b) inquiries by Regulatory Authorities or other Governmental Authorities concerning clinical investigation activities (including inquiries of investigators, clinical research organizations and other related parties) or pharmacovigilance activities, in each case, to the extent involving matters described in Section 7.7.1, Section 7.7.2 or Section 7.7.3;

(c) receipt of a warning letter issued by a Regulatory Authority;

(d) an initiation of any Regulatory Authority or other Governmental Authority investigation, detention, seizure or injunction; and

(e) receipt of complaints concerning actual or suspected Product tampering, contamination, or mix-up (e.g., wrong ingredients).

7.8 Pharmacovigilance and Product Complaints. Promptly after the Effective Date, the Parties shall negotiate in good faith and execute a safety data exchange agreement setting forth the specific procedures to be used by the Parties to coordinate the investigation and exchange of reports of adverse events/adverse drug reactions and Product complaints to ensure timely communication to Regulatory Authorities and compliance with applicable Law (the “Safety Data Exchange Agreement”), and will use good faith efforts to execute such Safety Data Exchange Agreement within six (6) months after the Effective Date (but in any event prior to the first dosing by or on behalf of ZLAB or any of its Affiliates of a subject in the first human clinical trial for the Product under this Agreement). The Parties shall update the Safety Data Exchange Agreement prior to the first commercial sale of the Product in the Territory. Regeneron shall be responsible for the establishment, holding and maintenance of the global safety database with respect to the Product and establishing the direction for global safety and risk management strategies for the Product; provided that Regeneron shall meaningfully consult in good faith with ZLAB regarding the foregoing. The costs and expenses with respect to the establishment, holding and maintenance of such global safety database shall be borne by Regeneron. ZLAB will be responsible, at its sole cost and expense, for: (a) collecting all pharmacovigilance and other drug safety data for the Product in the Field in the Territory as required by applicable Law, (b) subject to Section 7.2, reporting all pharmacovigilance and other drug safety data for the Product in ZLAB’s possession or control, including adverse events/adverse drug reactions in the Territory, to the applicable Regulatory Authority in the Territory, as appropriate to be in compliance with all applicable Law, (c) reporting all pharmacovigilance and other drug safety data for the Product in ZLAB’s possession or control to Regeneron, including as set forth in the Safety Data Exchange Agreement and (d) undertaking such follow-up activities with respect to any adverse event/adverse drug reaction for the Product as Regeneron may reasonably request; provided that, with respect to clauses (a), (b) and (c), all such data shall be […***…].    Regeneron shall provide to ZLAB such safety data with respect to the Product as is necessary for ZLAB to comply with its obligations under applicable Law in the Territory.

7.9 Inspections; Audits.

7.9.1 If a Regulatory Authority desires to conduct an inspection or audit of ZLAB with regard to the Product, ZLAB agrees to cooperate with Regeneron and the Regulatory Authority with respect to such inspection or audit, including by allowing, to the extent permitted by applicable Law, a representative of Regeneron to be present during the applicable portions of such inspection or audit. Following receipt of the inspection or audit observations of the Regulatory Authority, ZLAB will promptly provide a copy to Regeneron (including a copy of the original communication or documentation […***…]), and ZLAB will prepare, in consultation with Regeneron, any appropriate responses or filings with respect thereto, and, if requested by ZLAB, Regeneron will assist ZLAB therewith in accordance with Section 7.2; provided that […***…]].

7.9.2 If a Regulatory Authority in the Territory desires to conduct an inspection or audit of Regeneron with regard to the Product, ZLAB agrees to cooperate with Regeneron and the Regulatory Authority with respect to such inspection or audit and provide all assistance requested by Regeneron with respect thereto, including, at Regeneron’s request and to the extent permitted by applicable Law, attending the applicable portions of such inspection or audit and using commercially reasonable efforts to ensure the confidentiality of any information or documents accessed in such inspection or audit. Following receipt of the inspection or audit observations of the Regulatory Authority, Regeneron will prepare any appropriate responses or filings with respect thereto, and, if requested by Regeneron, ZLAB will assist Regeneron therewith in accordance with Section 7.2.

7.9.3 Not more than […***…], Regeneron will have the right, at Regeneron’s expense and on not less than […***…] prior notice, to inspect the facilities where ZLAB or its Affiliates or its or their Subcontractors store or handle, or have stored or handled, the Product and to audit the procedures of ZLAB or its Affiliates and its and their Subcontractors for the storage and handling of the Product for purposes of quality control. In the event Regeneron identifies, in the course of such inspection, an issue with respect to the storage or handling of the Product, the Parties shall agree on reasonable corrective actions within […***…] after Regeneron notifies ZLAB of the results of such inspection. ZLAB shall implement such corrective action as soon as reasonably practicable but in any event not more than […***…] after the Parties reach such agreement, unless otherwise agreed in writing by the Parties.

7.9.4 On not less than […***…] prior notice, no more than […***…] and during regular business hours, Regeneron or its authorized representatives shall have the right, at Regeneron’s expense, to (a) visit and inspect the facilities used in ZLAB’s and its Affiliates’ and its and their Subcontractors’ performance of Development (including clinical trial sites; provided that, except […***…], such audit shall not delay study initiation), Pack/Label, regulatory or Commercialization activities with respect to the Product to observe and verify ZLAB’s compliance with this Agreement, (b) review, copy and audit all Information generated, maintained or used in connection with such activities or otherwise related to the Product, (c) interview any and all ZLAB personnel involved in such activities, and (d) audit any recordkeeping, data collection and processing, information and other systems and business processes used by ZLAB in the performance of such activities. ZLAB shall, and shall cause its Affiliates and its and their Subcontractors and Representatives to, cooperate with any and all activities contemplated by this Section 7.9.4 and shall ensure timely access to requested facilities and documentation. In the event that […***…], ZLAB shall […***…]. In the event Regeneron identifies, in the course of any such visit or inspection, an issue with respect ZLAB’s or its Affiliates’ or its or their Subcontractors’ performance of Development, Pack/Label, regulatory or Commercialization activities with respect to the Product, the Parties shall agree on reasonable corrective actions within […***…] after Regeneron notifies ZLAB of the results of such visit or inspection. ZLAB shall implement such corrective action as soon as reasonably practicable but in any event not more than […***…] after the Parties reach such agreement, unless otherwise agreed in writing by the Parties. Notwithstanding the foregoing, Regeneron shall have the right, […***…], to monitor ZLAB’s and its Affiliates’ and its and their Subcontractors’ performance of Development, Pack/Label, regulatory or Commercialization activities with respect to the Product without conducting a full inspection or audit (which monitoring may include visiting facilities used by ZLAB and accompanying ZLAB Representatives on visits to monitor trial sites or details), and ZLAB shall, and shall cause its Affiliates and its and their Subcontractors and Representatives to, cooperate with any and all such monitoring activities and shall ensure timely access to requested facilities and documentation.

7.10 Recalls and Other Corrective Actions. For each Region, the Parties will, through the JSC, confer and coordinate regarding their respective internal standard operating procedures (and any changes thereto) regarding Product recalls, corrective actions, market suspensions or market withdrawals (each, a “Recall”) and, subject to the Safety Data Exchange Agreement and Section 6.6, the treatment of and response to Product complaints and inquiries as to safety, quality or efficacy of the Product. Each Party shall notify the other Party as soon as possible (but in no event later than […***…] regardless of Business Days) following its determination that any event, incident or circumstance has occurred that may result in the need for a Recall of the Product in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts. Each Party shall have the unilateral right to make a final determination whether to voluntarily implement any such Recall in the Field in the Territory; provided that prior to any implementation of such a Recall, such Party shall consult with the other Party and shall consider such other Party’s comments in good faith. Once a Party makes such a determination, then, as between the Parties, ZLAB shall promptly provide a plan for such a Recall and any documentation with respect thereto […***…] and shall initiate such a Recall in compliance with […***…] applicable Law. Notwithstanding either Party’s decision on a Recall, if a Recall of the Product in the Field in the Territory is mandated by a Regulatory Authority or by applicable Law in the Territory, then, as between the Parties, ZLAB shall promptly provide a plan for such a Recall and any documentation with respect thereto […***…] and shall initiate such a Recall in compliance with […***…] applicable Law. For all Recalls undertaken pursuant to this Section 7.10, as between the Parties, ZLAB shall be primarily responsible for the execution thereof in accordance with this Section 7.10. Subject to Article XVII, unless otherwise agreed by the Parties in writing, (a) if and to the extent that a Recall resulted from […***…], Regeneron shall be responsible for the costs and expenses of such Recall incurred by or on behalf of either Party, and (b) except as provided in clause (a), ZLAB shall be responsible for all costs and expenses with respect to any such Recall.

ARTICLE VIII

MANUFACTURING AND SUPPLY

8.1 Regeneron Manufacturing and Supply of Product.

8.1.1 Subject to Section 8.2, Regeneron shall have the exclusive right to Manufacture or have Manufactured and supply or have supplied the Product for all Development and Commercialization purposes in the Territory. […***…], Regeneron may transfer a portion or all of such Manufacturing activities to any of its Affiliates or one or more Third Parties, provided that in such case Regeneron shall remain responsible under this Agreement for the performance of such Third Parties. Regeneron shall not be required to supply to ZLAB, and ZLAB shall not submit any forecast or order for, any quantities of Product beyond (a) with respect to Development, the quantities of Product that are reasonably required by ZLAB for Development in the Field in the Territory under the Development Plans and for submission to a Regulatory Authority in connection with any Registration Filing, CTA or Regulatory Approval in the Field in the Territory and (b) with respect to Commercialization, quantities of Product as are reasonably required to fulfill requirements for commercial sales, charitable purposes, promotional purposes and other Commercialization uses with respect to the Product in the Field in the Territory pursuant to the Territory Commercialization Plan.

8.1.2 Regeneron shall use Commercially Reasonable Efforts to Manufacture (or have Manufactured) and supply (or have supplied) Semi-Finished Product (or, in Regeneron’s sole discretion […***…] in accordance with the forecasts delivered by ZLAB pursuant to the Development Supply Agreement, Commercial Supply Agreement and Quality Agreements. […***…]

8.2 ZLAB Pack/Label. Except with respect to Product supplied by Regeneron […***…], (a) ZLAB shall have the responsibility, and shall use Commercially Reasonable Efforts, to Pack/Label the Product for all Development and Commercialization purposes in the Field in the Territory and shall do so in accordance with the […***…], and (b) […***…], subject to and in accordance with Section 6.5, Section 11.2 and Section 11.6. Subject to Section 9.2.2, ZLAB shall bear all costs and expenses that it incurs in connection with Packing/Labeling pursuant to this Section 8.2.

8.3 Supply.

8.3.1 Development Supply. Within […***…] following the Effective Date (or such other timeframe as may be mutually agreed by the Parties), the Parties shall negotiate and execute a definitive supply agreement (“Development Supply Agreement”) for the supply of […***…] (or, with respect to […***…] solely for use in conducting Development activities pursuant to the Territory Development Plan and GT Operational Plan, as applicable. The Development Supply Agreement shall provide for customary terms and conditions, including forecasting, ordering, delivery (to ZLAB […***…] (as defined in Incoterms 2010) at […***…]), payment and supply consistent with the terms of this Agreement. Regeneron may designate an Affiliate to enter into the Development Supply Agreement. The price for Product supplied by Regeneron to ZLAB under the Development Supply Agreement shall be […***…]. Pursuant to the Development Supply Agreement, […***…] shall also […***…] (a) […***…] for delivery of such Product, (b) […***…] for delivery of such Product and (c) […***…] with respect to the Manufacture or delivery of such Product.

8.3.2 Commercial Supply. At least […***…] prior to the date the first Regulatory Approval […***…] in the Territory is anticipated to be obtained, the Parties shall negotiate and execute a definitive commercial supply agreement (“Commercial Supply Agreement”) for the supply of […***…] solely for Commercialization in the Field in the Territory in accordance with the Territory Commercialization Plan. The Commercial Supply Agreement shall provide for customary terms and conditions, including forecasting, ordering, delivery (to ZLAB […***…] (as defined in Incoterms 2010) at […***…]), payment and supply consistent with the terms of this Agreement. Regeneron may designate an Affiliate to enter into the Commercial Supply Agreement. […***…]. Pursuant to the Commercial Supply Agreement, […***…] shall also […***…] (a) […***…] for delivery of such Product, (b) […***…] for delivery of such Product and (c) […***…] with respect to the Manufacture or delivery of such Product.

8.3.3 Costs and Expenses. The costs and expenses of any Manufacturing and supply activities that Regeneron or any of its Affiliates performs (or has a Third Party perform) […***…] or […***…] (other than […***…] or […***…] in accordance with […***…]) (including, for clarity, […***…] incurred by or on behalf of Regeneron or its Affiliates for […***…] (in accordance with […***…]) or for […***…] for purposes of […***…]), shall be […***…] (and […***…] incurred by or on behalf of Regeneron or its Affiliates in connection therewith). […***…] any such costs and expenses.

8.4 Quality Agreements. Within […***…] following the Effective Date (or such other timeframe as may be mutually agreed by the Parties), the Parties shall negotiate and execute a reasonable and customary quality agreement with respect to the Product to be Manufactured by or for Regeneron and supplied to ZLAB under the Development Supply Agreement (the “Development Supply Quality Agreement”). At least […***…] prior to the date the first Regulatory Approval in the Field in the Territory is anticipated to be obtained, the Parties shall negotiate and execute a reasonable and customary quality agreement with respect to the Product to be Manufactured by or for Regeneron and supplied to ZLAB under the Commercial Supply Agreement (the “Commercial Supply Quality Agreement”).

8.5 Manufacturing Shortfall. Regeneron shall provide prompt written notice to ZLAB if it reasonably determines that it will not, despite using Commercially Reasonable Efforts, be able to supply the Product in accordance with the Development Supply Agreement or Commercial Supply Agreement. Upon such notification, the matter will be referred to the JPSC to determine what, if any (and identify and establish, as quickly as possible, if applicable) alternative Third Party supply source of the Product should be utilized. For clarity, any such alternative Third Party supply source would be […***…]. In the event of an actual supply shortfall, Regeneron shall allocate available Product supply in descending order of priority as follows: (a) first to meet […***…] (provided that if available Product supply is insufficient to meet […***…], Product supply shall be allocated […***…]); (b) then for […***…]; (c) then for […***…] and (d) then for […***…].

8.6 Product Changes. ZLAB is not authorized to change the Product without Regeneron’s prior written consent. In the event that ZLAB wishes to make any Territory Product Change, the Parties shall discuss such Territory Product Change in the JDC, JCC or JPSC, as applicable, in accordance with Article III. Subject to ZLAB’s payment obligations under Section 9.4, Regeneron shall use […***…] to perform or have performed any Territory Product Changes that are required by a Regulatory Authority or applicable Law in the Territory or are otherwise approved by the JSC, except […***…]. Without limiting the foregoing or Section 9.4, Regeneron shall have the right (in accordance with Section 3.2.2(c)) to change the […***…] of the Product for the Territory to […***…]; provided that, if Regeneron makes such a change and, as a result of such change, […***…], until […***…] and so long as […***…], Regeneron shall use […***…] to supply Product to ZLAB in accordance with Section 8.1 that does not incorporate such change.

8.7 Manufacturing Compliance. Regeneron shall Manufacture the supplied Product under this Article VIII or, as applicable, ensure that the same is Manufactured by Third Parties, in conformity with Good Practices and applicable Law and in accordance with the Development Supply Agreement or the Commercial Supply Agreement, as applicable, and the applicable Quality Agreement.

ARTICLE IX

PERIODIC REPORTS; PAYMENTS

9.1 Upfront Payment. Within forty five (45) days after the Effective Date, ZLAB shall make a non-refundable, non-creditable payment to Regeneron in the amount of thirty million Dollars ($30,000,000) (the “Upfront Payment”).

9.2 Development Costs.

9.2.1 Territory Development Plan Costs. […***…].

9.2.2 Global Trial Costs.

(a) […***…].

(b) […***…]:

(i) […***…].

(ii) […***…].

(c) […***…].

(d) […***…].

(e) […***…].

(f) […***…].

9.3 Regulatory Milestone Payments. ZLAB shall make a one-time, non-refundable, non-creditable milestone payment to Regeneron within […***…] after the first achievement of each of the following milestone events for the Product (each, a “Regulatory Milestone Payment”):

Regulatory Milestone Event	Regulatory Milestone Payment ($)
(A) [...***...];	[...***...]
(B) [...***...];	[...***...]
(C) [...***...];	[...***...]
(D) [...***...]	[...***...]

For clarity, each Regulatory Milestone Payment is payable only once under this Agreement, regardless of the number of Drug Approval Applications submitted or Regulatory Approvals received […***…]. In the event a milestone event is achieved pursuant to clause (D) prior to the milestone event in clause (B), the Regulatory Milestone Payment under clause (B) shall be paid concurrently with the payment of the clause (D) Regulatory Milestone Payment.

9.4 Territory Product Changes. Any internal or external costs or capital expenditures incurred by or on behalf of Regeneron or its Affiliates for the Manufacture of the Product that are attributed to any Territory Product Change shall be the responsibility of ZLAB and ZLAB shall reimburse Regeneron therefor in accordance with Section 9.7. These payments shall be in addition to all other payments provided for in this Article IX.

9.5 Purchase Price. The purchase price for the Product supplied under the Commercial Supply Agreement (“Purchase Price”) shall be paid in installments in the manner and in the amount set forth in this Section 9.5:

9.5.1 Initial Purchase Price Payments. ZLAB shall pay to Regeneron the first payment (the “Initial Purchase Price”), which, for each Calendar Year, shall equal the Estimated Unit Price (in accordance with the estimates provided by Regeneron pursuant to Section 9.5.5(a)) for each unit of Product shipped to ZLAB during such Calendar Year within […***…] after the date of the applicable invoice provided by Regeneron to ZLAB under the Commercial Supply Agreement for the Product.

9.5.2 Supplemental Purchase Price Payment A. Within […***…] after the end of each of the first three (3) Quarters of each Calendar Year after the first commercial sale of the Product in the Territory, ZLAB shall pay to Regeneron a second payment (“Supplemental Purchase Price A”), which shall be an amount equal to […***…]:

Annual Net Sales in the Territory	Supplemental Purchase Price A Percentage (% of Net Sales)
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

provided that:

(x) all Supplemental Purchase Price A payments made under this Section 9.5.2 will be non-refundable and, except as set forth in Section 9.5.3(b), non-creditable against any other payments due hereunder or under the Commercial Supply Agreement; and

(y) with respect to the last Calendar Year of the Term, the aggregate annual Net Sales thresholds set forth above shall be pro-rated by multiplying such threshold by a fraction, the numerator of which is the number of days in such final Calendar Year and the denominator of which is three hundred sixty five (365).

9.5.3 True-Ups. At the end of each Calendar Year, the Parties shall true-up the Initial Purchase Price and any Supplemental Purchase Price A payments for such Calendar Year in accordance with this Section 9.5.3.

(a) Within […***…] after the end of each Calendar Year after the first shipment to ZLAB of Product pursuant to the Commercial Supply Agreement, Regeneron shall provide to ZLAB a written report of […***…].

(b) Within […***…] after the end of each Calendar Year after the first commercial sale of the Product in the Field in the Territory, ZLAB shall calculate the Supplemental Purchase Price A True-Up for such Calendar Year as follows (and shall provide a written report setting forth the calculation thereof to Regeneron):

(i) […***…];

(ii) The aggregate “Actual Supplemental Purchase Price A Payment” for such Calendar Year shall be an amount equal to […***…];

(iii) The “Supplemental Purchase Price A True-Up” for a Calendar Year shall equal the […***…].

(c) The “True-Up” for a Calendar Year shall equal the sum of the Initial Purchase Price True-Up calculated under Section 9.5.3(a) and the Supplemental Purchase Price A True-Up calculated under Section 9.5.3(b). If the True-Up for a Calendar Year is a positive number, ZLAB shall pay the amount of such True-Up to Regeneron within […***…] after its receipt of the reports set forth in clauses (a) and (b) above. If the True-Up for a Calendar Year is a negative number, ZLAB shall be entitled to deduct the absolute value of such True-Up from any Initial Purchase Price payments due to Regeneron pursuant to Section 9.5.1 or Supplemental Purchase Price A payments due to Regeneron pursuant to Section 9.5.2 in the following Calendar Year, or, if no payment is expected to be due from ZLAB to Regeneron in the next […***…], Regeneron shall refund the absolute value of such True-Up to ZLAB within […***…] after its provision of such reports.

9.5.4 Supplemental Purchase Price B. ZLAB shall pay to Regeneron the following one-time, non-refundable, non-creditable payments (“Supplemental Purchase Price B”) within […***…] after the end of the Quarter in which the sales amounts described in the table below is first achieved:

Annual Net Sales in the Territory	Supplemental Purchase Price B ($)
First achievement of greater than [...***...] of aggregate annual Net Sales of the Product in the Territory;	[...***...]
First achievement of greater than [...***...] of aggregate annual Net Sales of the Product in the Territory;	[...***...]
First achievement of greater than [...***...] of aggregate annual Net Sales of the Product in the Territory;	[...***...]
First achievement of greater than [...***...] of aggregate annual Net Sales of the Product in the Territory;	[...***...]
First achievement of greater than [...***...] of aggregate annual Net Sales of the Product in the Territory.	[...***...]

For purposes of the foregoing table, references to “annual Net Sales” shall mean Net Sales in […***…].

9.5.5 General.

(a) Prior to the anticipated first delivery of Product to ZLAB under the Commercial Supply Agreement and […***…] prior to the start of each Calendar Year thereafter, Regeneron will provide ZLAB with the estimated Manufacturing Cost for each unit of Product to be delivered for the upcoming Calendar Year based on ZLAB’s forecasts set forth in the Territory Commercialization Plan, calculated in accordance with Schedule 1.106 (the “Estimated Unit Price”).

(b) The Parties acknowledge that payment of the Purchase Price is in consideration for supply of the Product under the Commercial Supply Agreement and not in consideration of any intellectual property rights or licenses under this Agreement, and no amount of the Purchase Price shall be allocated by the Parties to any intellectual property rights or licenses under this Agreement, including for applicable tax purposes.

9.6 Periodic Reports. ZLAB and Regeneron shall each prepare and deliver to the other Party the periodic reports specified below:

9.6.1 ZLAB shall deliver electronically the reports required to be delivered by it pursuant to Section 5.1.4 and Section 6.1.4.

9.6.2 Within […***…] after the end of each […***…], commencing with the month in which the first commercial sale of the Product in the Field in the Territory occurs, ZLAB shall deliver electronically to Regeneron a […***…] Net Sales report for the Product in each Region in local currency and in Dollars.

9.6.3 Within […***…] after the end of each Quarter, commencing with the Quarter in which the first commercial sale of the Product in the Field in the Territory occurs, ZLAB shall deliver electronically to Regeneron a written report setting forth for such Quarter (a) the Net Sales of the Product in each Region in local currency and in Dollars, (b) Product quantities sold in the Territory by Regeneron lot number, dosage form and unit size, (c) gross Product sales in each Region and an accounting of the deductions from gross sales permitted by the definition of Net Sales in local currency and in Dollars, (d) the Supplemental Purchase Price A payment for such Quarter in local currency, (e) the applicable exchange rate to convert the Supplemental Purchase Price A to Dollars under Section 9.9, and (f) the final Supplemental Purchase Price A payable for such Quarter in Dollars. An example of the Supplemental Purchase Price A calculation is set forth on Exhibit B.

9.6.4 Within […***…] after the end of each Quarter, ZLAB shall deliver electronically to Regeneron a written inventory report (the “Development Inventory Report”) specifying a reconciliation of inventory of Product held by or on behalf of ZLAB and its Affiliates for Development, including (a) such inventory balance at the beginning of such Quarter, (b) additions to such inventory during such Quarter, (c) the number of units of Product dispensed in clinical trials during such Quarter (and which clinical trials such units were dispensed in) by Regeneron lot number, dosage form and unit size, (d) the number of units lost, destroyed or expired during such Quarter and (e) the inventory balance of Product at the end of such Quarter. The Development Inventory Report shall provide such information broken out by Regeneron lot numbers, dosage form and unit size, for units of Product contained in such report. An example of the Development Inventory Report is set forth on Exhibit A.

9.6.5 Within […***…] after the end of each Quarter, commencing with the Quarter in which the first commercial sale of the Product in the Field in the Territory occurs, ZLAB shall deliver electronically to Regeneron a written inventory report (the “Commercialization Inventory Report”) specifying a reconciliation of inventory of Product held by or on behalf of ZLAB and its Affiliates for Commercialization, including (a) such inventory balance at the beginning of such Quarter, (b) additions to such inventory during such Quarter, (c) the number of units of Product sold during such Quarter, (d) the number of units of Product distributed, but not sold, such as donations and write-offs during such Quarter, (e) the number of units lost, destroyed or expired during such Quarter and (f) the inventory balance of Product at the end of such Quarter. The Commercialization Inventory Report shall provide such information broken out by Regeneron lot numbers, dosage form and unit size, for units of Product contained in such report. An example of the Commercialization Inventory Report is set forth on Exhibit A.

9.6.6 Within […***…] after the end of each Quarter, with respect to each Global Trial that ZLAB performs in the Territory pursuant to Section 5.3.2(a), each Party shall deliver electronically to the other Party a detailed, written report of the Global Trial Costs or ZLAB GT Territory Costs, as applicable, incurred by or on behalf of such Party and its Affiliates with respect to such Global Trial during the previous Quarter; provided that, with respect to […***…] that is […***…], […***…] report pursuant to this Section 9.6.6 for such Quarter shall […***…] or […***…] with respect to […***…].

9.6.7 Within […***…] after […***…] or with respect to which […***…], […***…] a detailed, written report of (i) […***…] and (ii) […***…] in connection with […***…] with respect to […***…].

9.6.8 All reports referred to in this Section 9.6, Section 5.1.4 and Section 6.1.4 shall […***…] and in such form and level of detail as may be […***…]. Unless otherwise agreed by the JFC, the financial data in the reports will include calculations in local currency and Dollars.

9.7 Reimbursement. For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement for which no specific provision is made hereunder for such payment, the Owed Party shall send to the Owing Party an invoice for such amount within […***…] after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within […***…] after receipt by the Owing Party thereof and shall be made in accordance with Section 9.9; provided, however, that if the Owing Party in good faith disputes any portion of any such invoice, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly.

9.8 Invoices and Documentation. The JFC shall approve the form of any necessary documentation relating to any payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder. All payments otherwise due and owing under this Agreement shall be supported by, and, if any such payment is due hereunder within a specified time period, except as provided in Section 9.1, Section 9.3 and Section 9.5, such specified time period shall not start running until receipt by the owing Party of, an invoice delivered (whether electronically or physically) to the Party owing such amount, in such form approved by the JFC.

9.9 Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in Dollars. In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, such amounts shall be converted to Dollars using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into Dollars, using the average of the daily spot rates (the “Mid Price Close” found on Bloomberg (or any successor thereto), or any other source as agreed to by the Parties) over the period to which the payment relates.

9.10 Late Payments. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to one month London Inter-Bank Offering Rate (LIBOR) Dollars, as quoted on Bloomberg (or any successor thereto) (or any other source agreed to by the Parties) effective for the date on which the payment was due, […***…] (or the maximum allowed by applicable Law, if less) (such rate being referred to as the “Default Interest Rate”), unless such payment amount is reasonably disputed in good faith, in which case the amount payable after such dispute is resolved shall start to earn interest hereunder on the date such dispute is resolved. Notwithstanding the foregoing, in the event that the London Inter-Bank Offering Rate ceases to be available, the Parties shall meet and use good faith efforts to agree on an alternative reference source to establish the Default Interest Rate; provided, however, that until the Parties reach consensus, the Default Interest Rate shall be the prime rate, as quoted on Bloomberg (or any other source agreed to by the Parties).

9.11 Taxes.

9.11.1 Any and all payments by or on account of any obligation of a Party under this Agreement shall be made without deduction or withholding for any taxes, except to the extent set forth in this Section 9.11.1. If any applicable Law (as determined in the good faith discretion of an applicable Party) requires the deduction or withholding of any tax from any such payment by a Party, then the applicable Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; provided that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). Without limiting the foregoing, each Party agrees to make all lawful and reasonable efforts to minimize any such taxes, assessments and fees and will claim on the other Party’s behalf the benefit of any available treaty on the avoidance of double taxation that applies to any payments hereunder to such other Party.

9.11.2 Notwithstanding anything to the contrary in this Agreement, all amounts due to Regeneron pursuant to this Agreement shall be […***…]. […***…] shall be responsible for […***…] (including […***…]) applicable to the transactions contemplated by this Agreement and shall […***…]. […***…] shall cooperate, to the extent reasonably required, with the […***…]. […***…] shall […***…] for any […***…] as a result of the transactions contemplated by this Agreement and if […***…]. If […***…] that it is required to report any […***…], […***…] shall provide […***…] and other documentation necessary or appropriate for such report.

9.11.3 Subject to Section 20.8, if either Party assigns this Agreement to an Affiliate or Third Party and, as a result of such assignment, any amounts payable hereunder are subject to additional withholding tax, such assigning Party shall be responsible for the resulting additional withholding taxes such that the applicable payment shall be made to the non-assigning Party without deduction for any such additional withholding; provided, however, that if the non-assigning Party derives a tax benefit (including through the use of foreign tax credit) that is finally determined and adjudicated on a with and without basis as a result of such additional withholding, then the non-assigning Party shall promptly reimburse the assigning Party for the amount of such benefit; provided, further, that the non-assigning Party shall take all commercially reasonable actions necessary to obtain any tax benefit (including through the use of foreign tax credit) with respect to such additional withholding taxes and to defend such benefit in a tax audit.

9.12 Resolution of Financial Disputes. In the event there is a dispute relating to any of the payment obligations or reports under this Article IX or […***…] in the event that […***…] (a “Financial Dispute”), the Party with the dispute shall provide the other Party with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties will seek to resolve the dispute as promptly as possible, but no later than ten (10) days after such written notice is received. In the event that no resolution is reached by the Parties, the matter shall be submitted to the Executive Officers for a joint decision. The Executive Officers shall diligently and in good faith, attempt to resolve the referred Financial Dispute within ten (10) Business Days of receiving such written notification. If the Executive Officers are not able to resolve the Financial Dispute within such ten (10)-Business Day period, the Financial Dispute shall be referred to the Expert Panel in accordance with Section 10.4. Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any amount that is reasonably disputed in good faith shall not be deemed to have been triggered until such dispute is resolved hereunder; provided that all amounts that are not reasonably disputed in good faith shall be paid in accordance with the provisions of this Agreement.

ARTICLE X

DISPUTE RESOLUTION

10.1 Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement and to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.

10.2 Resolution of Governance Disputes. Disputes, controversies and claims related to matters intended to be decided within the governance provisions of this Agreement set forth in Article III (“Governance Disputes”) shall be resolved pursuant to Article III and, to the extent such matters constitute an Expert Dispute, Section 10.4, except to the extent any such dispute, controversy or claim constitutes a Legal Dispute, in which event the provisions of Section 10.3 shall apply.

10.3 Resolution of Legal Disputes.

10.3.1 The Parties agree that, subject to Section 10.5, they shall use all reasonable efforts to resolve any Legal Dispute arising under this Agreement by good faith negotiation. In the event that the Parties are unable to resolve any such Legal Dispute within […***…], either Party may submit in writing the Legal Dispute to the Executive Officers for resolution, specifying the nature of the Legal Dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall meet within […***…] of such submission and shall diligently and in good faith attempt to resolve the referred Legal Dispute within […***…] of such meeting. Any final decision mutually agreed to by the Executive Officers in writing shall be conclusive and binding on the Parties.

10.3.2 In the event the Executive Officers are unable to resolve any such Legal Dispute, then, unless the Parties mutually agree to convert such Legal Dispute to an Expert Dispute to be finally resolved through binding arbitration in accordance with Section 10.4, each Party shall be free to pursue any rights and remedies available to it at law, in equity or otherwise, subject, however, to Section 20.1 and Section 20.14.

10.4 Resolution of […***…].

10.4.1 […***…].

10.4.2 […***…].

10.4.3 […***…].

10.4.4 […***…].

10.4.5 […***…]

10.4.6 […***…].

10.5 Equitable Relief. The Parties hereby acknowledge and agree that the restrictions on the Parties under […***…] are special, unique and of extraordinary character, that the Parties would not have entered into this Agreement absent the restrictions set forth in […***…], and that if any Party refuses or otherwise fails to act, or to cause its Affiliates or, with respect to ZLAB, its Subdistributors to act, in accordance with the provisions of […***…], such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates or, with respect to ZLAB, its Subdistributors to act, in accordance with the provisions of […***…], then, in addition to any other remedy that may be available to any damaged Party at law or in equity, such damaged Party will be entitled to obtain specific performance and injunctive relief, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Article X or elsewhere in this Agreement is intended or should be construed to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE XI

TRADEMARKS AND CORPORATE LOGOS

11.1 Corporate Names. Each Party and its Affiliates shall retain all right, title and interest in and to their respective corporate names and logos.

11.2 Selection of Product Trademark(s). The JCC shall select one or more Product Trademark(s) for use in the Field in the Territory. The Product in the Field shall be promoted, sold and otherwise Exploited in the Territory under the applicable Product Trademark(s) and packaging approved by the JCC.

11.3 Ownership of Product Trademark(s). ZLAB hereby acknowledges and agrees, that, subject to the last sentence of this Section 11.3, (a) Regeneron shall have sole ownership rights in and to the Product Trademark(s) in the Territory, (b) no ownership rights are vested or created in such Product Trademark(s) in the Territory by the licenses and other rights granted in this Article XI and (c) all use of such Product Trademark(s) by ZLAB, its Affiliates and any of its Subcontractors, including any goodwill generated in connection therewith, inures solely to the benefit of Regeneron. ZLAB shall not, and shall cause its Affiliates and its and their Subcontractors not to, register or seek to register the Product Trademark(s) outside of the Territory. If applicable Law in any Region requires that ZLAB own the Product Trademark(s) in such Region, then Regeneron shall provide ZLAB such assistance and cooperation as necessary or reasonably requested by ZLAB to assign ownership of such Product Trademark(s) to ZLAB in such Region and the Parties shall enter into an agreement with respect to the prosecution, maintenance, enforcement and defense of such Product Trademark(s) for so long as they are owned by ZLAB on terms substantially similar to those provided in this Article XI when the Product Trademark(s) are owned by Regeneron (i.e., ZLAB will have the first right to control prosecution, maintenance and enforcement of such Product Trademark(s) in such Region).

11.4 Prosecution and Maintenance of Product Trademark(s). Subject to the last sentence of Section 11.3, Regeneron will use Commercially Reasonable Efforts to prosecute and maintain the Product Trademark(s) in the Territory, subject to consultation and cooperation with ZLAB. ZLAB will coordinate and collaborate with Regeneron to secure and maintain all rights in and to the Product Trademark(s) to Regeneron (taking into account applicable Law and the requirements of applicable Regulatory Authorities). Notwithstanding the foregoing, in the event Regeneron elects not to prosecute or maintain a Product Trademark in a Region, Regeneron shall provide reasonable written notice to ZLAB of such election, and such notice shall also identify the applicable Product Trademark(s), the applicable Region to which such Product Trademark(s) pertain and the proposed abandonment date of such Product Trademark(s) (“Trademark Abandonment Notice”); provided, however, that, unless required by applicable Law, Regeneron shall not, without ZLAB’s express written consent (which consent shall not be unreasonably withheld, conditioned or delayed), abandon (or provide a Trademark Abandonment Notice for) any Product Trademark(s) after ZLAB has initiated launch efforts to Commercialize the Product in the Territory under such Product Trademark(s). Within ten (10) Business Days of receipt of the Trademark Abandonment Notice by ZLAB, the JCC shall meet to discuss such Trademark Abandonment Notice and whether to pursue new or alternative Product Trademark(s) for the applicable Region(s). If the JCC decides to pursue new or alternative Product Trademark(s) for the applicable Region(s), then the JCC shall select such Product Trademark(s) for the applicable Region(s) as promptly as reasonably possible, but in all events within one hundred and twenty (120) days of such decision by the JCC to pursue the new or alternative Product Trademark(s). Any such mark described in a Trademark Abandonment Notice shall cease to be a Product Trademark under this Agreement as of the date set forth in the Trademark Abandonment Notice. Each Party shall consult with such other Party in good faith, with respect to any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for a Product Trademark in the Territory prior to taking any material action in response thereto. All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of the Product Trademark(s) as provided in this Section 11.4, including clearance searches as necessary to determine the availability of the Product Trademark(s) for use in connection with the Commercialization of, and for trademark registration for, the Product in the Territory, shall be […***…].

11.5 License to the Product Trademark(s).

11.5.1 Regeneron hereby grants to ZLAB the exclusive license in the Territory to use the Product Trademark(s), with the right to grant further sublicenses pursuant to Section 11.5.3, solely to distribute, market, promote and sell […***…] in the Territory in accordance with the terms of this Agreement.

11.5.2 During any period of time in which ZLAB owns the Product Trademark(s) pursuant to this Agreement, ZLAB hereby grants to Regeneron a license to use such Product Trademark(s), with the right to grant further sublicenses through multiple tiers, for purposes of (a) Regeneron’s Development, Manufacturing and Commercialization activities with respect to the Product in the Field in the Territory in accordance with the terms of this Agreement, which license shall be non-exclusive and (b) the Exploitation of the Product […***…] outside the Territory, which license shall be exclusive.

11.5.3 Except for any license (or, as applicable, sublicense) to a Subcontractor engaged by ZLAB in accordance with Section 4.3 (which ZLAB shall have the right to grant in its sole discretion upon prior notice to Regeneron), ZLAB and its Affiliates and its and their Subcontractors shall not license (or, as applicable, sublicense) rights to use, or otherwise transfer ownership of, the Product Trademark(s) without the prior written consent of Regeneron, such consent not to be unreasonably withheld, conditioned or delayed. ZLAB and its Affiliates and its and their Subcontractors shall only utilize the Product Trademark(s) on materials related to […***…] in the Territory (including package inserts, packaging, trade packaging, internet pages, social media, advertising and Promotional Materials used or distributed in connection with […***…]). Without limiting the foregoing, with respect to the use of the Product Trademark(s) owned by Regeneron, ZLAB shall, and shall cause its Affiliates and its and their Subcontractors to, adhere to and maintain the quality standards and trademark usage guidelines as Regeneron may furnish from time to time, and Regeneron shall have the right to monitor and enforce such quality standards and trademark usage guidelines to preserve the validity and enforceability of the Product Trademark(s).

11.5.4 ZLAB agrees that at no time during the Term will it or any of its Affiliates or its or their Subcontractors attempt to use or register in the Territory any trademarks, trade dress, service marks, trade names or domain names confusingly similar to any Product Trademark in relation to a product that is not the Product, or take any other action that damages or dilutes the rights to, or goodwill associated with, the Product Trademark(s). If requested by Regeneron, ZLAB shall (or shall cause its Affiliates and its and their Subcontractors, as appropriate, to) execute such documents as may reasonably be required for the purpose of recording with any Governmental Authority the license, or a recordable version thereof, referred to above in this Section 11.5. Once a Product Trademark has been selected by the JCC, upon Regeneron’s request, the Parties shall enter into a supplemental trademark license agreement in order to more fully address the Parties’ respective rights and obligations with respect to such license to such Product Trademark in a manner consistent with the provisions set forth herein.

11.6 Use of Corporate Names. ZLAB shall not, and shall cause its Affiliates and its and their Subcontractors not to, include Regeneron’s name on materials related to the Product in the Field in the Territory (including package inserts, packaging, trade packaging, internet pages, social media, advertising and Promotional Materials used or distributed in connection with the Product), unless requested by Regeneron in writing or to do so would be required under applicable Law, in which case Regeneron’s name shall have equal prominence with ZLAB’s name on such materials; provided that in the case of multi-product materials that refer to the Product in the Field as well as other (bio)pharmaceutical products, the prominence of Regeneron’s name shall be commensurate with the relative prominence of the Product on such materials. Regeneron hereby grants to ZLAB the right, free of charge, to use its name and logo on package inserts, packaging, trade packaging, internet pages, social media and all Promotional Materials used or distributed in connection with the Product in the Field in the Territory during the Term, in each case, only to the extent requested by Regeneron in writing or inclusion of Regeneron’s name or logo is required by applicable Law. During the Term, without limiting Section 6.4 or Section 7.6, ZLAB shall submit samples of each such package inserts, packaging, trade packaging, etc. to Regeneron for its prior approval regarding the use of Regeneron’s name and logo, which approval shall not be unreasonably withheld, conditioned or delayed, at least […***…] before dissemination of such materials. Failure of Regeneron to object within such […***…] period shall constitute approval of ZLAB’s package inserts, packaging, trade packaging, etc.

ARTICLE XII

OWNERSHIP AND PROSECUTION AND MAINTENANCE OF INTELLECTUAL PROPERTY

12.1 Ownership of Newly Created Intellectual Property.

12.1.1 Ownership of IP. Subject to Section 12.1.2 and except with respect to Product Trademark(s) as provided in Article XI, as between the Parties, (a) each Party shall own all right, title and interest in and to any and all Information and inventions that are conceived, discovered, developed, reduced to practice (in whole or in part) or otherwise made solely by or on behalf of such Party (or its Affiliates or its or their Sublicensees/Distributors or Subcontractors, as applicable) under or in connection with this Agreement and Patents and other intellectual property rights with respect to such Information or inventions, and (b) the Parties shall each own an equal, undivided interest in any and all Information and inventions that are conceived, discovered, developed, reduced to practice (in whole or in part) or otherwise made jointly by or on behalf of Regeneron (or its Affiliates or its or their Sublicensees/Distributors), on the one hand, and ZLAB (or its Affiliates or its or their Subcontractors) under or in connection with this Agreement (“Joint Know-How”) and Patents (“Joint Patents”) and other intellectual property rights with respect to such Information or inventions. Subject to the Parties’ exclusivity obligations under Section 2.3, (x) each Party shall have the right to Exploit, practice, enforce (subject to Section 13.1), grant licenses under and transfer its interests in the Joint IP without a duty of seeking consent or accounting to the other Party, and the other Party hereby consents to each of the foregoing actions, (y) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any Joint IP by reason of joint ownership thereof, and (z) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. Each Party shall cooperate in good faith with the other Party with respect to the enforcement of Joint Patents against any alleged or threatened infringement thereof (other than Infringement, which shall be governed by Section 13.1), including by making the inventors, applicable records and documents (including laboratory notebooks), as applicable, with respect to the Joint Patents available to the other Party and, if necessary, joining in, or being named as a necessary party to, any such enforcement action at the other Party’s request, and the costs incurred with respect to such cooperation shall be borne by the controlling Party (and the controlling Party shall reimburse the other Party for such reasonable FTE Costs and Out-of-Pocket Costs incurred by or on behalf of the other Party or its Affiliates in connection therewith).

12.1.2 Ownership of Product-Related IP. Subject to applicable Laws, as between the Parties, except with respect to […***…] as provided in […***…], Regeneron shall own any and all: […***…].

12.1.3 United States Law; Assignment. The determination of whether Information and inventions are conceived, discovered, developed, reduced to practice (in whole or in part) or otherwise made by a Party (or its Affiliates or its or their Sublicensees/Distributors or Subcontractors, as applicable) for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with the United States patent law and other applicable Law in the United States without regard to conflict of law, irrespective of where or when such conception, discovery, development, reduction to practice (in whole or in part) or making occurs. ZLAB shall further ensure that any original work of authorship or artistic work created in connection with this Agreement on behalf of ZLAB, its Affiliates or its or their Subcontractors shall be deemed a “work made for hire,” to be included among the Parties’ respective intellectual property rights as set forth in Section 12.1.1 and Section 12.1.2, as applicable, and all rights thereto, including all copyrights and moral rights, shall upon their conception or creation exclusively, forever, irrevocably vest in or transfer to ZLAB or Regeneron as set forth in Section 12.1.1 and Section 12.1.2, as applicable. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their Sublicensees/Distributors and Subcontractors, as applicable, to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (a) the sole ownership provided for in Section 12.1.1 and Section 12.1.2 and (b) the joint ownership provided for in Section 12.1.1. Pursuant to Section 20.16, each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such applications, approvals, assignments, agreements, documents, and instruments, and shall provide any additional consents, as may be necessary or as the other Party may reasonably request as is necessary for a Party to perfect or exercise its rights provided for in this Section 12.1.

12.1.4 Assignment Obligation. ZLAB shall cause all Persons who perform Development activities, Pack/Label activities, Commercialization activities, or regulatory activities for ZLAB under this Agreement or who conceive, discover, develop, reduce to practice (in whole or in part) or otherwise make any Information or inventions by or on behalf of ZLAB or its Affiliates or its or their Subcontractors under or in connection with this Agreement to be under an obligation to assign (or, if ZLAB is unable to cause such Person to agree to such assignment obligation despite ZLAB’s using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Information and inventions resulting therefrom to ZLAB. Without limiting the foregoing, ZLAB acknowledges that Regeneron and its Affiliates shall not be responsible or liable for any claims for compensation by Persons who perform Development activities, Pack/Label activities, Commercialization activities, or regulatory activities for ZLAB under this Agreement or who conceive, discover, develop, reduce to practice (in whole or in part) or otherwise make any Information or inventions by or on behalf of ZLAB or its Affiliates or its or their Subcontractors under or in connection with this Agreement, whether such Person is named as inventor or co-inventor of any Information or invention described or covered in a Patent filed by Regeneron, its Affiliates (or its or their designee nominee) or otherwise contribute to any Information or invention, and ZLAB shall be fully responsible for all claims for compensation made by such Persons under applicable Laws.

12.1.5 Limitation of Rights. The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in such Party any right, title or interest in or to the other Party’s intellectual property, other than the rights expressly granted hereunder.

12.2 Prosecution and Maintenance of Patents.

12.2.1 Patent Prosecution and Maintenance of Regeneron Patents and Joint Patents. […***…].

12.2.2 Cooperation. For purposes of this Section 12.2, the Party prosecuting any […***…] Patent shall be the “Prosecuting Party.” The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the applicable […***…] Patent and in any Adverse Proceeding with respect thereto, under this Agreement, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, (a) offer its comments, if any, promptly, (b) provide access to relevant documents and other evidence and make its employees available at reasonable business hours, (c) execute all such documents and instruments and perform such acts as may be reasonably necessary in order to permit the Prosecuting Party to conduct any Adverse Proceedings with respect to the applicable Patents and (d) provide the Prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the applicable Patents, including relevant Third Party patents and patent applications; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege.

12.2.3 Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article XII, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article XII without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

12.2.4 Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Regeneron shall have the first right to apply for patent term extensions, supplementary protection certificates and other similar extensions and protections or any other extensions that are now or become available in the future, wherever applicable, for any Regeneron Patents and Joint Patents with respect to the Product in the Territory; provided that Regeneron shall consult with ZLAB with respect to the course of action with respect to such filings in the Territory and consider in good faith any request from ZLAB to make such a filing in the Territory. If ZLAB requests that Regeneron apply for such an extension or protection and such request is not inconsistent with any such applications made by Regeneron and Regeneron determines not to so apply, then ZLAB shall have the right to apply for such extension or protection at its sole cost and expense in Regeneron’s name and with Regeneron’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall provide prompt and reasonable assistance, as requested by the other Party, to obtain such extension or supplementary protection certificate in relation to any such supplementary protection certificate. […***…].

ARTICLE XIII

INTELLECTUAL PROPERTY LITIGATION AND LICENSES

13.1 Enforcement.

13.1.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the […***…] Patents in the Territory of which such Party becomes aware with respect to the Exploitation of the Product or any Competing Products (an “Infringement”). For purposes of this Section 13.1, the Party prosecuting any Infringement with respect to a Patent shall be the “Enforcing Party.”

13.1.2 Enforcement of Patents.

(a) […***…] shall have the first right, but not the obligation, to prosecute any Infringement in the Territory, using counsel of its choice, […***…], including as a defense or counterclaim in connection with any Third Party Infringement Action.

(b) If […***…] or its designee does not take commercially reasonable steps to prosecute an Infringement with respect to the […***…] Patents (i) within […***…] following the first notice provided above with respect to such Infringement or (ii) provided such date occurs after the first such notice of such Infringement is provided, […***…] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then (A) […***…] shall so notify […***…] and (B) subject to […***…], […***…] may […***…] commence such Infringement action by providing written notice to […***…] thereof; provided that, subject to […***…], (x) […***…] shall, in consultation with […***…], direct the material strategic decisions with respect to such Infringement action and […***…] shall be considered the Enforcing Party with respect to such Infringement action; and (y) the prosecution of such Infringement action shall be at […***…] sole cost and expense, and […***…] shall reimburse […***…] for all FTE Costs and Out-of-Pocket Costs (including reasonable attorneys’ fees) incurred by or on behalf of […***…] with respect to such Infringement action and for any action brought against […***…] directly related to such Infringement action.

(c) […***…] shall not be required to initiate any Infringement action or take any material action with respect thereto (including settling any such Infringement action) in a manner that (i) includes […***…] or otherwise requires […***…] (provided that […***…] shall consider in good faith any request […***…] in connection with […***…] any such Infringement action); provided that, for clarity, if […***…], then it shall do so in accordance with […***…], (ii) […***…] reasonably believes could […***…] or […***…] or […***…] or includes […***…] any […***…] Patent, (iii) imposes […***…] on, or involves any admission by, […***…], (iv) […***…] any […***…] Patent or (v) is, or raises bona fide concerns that […***…] could be, in violation of applicable Law. […***…] shall not, without […***…] prior written consent, take any material action with respect to any Infringement action (including settling any such Infringement action) in a manner that (A) requires […***…], (B) materially […***…] (other than […***…] in the normal conduct of the applicable Infringement action) or […***…], or involves […***…] or (C) is, or raises bona fide concerns that […***…] could be, in violation of applicable Law; provided that, with respect to clauses (A) and (B), […***…] shall not unreasonably withhold, condition or delay such consent.

13.1.3 Coordination; Cooperation. Subject to Section 13.1.2(c), […***…] shall have the right to settle (and, with respect to any Infringement action for which […***…], […***…] shall have the right to […***…]) any Infringement claim. Each Party shall cooperate fully with the Enforcing Party in any Infringement action pursuant to this Section 13.1, including by making the inventors, applicable records and documents (including laboratory notebooks), as applicable, with respect to the relevant Patents available to the Enforcing Party at the Enforcing Party’s request; provided that, with respect to […***…], […***…] shall not be required to […***…]. Each Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 13.1, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. The Enforcing Party shall (a) consider in good faith any comments from the other Party with respect to any Infringement action and (b) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed in connection with such action.

13.1.4 Recoveries. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of an Infringement action described above in this Section 13.1 (whether by court award, settlement or otherwise) shall, subject to Section 13.7, be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall, subject to Section 13.7, be (a) to the extent the applicable Infringement action is […***…], […***…] and (b) to the extent the applicable Infringement action is […***…]; provided, however, that, with respect to […***…], to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Patent […***…] with respect to the Product, the Parties shall […***…] under this Agreement with respect to the Product.

13.2 Patent Marking. Unless otherwise mutually agreed to by the Parties in writing, each Party shall comply with the Patent marking statutes in each country in which the Product in the Field is made, offered for sale, sold or imported by such Party, its Affiliates or its or their Sublicensees/Distributors or Subcontractors, as applicable.

13.3 Biosimilar Applicants. Notwithstanding the foregoing, if either Party receives notice or a copy of an application submitted to a Regulatory Authority in the Territory for a Biosimilar Product or similar notice or communication pursuant to which the Biosimilar Product is claimed to be interchangeable with the Product, whether or not such notice or copy is provided under any applicable Law, or otherwise becomes aware that such an application, notice or communication has been submitted to a Regulatory Authority in the Territory for approval, such Party shall notify and provide the other Party copies of such application, notice, communication and any other relevant information to the extent permitted by applicable Law. The Parties shall cooperate in good faith with one another with respect to the foregoing, including with respect to proceedings related thereto, in a manner consistent with the rights and obligations of the Parties set forth in Section 13.1 and Section 13.5, as applicable.

13.4 Third Party Infringement Claims.

13.4.1 Notice. If a Third Party alleges in any claim, suit or proceeding (including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 13.1) that the Development, Manufacture, Commercialization or other Exploitation of the Product in or for the Territory pursuant to this Agreement infringes a Patent of a Third Party (a “Third Party Infringement Action”), the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. The following provisions of Section 13.4 shall control all Third Party Infringement Actions except to the extent […***…].

13.4.2 Defense. Unless the Parties otherwise agree in writing, each Party shall have the first right, but not the obligation, subject to any intervening rights of the other Party under applicable Law, to defend and control the defense of any Third Party Infringement Action that names such Party as a defendant, using counsel of its own choice, at its sole cost and expense; provided, however, that if a Third Party Infringement Action is […***…], then […***…] shall have the first right, but not the obligation, to defend and control the defense of such Third Party Infringement Action, using counsel of its own choice, […***…]. In any event, each Party may participate in any such Third Party Infringement Action with counsel of its choice at its own cost and expense; provided that the controlling Party shall retain the right to control such Third Party Infringement Action. Without limitation of the foregoing, if the controlling Party finds it necessary or desirable to join the other Party as a party to any such Third Party Infringement Action, such other Party shall execute all papers and perform such acts as shall be reasonably required. If the controlling Party elects (in a written communication submitted to the other Party within a reasonable amount of time after notice of the Third Party Infringement Action) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such Third Party Infringement Action, the controlling Party shall do so within such time periods so that such other Party is not prejudiced by any delays, and such other Party shall have the right, […***…], to conduct and control the defense of such Third Party Infringement Action using counsel reasonably acceptable to the other Party at its sole cost and expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Third Party Infringement Action, including by providing the other Party with copies of all pleadings filed in such action. The controlling Party shall allow the other Party, to the extent such other Party is participating in the Third Party Infringement Action, reasonable opportunity to participate in the defense of the claims.

13.4.3 Settlement. The Party controlling the defense of any Third Party Infringement Action in accordance with this Section 13.4 shall have the right to settle such claim; provided that […***…] shall not enter into any settlement of any Third Party Infringement Action involving the Product that (a) includes […***…] or otherwise requiring […***…] (except for […***…]), (b) […***…] reasonably believes could […***…] or […***…] or […***…] (including (i) any […***…], (ii) any […***…] and (iii) any […***…]), (c) imposes […***…] on, or involves any admission by, […***…], or (d) […***…] any […***…] Patent, in each case ((a), (b), (c) and (d)), without […***…] prior written consent, which consent (x) with respect to clause (a), shall not be unreasonably withheld, conditioned or delayed with respect to […***…] and (y) except as set forth in clause (x), […***…]; provided, further, that […***…] shall not settle such claim without […***…] prior written consent in a manner that (A) requires […***…], or (B) materially […***…] (other than […***…] in the normal conduct of the applicable Third Party Infringement Action) or […***…], or involves […***…]; provided that, with respect to clauses (A) and (B), […***…] shall not unreasonably withhold, condition or delay such consent. Without limiting the foregoing, neither Party shall enter into any settlement of any Third Party Infringement Action involving the Product that is, or raises bona fide concerns that […***…] could be, in violation of applicable Law.

13.4.4 Recovery. Any recoveries realized by the controlling Party of any sanctions awarded to such controlling Party and against a party asserting a Third Party Infringement Action shall, subject to Section 13.7, be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); provided that no such allocation shall be made to a Party that […***…] as set forth in […***…] and such Party shall […***…]. Any remainder after such reimbursement is made shall, subject to Section 13.7, be (a) to the extent a Third Party Infringement Action […***…], […***…], and (b) to the extent a Third Party Infringement Action […***…], then (i) to the extent […***…], […***…] and (ii) to the extent […***…], […***…]; provided, however, that, with respect to […***…], to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Patent […***…] with respect to the Product, the Parties shall […***…] under this Agreement with respect to the Product.

13.5 Invalidity or Unenforceability Defenses or Actions.

13.5.1 Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the […***…] Patents by a Third Party of which such Party becomes aware.

13.5.2 Defense of Patents.

(a) As between the Parties, […***…] shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the […***…] Patents using counsel of its own choice […***…].

(b) If […***…] elects not to defend or control the defense of a […***…] Patent or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then, subject to […***…], […***…] may […***…] defend such claim, suit or proceeding by providing written notice to […***…] thereof; provided that, subject to […***…], (i) […***…] shall, in consultation with […***…], direct the material strategic decisions with respect to such claim, suit or proceeding and […***…] shall be considered the Party defending such Patent with respect to such claim, suit or proceeding; and (ii) the defense of such claim, suit or proceeding shall be at […***…] sole cost and expense, and […***…] shall reimburse […***…] for all FTE Costs and Out-of-Pocket Costs (including reasonable attorneys’ fees) incurred by or on behalf of […***…] with respect to such claim, suit or proceeding and for any action brought against […***…] directly related to such claim, suit or proceeding.

(c) […***…] shall not be required to defend the validity or enforceability of any […***…] Patent or take any material action with respect thereto (including settling any such validity or enforceability claim) in a manner that (i) includes […***…] or otherwise requiring […***…] (provided that […***…] shall consider in good faith any request […***…] in connection with a settlement of any such claim); provided that, for clarity, if […***…], then it shall do so in accordance with […***…], (ii) […***…] reasonably believes could […***…] or […***…] or […***…] or includes […***…] any […***…] Patent, (iii) imposes […***…] on, or involves any admission by, […***…], (iv) […***…] any […***…] Patent or (v) is, or raises bona fide concerns that […***…] could be, in violation of applicable Law. […***…] shall not, without […***…] prior written consent, take any material action with respect to any validity or enforceability of any […***…] Patent (including settling any such validity or enforceability claim) in a manner that (A) requires […***…], (B) materially […***…] (other than […***…] in the normal conduct of the applicable defense action) or […***…], or involves […***…] or (C) is, or raises bona fide concerns that […***…] could be, in violation of applicable Law; provided that, with respect to clauses (A) and (B), […***…] shall not unreasonably withhold, condition or delay such consent.

13.5.3 Coordination; Cooperation. Subject to Section 13.5.2(c), […***…] shall have the right to settle (and, with respect to any claim, suit or proceeding for which […***…], […***…] shall have the right to […***…]) any claim of invalidity or unenforceability of any of the […***…] Patents. In connection with any activities with respect to a defense, claim or counterclaim relating to a […***…] Patent pursuant to this Section 13.5, the Party defending such Patent shall (a) consider in good faith any comments from the other Party and (b) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed in connection with such defense, claim or counterclaim. Without limiting the foregoing, each Party agrees to cooperate fully in any invalidity or unenforceability claim under this Section 13.5, including by making the inventors, applicable records and documents (including laboratory notebooks), as applicable, with respect to the relevant Patents available to the defending Party at the defending Party’s request; provided that, with respect to […***…], […***…] shall not be required to […***…]. Each Party shall, and shall cause its Affiliates to, assist and cooperate with the defending Party, as the defending Party may reasonably request from time to time in connection with its activities set forth in this Section 13.5, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.

13.6 Third Party IP. If either Party identifies a Patent or other intellectual property right of a Third Party that may be necessary for the Development, Manufacture or Commercialization of the Product in the Field in or for the Territory under this Agreement (including in connection with litigation as set forth in this Article XIII), then such Party shall promptly notify the other Party thereof in writing, and the Parties shall meet to discuss in good faith whether to enter into a license or other agreement with respect to such a Patent or other intellectual property right and the allocation of any to-be-incurred financial obligations with respect thereto. […***…], enter into any such license or other agreement with a Third Party to obtain rights to any such Patent or other intellectual property right other than […***…], and the Parties shall […***…] between the Parties […***…] under such a license or other agreement in a manner that […***…] and […***…] with respect to the Product, and any such […***…] (or any […***…] governed by […***…] to the extent […***…]) shall […***…]. […***…] shall have the right to […***…]; provided that […***…] shall obtain […***…] prior written consent […***…], not to be unreasonably withheld, conditioned or delayed; provided, further, that […***…]. In the event that that the Parties agree that […***…], then the Parties shall cooperate to obtain such license in accordance with the foregoing.

13.7 Certain Patent Rights. ZLAB acknowledges that, as of the Effective Date, Regeneron is party to certain license or collaboration agreements, including that certain […***…], and that the counterparties thereof have certain rights with respect to the prosecution and maintenance, enforcement and defense of certain of the Regeneron Patents. ZLAB acknowledges and agrees that (a) the rights and obligations […***…] are subject to the rights of such counterparties with respect to such Regeneron Patents, and (b) ZLAB’s obligations under this Agreement only apply to the extent of Regeneron’s rights with respect to prosecuting, maintaining, enforcing and defending the applicable Regeneron Patents under such agreements.

ARTICLE XIV

BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

14.1 Books and Records. Each Party shall, and shall cause each of its respective Affiliates and Sublicensees/Distributors or Subcontractors, as applicable, to, keep proper books of record and account in which full, true and correct entries (in conformity with such Party’s Accounting Standards) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement (including the utilization of FTEs and the allocation of personnel under this Agreement). To the extent additional information is reasonably required to comply with Regeneron’s obligations under any agreement with a Third Party with respect to the Product or intellectual property with respect thereto, the Parties shall work together in good faith to timely compile and produce such additional information.

14.2 Audits and Adjustments.

14.2.1 Each Party shall have the right (at its own cost and expense), upon no less than […***…] advance written notice and at such reasonable times and intervals and to such reasonable extent as the investigating Party shall request, not more than […***…], to have the books and records of the other Party and its Affiliates maintained pursuant to Section 14.1 to the extent relating to this Agreement for the current Calendar Year and the preceding […***…] Calendar Years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all costs and expenses, financial, accounting and numerical information and calculations provided, including Net Sales, Global Trial Costs, ZLAB GT Territory Costs and Manufacturing Costs, and payments made, under this Agreement; provided that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.

14.2.2 The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within […***…] of delivery. If the audited Party or its Affiliates have underpaid or over billed an amount due under this Agreement resulting in a cumulative discrepancy of amounts incurred during the period subject to such audit of more than […***…], the audited Party shall also reimburse the other Party for the costs and expenses of such audit for such period (with the cost and expense of the audit to be paid by the auditing Party in all other cases). Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement. Without limiting the foregoing, such accountants shall provide the audited Party with a summary of its review and the findings and other materials that it intends to provide to the auditing Party prior to sharing such materials with the auditing Party and shall remove any information reasonably identified by the audited Party as being confidential or competitively sensitive or proprietary information. The Parties shall cause such accountants to enter into a reasonably acceptable confidentiality agreement with the audited Party and obligating such firm to retain all such financial information in confidence pursuant to terms no less stringent than those set forth in Article XVI.

14.2.3 If any examination or audit of the records described above discloses an overpayment or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 14.2.4, if such audit concludes that (a) additional amounts are owed by a Party, such Party shall pay the additional amounts (and, if such additional amounts are owed due to an error in an invoice or report provided by such Party, with interest thereon at the Default Interest Rate accruing from the date originally due), or (b) excess payments were made by a Party, the other Party shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice or report provided by such other Party, with interest thereon at the Default Interest Rate accruing from the date originally due), in each case ((a) and (b)), within […***…] after receipt of the written results of such audit.

14.2.4 Subject to the first (1st) sentence of Section 14.2.2, any disputes with respect to the results of any audit conducted under this Section 14.2 shall be a Financial Dispute subject to dispute resolution in accordance with Section 9.12 and Article X.

14.3 GAAP/IFRS. Except as otherwise provided herein, all of a Party’s costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with such Party’s Accounting Standards, as generally and consistently applied.

ARTICLE XV

REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1 Due Organization, Valid Existence and Due Authorization; Financial Capability. Each Party represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the applicable Law of its jurisdiction of incorporation; (b) it has full corporate power and authority and the legal right to own and operate property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement; (c) it has full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (d) it has taken all corporate action necessary to enter into and perform this Agreement; (e) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents or any other agreement by which it is bound or requirement of applicable Law or regulations; (f) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Law of bankruptcy and moratorium); (g) the individuals executing this Agreement for such Party have been duly authorized to execute and deliver this Agreement on behalf of such Party; (h) to such Party’s knowledge, neither it nor any of its Affiliates have violated any applicable Anti-Corruption Laws (with respect to Regeneron, solely with respect to the Territory); (i) all necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and (j) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf. Each Party hereby represents and warrants to the other Party that such Party has, and will continue to have, sufficient liquid assets to promptly and timely pay and perform all of the payments and obligations required by such Party or its Affiliates to be paid and performed by them hereunder. As used in this Article XV, “knowledge” or “has knowledge” means, for each Party, the actual knowledge of any employees of such Party (including in such Party’s internal legal department and intellectual property group) who were directly involved in the negotiation of this Agreement with the other Party, without any duty to conduct any investigation.

15.2 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that as of the Effective Date, there is no claim, announced investigation, suit, hearing, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator or Governmental Authority that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.

15.3 Additional Regeneron Representations and Warranties. Regeneron additionally represents and warrants to ZLAB that, except as disclosed on Schedule 15.3, as of the Effective Date:

15.3.1 Regeneron or its Affiliate(s) owns or has exclusive license or other rights in and to all Regeneron Patents in existence as of the Effective Date;

15.3.2 Regeneron has the right to grant to ZLAB the rights as purported to be granted hereunder;

15.3.3 to Regeneron’s knowledge, the Development and Manufacture of the Product as of the Effective Date has not constituted or involved the misappropriation of any trade secrets of a Third Party;

15.3.4 Regeneron has not received (a) written notice of any threatened claims or litigation or (b) written notice of pending litigation, in each case ((a) and (b)), alleging (i) that any of its making, using, selling, offering to sell, or importing of the Product in the Field in the Territory have infringed, or would infringe, a valid claim of an issued and unexpired Patent of any Third Party or misappropriate any trade secrets of any Third Party, or (ii) a product liability claim for injury to a person or property arising from the use or sale of the Product prior to the Effective Date;

15.3.5 to Regeneron’s knowledge, the issued and unexpired Patents included in the Regeneron Patents existing as of the Effective Date are not invalid or unenforceable, […***…];

15.3.6 Regeneron and its Affiliates have not granted to any Third Party any licenses or other rights under any Regeneron Patent to distribute, market, promote or sell any Competing Products or Biosimilar Product in the Field in the Territory;

15.3.7 Regeneron and its Affiliates have not granted to any Third Party any licenses or other rights under any Regeneron Patent to Develop or Commercialize the Product in the Field in the Territory that are inconsistent with the rights granted to ZLAB under this Agreement;

15.3.8 Regeneron has not received any written notice of any threatened litigation seeking to invalidate or otherwise challenge the Regeneron Patents existing as of the Effective Date or Regeneron’s rights therein, and, to Regeneron’s knowledge, none of the Regeneron Patents existing as of the Effective Date are subject to any pending opposition, interference or litigation proceedings;

15.3.9 to Regeneron’s knowledge, Regeneron and its Affiliates have complied in all material respects with all applicable Laws in connection with its Development of the Product for the Territory, and have not used any employee or consultant who has been debarred by any Regulatory Authority or who is the subject of a debarment proceeding by any Regulatory Authority;

15.3.10 except for the […***…], there is no agreement existing as of the Effective Date between Regeneron or its Affiliates and any Third Party pursuant to which Regeneron or its Affiliates have obtained any right or license under any Third Party’s intellectual property to Develop or Commercialize the Product in the Field in the Territory;

15.3.11 Regeneron and its Affiliates have not received any written notice of material breach of the […***…] or any agreement specifically relating to the Manufacture of the Product to which Regeneron or any of its Affiliates is party from the applicable counterparty thereto; and

15.3.12 […***…].

15.4 Additional ZLAB Representations and Warranties. ZLAB additionally represents and warrants and covenants to Regeneron that as of the Effective Date:

15.4.1 ZLAB has no knowledge of any pending filing, complaint, hearing, matter or action against or involving either ZLAB or its Affiliates with any Governmental Authority that could be reasonably anticipated to have a material adverse effect on its ability to obtain CTAs and Regulatory Approvals for the Product in the Territory;

15.4.2 there are not now and have not been at any time in the […***…] (a) claims (including allegations or violations), litigations, judgments or settlements against or owed by ZLAB, or pending or, to ZLAB’s knowledge, threatened, (b) notices, subpoenas, demands, or other communications (oral or written) from any Governmental Authority, or (c) internal audits, reports or investigations, in each case ((a), (b) and (c)), relating to […***…].

15.4.3 ZLAB has sufficient financial wherewithal and FTE capacity to (a) perform its Development and regulatory obligations pursuant to this Agreement, and (b) meet all of its financial obligations as they come due in the ordinary course of business;

15.4.4 ZLAB (a) has sufficient technical, clinical, and regulatory expertise to perform all of its Development and regulatory obligations pursuant to this Agreement, including its obligations relating to obtaining Regulatory Approvals and (b) has (or will procure) sufficient technical, regulatory and other expertise to perform all of its other obligations pursuant to this Agreement, including its obligations relating to Packing/Labeling and Commercialization;

15.4.5 neither ZLAB nor any of its Affiliates or any of its or their Subcontractors or any of its or their employees who may perform any activities under this Agreement is or has been disqualified or debarred (or the subject of a similar penalty in the Territory) by a Regulatory Authority or, to the best of ZLAB’s knowledge, is or has been the subject of disqualification or debarment proceedings (or similar proceedings in the Territory) by a Regulatory Authority;

15.4.6 ZLAB has obtained or (solely to the extent not required as of the Effective Date) will obtain all required consents, approvals or other orders of, actions by, filings with or notifications to any Governmental Authority or Regulatory Authority in connection with the transaction contemplated hereunder; and

15.4.7 neither ZLAB nor any of its Affiliates owns, controls or has any rights in or to, or is researching or developing, any Competing Product.

15.5 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF THE PRODUCT IN THE FIELD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15.6 Mutual Covenants. Each Party hereby covenants to the other Party as follows: (a) it will not take any action that would materially conflict with or adversely affect its obligations to the other Party under this Agreement; (b) in the course of performing its activities under this Agreement, including the Development, Manufacture and Commercialization of the Product in the Field in the Territory under this Agreement, it will not knowingly use and will not have knowingly used an employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority, (c) in the case of ZLAB, unless otherwise agreed by the Parties, it will have a written agreement with all of its employees and contractors who may participate in the conduct of the Development, Pack/Label or Commercialization of the Product in the Field in the Territory under this Agreement or who may otherwise receive Confidential Information hereunder, assigning to ZLAB ownership of all […***…] IP created in the course of their employment or provision of services, as applicable, (d) in the case of […***…], all […***…] hereunder will […***…] and (e) in the case of Regeneron, it will not grant (i) any licenses to distribute, market, promote or detail the Product in the Field in the Territory, or (ii) other rights with respect to the Product in the Field in the Territory that are inconsistent with the rights granted to ZLAB under this Agreement in any material respect.

15.7 Business Ethics.

15.7.1 Each Party shall, and shall cause its Affiliates and its and their Subcontractors or Sublicensees/Distributors, as applicable, to, conduct its activities and exercise its rights under this Agreement (with respect to […***…]) in a manner that complies with applicable Law, including the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, as amended, the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010, as amended, and any other applicable Laws for the prevention of bribery, corruption, fraud, racketeering, money laundering or terrorism (collectively, “Anti-Corruption Laws”), and good business ethics.

15.7.2 Each Party shall not, and shall cause its Affiliates and its and their respective officers, directors, employees, agents (including Subcontractors) or representatives (collectively, “Representatives”) not to, directly or indirectly, in connection with its activities under this Agreement (with respect to […***…]) pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a “Payment”) to any official or employee of any Governmental Authority; political party or political party official; official or employee of any international public organizations; candidates for public office; representatives of other businesses; health care professionals; or persons acting on behalf of any of the foregoing (collectively, “Officials”) where such Payment would constitute a violation of any Anti-Corruption Law. In addition, regardless of legality, each Party shall not, and shall cause its Affiliates and its and their Representatives not to, make any Payment, directly or indirectly, in connection with its activities under this Agreement (with respect to […***…]), to any Official if such Payment is for the purpose of (a) improperly influencing or rewarding any act or decision of such Official, (b) inducing such Official to do or omit to do any act in violation of his or her lawful duty, (c) improperly inducing such Official to use its or his influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority, or (d) securing any improper advantage for either Party. Each Party acknowledges and agrees that none of it, or any of its Affiliates or its or their Representatives is authorized to waive compliance with the provisions of this Section 15.7 and that such Party will be solely responsible for its compliance with the provisions of this Section 15.7 and the Anti-Corruption Laws, including by maintaining appropriate compliance policies, standards, procedures and training, irrespective of any act or omission of the other Party or any of its Affiliates or Sublicensees/Distributors or its or their respective Representatives. Without limiting the foregoing, ZLAB shall ensure that any of its Affiliates and its and their Representatives performing activities under or in connection with this Agreement complete appropriate training regarding compliance with the requirements of this Section 15.7 prior to performing any such activities.

15.7.3 Each Party shall promptly notify the other Party upon becoming aware of and shall keep the other Party reasonably apprised of, (a) any allegation or violation of, or any notice, subpoena, demand, or other communication (oral or written) from any Governmental Authority regarding such first Party’s actual, alleged, or possible failure to comply with, any Anti-Corruption Laws or any other Laws by such Party or any of its Affiliates or those acting on such Party’s behalf, (b) any confirmed or corroborated violation of Anti-Corruption Laws or any other Laws that are the result of an internal inquiry, in each case ((a) and (b)), in connection with the matters that are the subject of this Agreement and the performance by such Party of its obligations hereunder; and (c) the occurrence of any fact or event that would render any representation, warranty, covenant, or undertaking in Section 15.7.1 or Section 15.7.2 incorrect or misleading. Following such notification, such Party shall keep the other Party reasonably apprised of the matters described in this Section 15.7.3 throughout the duration of such matters and shall promptly respond to any inquiries from the other Party regarding such matters, including by providing requested records and documents.

15.7.4 In the event that a Party receives any information (including from the other Party pursuant to Section 15.7.3) that […***…] an actual or potential breach by such other Party or its Affiliates or its or their Representatives of this Section 15.7 (for clarity, with respect to […***…]), without […***…], such first Party […***…] if (x) such first Party […***…] and […***…], such […***…] in accordance with the remainder of this Section 15.7.4, […***…], (y) such first Party […***…]. In the event […***…] shall […***…] or […***…], including […***…]. Without limiting the foregoing, in the event of a breach by a Party or its Affiliates or its or their Representatives of this Section 15.7, such Party shall take all of the following actions:

(a) Within […***…] of the first notification to the other Party of a potential breach, present to the other Party a reasonably detailed plan for resolution or remediation of such breach […***…];

(b) Diligently implement such plan and keep the other Party informed regarding such Party’s activities under such plan (including through the applicable Committee(s));

(c) Conduct a diligent investigation of the facts relating to such breach and share the investigation’s findings with the other Party;

(d) Implement appropriate disciplinary action (which may include termination of employment or of a subcontract relationship) with respect to any of its or its Affiliates’ Representatives responsible for or involved in such breach, or any related violation of such Party’s compliance and ethics program; and

(e) Implement appropriate remedial action, which may include termination of any contractor, agent, sub-contractor, customer, other person or vendor that was responsible for or involved in such violation or termination of any business or relationship that was obtained through bribery.

ARTICLE XVI

CONFIDENTIALITY

16.1 Confidential Information.

16.1.1 Confidentiality Obligations. Subject to the provisions of Sections 7.4, 16.1.2 and 16.1.3, at all times during the Term and for […***…] following the expiration or termination hereof, the receiving Party shall, and shall cause its Affiliates and Representatives (including Subcontractors) to, (a) keep completely confidential and not publish or otherwise disclose any Confidential Information of the disclosing Party, except to those of the receiving Party’s (and its Affiliates’ and, with respect to Regeneron, its and their Sublicensees/Distributors) Representatives who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the receiving Party’s obligations hereunder and who are bound by written confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement (which agreement, with respect to a Party’s employees, may be in the form of a general employment agreement and does not need to be specific to this Agreement)), and (b) not use Confidential Information of the disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder; provided that such obligations with respect to trade secrets shall survive indefinitely. […***…] shall be considered “trade secrets” (as defined in the United States Defend Trade Secrets Act (“USDTA”) and under all other applicable Law) until such time as […***…] elects not to treat any such […***…] as a trade secret […***…] or until such time as such […***…] is no longer a trade secret under the USDTA and under all other applicable Law. At […***…] request, […***…] shall […***…] and […***…] Confidential Information […***…]. The receiving Party shall be jointly and severally liable for any breach by any of its Representatives (including Subcontractors) of the obligations set forth in this Article XVI. “Confidential Information” shall mean any technical, business, or other information provided by or on behalf of the disclosing Party to the receiving Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Product (including the Regulatory Documentation), any Development, Manufacture or Commercialization of the Product, any Information with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (i) Joint IP and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, and (ii) all Information […***…] (“Product Information”) shall be deemed the Confidential Information of Regeneron, and Regeneron shall be deemed to be the disclosing Party, and ZLAB shall be deemed to be the receiving Party, with respect thereto.

16.1.2 Exceptions to Confidentiality. Notwithstanding Section 16.1.1, the confidentiality and non-use obligations under Section 16.1.1 shall not extend to any Confidential Information of the disclosing Party that the receiving Party can demonstrate:

(a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of the confidentiality obligations set forth herein on the part of a receiving Party or its Affiliates and through no act or omission of any of its or its Affiliates’ Representatives (including, for clarity, Subcontractors) that, if performed or failed to be performed by the receiving Party, would be a breach of the receiving Party’s confidentiality obligations set forth herein;

(b) is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

(c) was already in its possession without any limitation on use or disclosure prior to its receipt from the disclosing Party, as evidenced by contemporaneous written records; provided, however, this exception shall not apply with respect to Product Information; or

(d) was independently developed by the receiving Party without use of or reference to any Confidential Information of the disclosing Party, as evidenced by contemporaneous written records; provided, however, this exception shall not apply with respect to Product Information.

Specific elements of Confidential Information shall not be deemed to be in the public domain or in the possession of the receiving Party merely because such elements are encompassed by more general information that falls within the foregoing exclusions. Furthermore, any combination of individual elements of Confidential Information shall constitute Confidential Information and shall not be deemed to fall within the foregoing exclusions merely because one or more individual elements of such combination fall within the foregoing exclusions.

16.1.3 Permitted Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a) made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable Law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by applicable Law; provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by applicable Law shall be limited to that information that is legally required to be disclosed in response to such court or governmental order or by such applicable Law;

(b) made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law, including, with respect to […***…], as set forth in […***…]; or

(c) with respect to Joint IP, made by either Party or its Affiliates for any purpose; provided that (i) […***…] shall not make any such disclosure of Joint IP in connection with the […***…] or in connection with the […***…] or […***…] or […***…] and (ii) […***…] shall not make any such disclosure of Joint IP in connection with the […***…] or in connection with the […***…].

16.1.4 […***…] Information. For clarity, […***…] Information shall be subject to the additional protections set forth in […***…], and nothing in this Article XVI shall be deemed to limit such protections.

16.1.5 Notification. The receiving Party shall notify the disclosing Party immediately, and cooperate with the disclosing Party as the disclosing Party may reasonably request, upon the receiving Party’s discovery of any loss or compromise of the disclosing Party’s Confidential Information.

16.2 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 16.2 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable Law.

16.3 Publications.

16.3.1 Regeneron shall have the exclusive right to publish or publicly disclose the results of, or information regarding, activities conducted with respect to the Product in the Territory except that ZLAB shall have the right to publish the results of clinical trials performed pursuant to the Territory Development Plan and, to the extent such results have already been published by Regeneron, the results of clinical trials performed pursuant to the GT Operational Plan, in each case, with the prior written approval of Regeneron in accordance with this Section 16.3. If Regeneron desires to publish or publicly disclose the results of, or information regarding, activities conducted with respect to the Product in the Territory, ZLAB shall cooperate fully with Regeneron and shall provide such assistance as is reasonably requested by Regeneron with respect thereto, including with respect to any application or approval necessary in the Territory. If ZLAB desires to publish the results of a clinical trial performed pursuant to the Territory Development Plan or GT Operational Plan (to the extent set forth in the first sentence of this Section 16.3.1), ZLAB shall provide Regeneron with a draft of such proposed abstract, manuscript or summary of presentation that covers such results at least […***…] prior to submission or disclosure, as applicable, for Regeneron’s approval. ZLAB shall incorporate any reasonable comments of Regeneron with respect thereto. If Regeneron informs ZLAB that such proposed abstract, manuscript or summary of presentation, in Regeneron’s reasonable judgment, could be expected to have an adverse effect on any patentable invention owned by or licensed to, in whole or in part, Regeneron, or could be expected to disclose any Information that is Confidential Information of Regeneron, ZLAB shall delay or prevent such publication as follows: (a) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed […***…]) to permit the timely preparation and filing of a patent application; and (b) with respect to Information that is Confidential Information of Regeneron, such Information shall be deleted from the publication upon Regeneron’s request. For clarity, ZLAB shall not publish any publication or public disclosure with respect to the Product that has not been approved by Regeneron].

16.3.2 Authorship of any joint publication will be determined following the guidelines set forth by the International Committee of Medical Journals Editors (ICMJE) (all listed authors must meet ICMJE criteria and all persons that meet these criteria must be listed as authors). Any publication by a Party shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

16.4 Public Announcement. The Parties will mutually agree on the contents of a joint press release with respect to the execution of this Agreement, which press release shall be issued by the Parties on or around the Effective Date. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent (except, with respect to […***…] issuance, any public announcement, press release, or other public disclosure regarding […***…], which […***…]), except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) and except that a Party may, once a press release or other public written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public written statement without the further approval of the other Party. In the event a Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than […***…] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Without limiting the foregoing, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory; provided that a Party who is so obligated shall promptly give notice to the other Party thereof and the Parties shall cooperate with each other and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party shall provide the non-filing Party with an advance copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the non-filing Party’s timely comments thereon and cooperate with such non-filing Party in seeking such confidential treatment and, upon the written request of the non-filing Party, shall request an appropriate extension of the term of the confidential treatment period. For the avoidance of doubt, each Party shall be responsible for its own legal and other costs in connection with any filing governed by the terms of this Section 16.4.

ARTICLE XVII

INDEMNITY

17.1 Indemnity.

17.1.1 ZLAB shall defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, Sublicensees/Distributors and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, taxes or other charges of Governmental Authorities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ or experts’ fees and costs or amounts paid to settle (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon:

(a) the gross negligence, willful misconduct, recklessness, bad faith, fraud, intentional wrongful acts or omissions or violations of applicable Law by ZLAB or its Affiliates (or its or their respective Representatives (including Subcontractors) or other Persons working on its or their behalf) in the performance of this Agreement or any Ancillary Agreement, including in connection with its Development, Packing/Labeling or Commercialization of the Product;

(b) material breach by ZLAB (or conduct or omission by any of its Affiliates or its or their respective Representatives (including Subcontractors) or other Persons working on its or their behalf, which if performed or failed to be performed by ZLAB would be a material breach by ZLAB) of the terms of, or the representations and warranties made by it in, this Agreement;

(c) the Development, Packing/Labeling or Commercialization of the Product in the Field in or for the Territory by or on behalf of ZLAB or its Affiliates (or its or their respective Representatives (including Subcontractors) or other Persons working on its or their behalf) (other than with respect to […***…] to the extent that […***…], in which case […***…] shall control);

(d) […***…] or […***…];

except in each case ((a), (b), (c) and (d)), to the extent that Damages arise out of the gross negligence, willful misconduct, recklessness, bad faith, fraud, or intentional wrongful acts, or omissions or violations of applicable Law committed by Regeneron or its Affiliates (or its or their respective Representatives, Sublicensees/Distributors or other Persons working on its or their behalf) in the performance of this Agreement or the material breach by Regeneron (or conduct or omission by any of its Affiliates or its or their Representatives, Sublicensees/Distributors or other Persons working on its or their behalf, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of this Agreement.

17.1.2 Regeneron shall defend, indemnify and hold harmless ZLAB, its Affiliates and its and their respective officers, directors, employees, Subcontractors and agents (“ZLAB Indemnitees”) from and against all Damages arising from a Third Party Claim against a ZLAB Indemnitee that is due to or based upon:

(a) the gross negligence, willful misconduct, recklessness, bad faith, fraud, intentional wrongful acts or omissions or violations of applicable Law by Regeneron or its Affiliates (or its or their respective Representatives, Sublicensees/Distributors or other Persons working on its or their behalf) in the performance of this Agreement or any Ancillary Agreement, including in connection with the Development, Manufacture or Commercialization of the Product;

(b) material breach by Regeneron (or conduct or omission by any of its Affiliates or its or their respective Representatives, Sublicensees/Distributors or other Persons working on its or their behalf, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of, or the representations and warranties made by it in, this Agreement […***…];

(c) the Development or Commercialization of the Product (i) inside the Field in the Territory (other than as required under this Agreement), (ii) outside of the Field in the Territory or (iii) inside or outside of the Field in the ROW, in each case ((i), (ii) and (iii)), by or on behalf of Regeneron or its Affiliates (or its or their respective Representatives, Sublicensees/Distributors or other Persons working on its or their behalf, but excluding ZLAB and its Affiliates (and its and their respective Representatives (including Subcontractors) and other Persons working on its or their behalf)) (other than with respect to […***…] to the extent that […***…], in which case […***…] shall control);

except in each case ((a), (b) and (c)), to the extent that Damages arise out of the gross negligence, willful misconduct, recklessness, bad faith, fraud, or intentional wrongful acts, or omissions or violations of applicable Law committed by ZLAB or its Affiliates (or its or their respective Representatives (including Subcontractors) or other Persons working on its or their behalf) in the performance of this Agreement or the material breach by ZLAB (or conduct or omission by any of its Affiliates or its or their respective Representatives (including Subcontractors) or other Persons working on its or their behalf, which if performed or failed to be performed by ZLAB would be a material breach by ZLAB) of the terms of this Agreement.

17.2 Indemnity Procedure.

17.2.1 Notice of Claim. The Party entitled to indemnification under this Article XVII (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within […***…] of being notified of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement (“Indemnification Claim Notice”); provided that the failure to give such Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of Damages (to the extent that the nature and amount of such Damages are known at such time).

17.2.2 Control of Defense.

(a) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for indemnifying the Indemnified Party for a Third Party Claim under Section 17.1, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed unless such compromise or settlement (A) involves any admission of legal wrongdoing by the Indemnified Party, (B) involves any payment by the Indemnified Party that is not indemnified hereunder, (C) involves the imposition of any equitable relief against the Indemnified Party, (D) includes […***…], (E) materially affects the Indemnified Party’s rights, interests or obligations (including […***…] or, in the case of […***…]), or (F) in the case of […***…]. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party and approved by the Indemnified Party (which approval shall not be unreasonably conditioned, withheld or delayed).

(b) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for indemnifying the Indemnified Party for a Third Party Claim under Section 17.1 but does not does not elect to assume control of the defense of such claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation.

(c) In the event that the Indemnifying Party does not acknowledge in writing to the Indemnified Party the Indemnifying Party’s responsibility for indemnifying the Indemnified Party for a Third Party Claim under Section 17.1 and Indemnified Party undertakes the defense of such Third Party Claim, the Indemnified Party shall do so at its own cost and expense, and if it is ultimately determined that the Indemnifying Party has an obligation to indemnify, defend or hold harmless the Indemnified Party from and against such Third Party Claim (or any part thereof), the Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and any other Damages incurred by the Indemnified Party in accordance with this Article XVII in its defense of such Third Party Claim (or such part).

(d) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for indemnifying the Indemnified Party for a Third Party Claim under Section 17.1, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or dispose of, such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed, and the Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnified Party that is reached without the written consent of the Indemnifying Party.

17.2.3 Right to Participate in Defense. Without limiting Section 17.2.2, the Indemnified Party shall be entitled to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 17.2 and shall bear its own costs and expenses with respect to such participation; provided that the Indemnifying Party shall bear such costs and expenses if (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 17.2.2 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any of the Indemnified Party’s indemnitees, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense).

17.2.4 Cooperation. Regardless of whether the Indemnifying Party assumes the defense of any Third Party Claim pursuant to this Section 17.2, the Indemnified Party shall, and shall use reasonable efforts to cause each indemnitee to, reasonably cooperate in the defense or prosecution thereof and, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party shall, and shall use reasonable efforts to cause each indemnitee to, furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith. Such cooperation shall include access upon reasonable notice during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this Article XVII, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable costs and expenses in connection with providing such assistance.

17.3 Insurance. During the Term and for a minimum period of […***…] thereafter and for an otherwise longer period as may be required by applicable Law, each of Regeneron and ZLAB will procure and maintain insurance consistent with industry practice or required by applicable Law, including by means of self-insurance, where applicable. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or ZLAB, respectively, or any of their respective Affiliates (or, with respect to ZLAB, its Subcontractors) due to injury, disability or death of any person or persons, or property damage arising from activities performed by such Party or its Affiliates (or, with respect to ZLAB, its Subcontractors) in connection with this Agreement. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party under Section 17.1 with respect to such Damages.

ARTICLE XVIII

FORCE MAJEURE

18.1 Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including pandemics, epidemics, quarantines or other public health crises, embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance, and only if the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will use Commercially Reasonable Efforts to mitigate the effects of such Force Majeure circumstances.

18.2 If […***…] is not able to […***…] in accordance with this Agreement or any Ancillary Agreement because […***…], or […***…] in connection with a pandemic, epidemic or other public health crisis, […***…] shall not be required to […***…] and will not be held liable or responsible to […***…] nor be deemed to have defaulted under or breached this Agreement for such failure […***…]. In such event, […***…] shall […***…] in accordance with […***…], unless otherwise mutually agreed by the Parties.

ARTICLE XIX

TERM AND TERMINATION

19.1 Term/Expiration of Term. The “Term” of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated in its entirety in accordance with the terms of this Article XIX, shall expire upon such time as, […***…], none of ZLAB or its Affiliates or its or their Subcontractors performs any Development or Commercialization activities for the Product in the Field anywhere in the Territory under this Agreement for […***…] and such inactivity is […***…].

19.2 Termination For Material Breach. Upon and subject to the terms and conditions of this Section 19.2, this Agreement shall be terminable by a Party in its entirety, upon written notice to the other Party, if such other Party commits a material breach under this Agreement or any Ancillary Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions of this Agreement or Ancillary Agreement alleged to have been breached), and the termination that is the subject of such notice shall be effective […***…] after the date such notice is given unless the breaching Party shall have cured such breach within such […***…] period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such […***…] period, such longer period not to exceed […***…] unless otherwise agreed by the Parties, so long as the breaching Party is using diligent efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of such […***…] period or such time as the breaching party ceases to use diligent efforts to cure such breach). Notwithstanding the foregoing, in the case of a breach of a payment obligation hereunder or under an Ancillary Agreement, the […***…] period referred to in the immediately preceding sentence shall instead be […***…] days (and the immediately preceding parenthetical clause in the immediately preceding sentence shall not apply). Any breach of this Agreement or an Ancillary Agreement related to […***…] shall be a material breach of this Agreement. If the allegedly breaching Party has a bona fide good faith dispute as to the other Party’s right to terminate based on the existence, materiality or cure of the alleged breach and such disputing Party initiates good faith negotiations regarding such dispute pursuant to Section 10.3.1 within […***…] of first receipt of notice of termination pursuant to this Section 19.2 and, within […***…] of first receipt of notice of termination pursuant to this Section 19.2, either initiates litigation pursuant to Section 10.3.2 […***…] then such termination shall not be effective until such dispute is resolved in accordance with Article X; provided that the disputing Party diligently pursues resolution of the dispute.

19.3 Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety, by and effective immediately, upon written notice to the other Party, if, at any time, the other Party or any Affiliate that controls such other Party (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within ninety (90) days after the filing thereof, (d) proposes or becomes a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of creditors.

19.4 Additional Termination Rights of Regeneron.

19.4.1 Regeneron shall have the right to terminate this Agreement […***…].

19.4.2 Regeneron shall have the right to terminate this Agreement in its entirety in accordance with […***…].

19.4.3 Subject to […***…], Regeneron shall have the right to terminate this Agreement in its entirety upon […***…] written notice to ZLAB if ZLAB or any of its Affiliates or its or their Subdistributors (a) […***…], or (b) […***…]; provided that such […***…] shall be tolled for any period during which ZLAB is actively and in good faith complying with, and such termination shall not become effective at the end of such […***…] period if ZLAB fully complies with, the provisions of […***…] with respect to […***…], as applicable.

19.4.4 Regeneron shall have the right to terminate this Agreement in its entirety, effective […***…] after written notice to ZLAB, if ZLAB or its Affiliates or its or their Subdistributors […***…].

19.4.5 In the event that ZLAB or any of its Affiliates or its or their Subcontractors, anywhere in the Territory, institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Regeneron Patent is invalid, unenforceable, or otherwise not patentable or would not be infringed by ZLAB’s (or its Affiliate’s or Subcontractor’s) activities (other than as a defense or counterclaim against Regeneron in a litigation initiated by or on behalf of Regeneron in which Regeneron asserts that ZLAB’s (or its Affiliate’s or Subcontractor’s) activities conducted pursuant to and in accordance with this Agreement infringe a Patent owned or controlled by Regeneron), Regeneron shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Subcontractors upon written notice to ZLAB; provided that if such action is instituted by ZLAB’s Subcontractor, Regeneron shall not have the right to terminate this Agreement if ZLAB promptly terminates its subcontract agreement with such Subcontractor.

19.4.6 Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective […***…] after written notice to ZLAB, if […***…] or any term in this Agreement relating to […***…] (or any portion thereof) is challenged, directly or indirectly, by ZLAB or any of its Affiliates as being in violation of public policy or invalid, illegal, or unenforceable at law or in equity in any jurisdiction; provided that responding in good faith to any lawfully issued subpoena or court order that requires ZLAB or its Affiliates to provide documents or testimony will not give rise to a right to terminate under this Section 19.4.6; provided, further, that ZLAB shall use reasonable efforts to give Regeneron advance notice of such required disclosure in sufficient time to enable Regeneron to seek to quash or limit such subpoena or order or to request that ZLAB do so, if applicable; and provided, further, that ZLAB provides all reasonable cooperation to assist Regeneron to quash or limit such subpoena or order and in any event shall limit such disclosure to only that information is required by such lawfully issued subpoena or court order.

19.4.7 Not later than […***…] following the earlier of (a) […***…] and (b) […***…], […***…] shall provide written notice to […***…] and, unless […***…], Regeneron shall have the right to terminate this Agreement immediately on written notice to ZLAB given at any time during the period commencing on earlier of the dates described in clauses (a) and (b) above and ending […***…] after the later of […***…] and […***…] if […***…] or […***…].

19.4.8 Regeneron shall have the right to terminate this Agreement in its entirety in the event that a court in the Territory, a Regulatory Authority or other Governmental Authority of competent jurisdiction in the Territory or a change in applicable Law in the Territory requires […***…] or […***…], or otherwise […***…]. In the event that Regeneron terminates this Agreement pursuant to this Section 19.4.8, and thereafter Regeneron […***…], Regeneron shall […***…] (except that […***…]); provided that, if […***…], then […***…]. For clarity, the foregoing shall survive the termination of this Agreement.

19.4.9 In the event that this Agreement is terminated pursuant to Section 19.4.7 or Section 19.4.8, then Regeneron shall […***…] agreed by the Parties; provided that if the Parties are unable to agree […***…], such dispute shall be a […***…] resolved in accordance with […***…].

19.5 Additional Termination Rights of ZLAB. ZLAB shall have the right to terminate this Agreement in its entirety (a) for any or no reason: (i) if written notice to Regeneron is provided prior to […***…], upon […***…] prior written notice to Regeneron and (ii) if written notice to Regeneron is provided after […***…], upon […***…] prior written notice to Regeneron; provided that, in each case ((i) and (ii)), Regeneron shall have the right, at any time after receipt of ZLAB’s termination notice, to terminate one or more of ZLAB’s obligations hereunder or elect to shorten the applicable Termination Notice Period on an obligation-by-obligation or Region-by-Region basis, and (b) in accordance with […***…].

19.6 Effect of Expiration or Termination.

19.6.1 Except as otherwise noted in this Section 19.6, during the Termination Notice Period, the Parties shall continue to Develop, Manufacture (with respect to ZLAB, solely Pack/Label) and Commercialize the Product in the Field in the Territory in accordance with Development Plans and Territory Commercialization Plan, and the terms of Schedule 19.6 shall apply. During the Termination Notice Period, Regeneron shall […***…]; provided that Regeneron shall not […***…].

19.6.2 Upon expiration or termination of this Agreement in its entirety for any reason, the provisions of Schedule 19.6 shall apply (including during any applicable Termination Notice Period) with respect to the Product, and except as set forth in this Article XIX or to the extent required by ZLAB to fulfill its obligations pursuant to Schedule 19.6, all rights granted by Regeneron to ZLAB hereunder with respect to the Product shall automatically terminate, and revert to Regeneron. During any Termination Notice Period and following the termination of this Agreement, ZLAB shall, as reasonably requested by Regeneron, smoothly and orderly transition the Development, Pack/Label and Commercialization of the Product to Regeneron or Regeneron’s designee(s) (and Regeneron shall cooperate with respect thereto) with as little disruption as possible, in accordance with accepted pharmaceutical industry norms and ethical practices, including any then on-going clinical trials hereunder with respect to the Product.

19.7 Survival of Obligations. Except as otherwise provided in this Article XIX or Schedule 19.6, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect to the extent of such termination; provided that notwithstanding any expiration or termination of this Agreement:

19.7.1 subject to […***…], neither ZLAB nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination;

19.7.2 subject to the provisions of this Article XIX, including Schedule 19.6 to the extent applicable, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (including […***…] Information) in accordance with Section 7.4 and Article XVI (Confidentiality), as well as other provisions that by their nature are intended to survive any such expiration or termination (including Article I (Definitions) (to the extent required to give effect to the other surviving provisions), Article VII (except as provided below with respect to specific Sections, solely as […***…] with respect to […***…] thereunder as they relate to activities performed during the Term or as […***…] set forth in Schedule 19.6), Article X (other than Section 10.2), Article XIV (Books, Records and Inspections; Audits and Adjustments) (with respect to costs and expenses incurred, or payments owed with respect to activities performed, during the Term and thereafter pursuant to Schedule 19.6), Article XVII (Indemnity) and Article XX (Miscellaneous), and Sections […***…]) shall survive and continue to be enforceable; and

19.7.3 such termination and this Article XIX shall be without prejudice to any rights or remedies a party may have for breach of this Agreement.

ARTICLE XX

MISCELLANEOUS

20.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of […***…], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. […***…], each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of […***…] for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight courier service to its address set forth in Section 20.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

20.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

20.3 Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 20.3 attached hereto and shall be (a) delivered personally or (b) sent via a reputable international overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand or (ii) three (3) Business Day after it is sent via a reputable international overnight courier service. Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 20.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

20.4 Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof (including the Existing Confidentiality Agreement).

20.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of ZLAB and Regeneron.

20.6 Severability.

20.6.1 If, under applicable Law, any provision hereof other than […***…] is in violation or public policy or is invalid, illegal or unenforceable at law or in equity, or otherwise directly or indirectly affects the validity, legality or enforceability of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Law in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby agree and consent to, any valid, legal and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

20.6.2 […***…].

20.6.3 […***…].

20.6.4 For clarity, the court may not reform any provision of this Agreement without the consent of each Party.

20.7 Registration and Filing of this Agreement. To the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Law, such Party may do so subject to the provisions of Section 16.4. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.

20.8 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either ZLAB or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by ZLAB or (b) the prior written consent of ZLAB in the case of an assignment by Regeneron, except that (i) Regeneron may, without the prior written consent of ZLAB, assign this Agreement (in whole or in part) to, or perform any or all of its obligations and exercise any or all of its rights under this Agreement through, an Affiliate, Sublicensees/Distributors or research or collaboration partner of Regeneron, or any other Person that obtains rights to the Product anywhere in the ROW, (ii) ZLAB may perform its obligations hereunder through Subcontractors pursuant to Section 4.3 and (iii) subject to […***…], each Party may assign this Agreement in whole to any Third Party acquirer in connection with a Change of Control; provided that the assigning Party shall remain primarily liable hereunder with respect to any assignment under this clause (iii) with respect to obligations and liabilities relating to the period prior to such assignment, and in each case ((i), (ii) and (iii)), so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. Any attempted assignment in violation hereof shall be void.

20.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.10 Affiliates. Regeneron may, and to the extent it is in the best interests of the Product in the Field in the Territory shall, perform its obligations under this Agreement through one or more of its Affiliates. Notwithstanding anything to the contrary in this Agreement, ZLAB shall not have the right to perform any Development, Pack/Label or Commercialization activities with respect to the Product, or any other obligation under this Agreement, through an Affiliate (or delegate any other responsibilities under this Agreement to an Affiliate), without Regeneron’s prior written consent in accordance with Section 4.3. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party the prompt and timely performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, no Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly.

20.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party as if they were original signatures.

20.12 Third Party Beneficiaries. Except as provided below in this Section 20.12, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party. Notwithstanding the foregoing, Article XVII is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and ZLAB Indemnitees as if they were parties hereto, but this Agreement is only enforceable by the Parties.

20.13 Relationship of the Parties. Each Party shall bear its own costs and expenses incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided for in this Agreement. Neither ZLAB nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to ZLAB, and ZLAB’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

20.14 Limitation of Damages. IN NO EVENT SHALL REGENERON OR ZLAB BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID AS A RESULT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACHES OF CONFIDENTIALITY IN ARTICLE XVI, BREACHES OF […***…] OR TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS COVERED BY THE INDEMNIFICATION OBLIGATIONS IN ARTICLE XVII.

20.15 Construction.

20.15.1 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits. The words “will” and “shall” shall have the same meaning and, unless the context otherwise requires, the use of the word “or” is used in the inclusive sense (and/or). The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” throughout this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The use of the words “necessary” or “required” in the context of obtaining an CTA or Regulatory Approval, such as “necessary for Regulatory Approval” or “required for Regulatory Approval”, or the use of the word “required” in the context of the requirements of a Regulatory Authority, such as “required by a Regulatory Authority”, shall mean what a person skilled in the relevant art would reasonably construe to be “necessary” for Regulatory Approval or “required” for a CTA or Regulatory Approval or by a Regulatory Authority in the applicable circumstances. Whenever this Agreement refers to a decision that must be agreed by the Parties, such agreement must be evidenced in writing between the Parties, irrespective of whether the applicable provisions provides for such agreement to be in writing throughout this Agreement. Whenever this Agreement refers to a Party’s right to review documents, submissions or other information or materials, such review shall include the right of such Party to comment on such documents, submissions and other information and materials (which comments will be considered by the other Party in good faith).

20.15.2 The captions of this Agreement are for convenience or reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or in the intent of any provision contained in this Agreement. Unless otherwise specified, (a) the references in this Agreement to any Article, Section, Schedule or Exhibit means references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section and (c) unless the context otherwise requires, references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

20.15.3 Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement within a specified time period and notification of such approval or consent is not delivered within such time period, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent.

20.15.4 This Agreement has been prepared jointly and the provisions contained herein shall not be construed or interpreted for or against any Party to this Agreement because such Party drafted or caused such Party’s legal representative to draft any provision contained herein.

20.15.5 In the event of any conflict between this Agreement and the Schedules or Exhibits hereto, this Agreement shall prevail.

20.16 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

20.17 English Language.

20.17.1 This Agreement, and all other related agreements, including the Ancillary Agreements, shall be written and executed in, and all other communications under or in connection with this Agreement, and all other related agreements, including the Ancillary Agreements, shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

20.17.2 For any regulatory or other materials or Information that a Party is required to provide to the other Party under this Agreement, if such materials or Information are not originally received or prepared in the English language, then the Party required to provide such materials or Information shall […***…] and, […***…] (except where […***…], in which case […***…]), and if […***…], such Party shall also […***…].

{Remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, ZLAB and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ZAI LAB (SHANGHAI) CO., LTD.

By	/s/ Samantha (Ying) Du
Name: Samantha (Ying) Du
Title: Chief Executive Officer

REGENERON IRELAND DESIGNATED ACTIVITY COMPANY

By	/s/ Muriel O’ Byrne
Name: Muriel O’Byrne
Title: Vice President, Head - EU Regulatory Affairs & European Business Office

Signature Page to Collaboration Agreement

SCHEDULE […***…]

[…***…]

[…***…]

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SCHEDULE 1.106

Manufacturing Cost

“Manufacturing Cost” as used in this Agreement shall be determined as provided in this Schedule 1.106 […***…]. For purposes of this Schedule 1.106, […***…].

[…***…]

1

SCHEDULE 1.138

Existing Regeneron Patents

[…***…]

1

SCHEDULE 5.2

Territory Development Plan Requirements

[…***…]

1

SCHEDULE 5.3

Initial Global Trial

[…***…]

1

SCHEDULE 15.3

Regeneron Disclosure Schedule

[…***…]

2

SCHEDULE […***…]

[…***…]

[…***…]

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SCHEDULE 19.6

Termination Arrangements

1. The grant of rights to ZLAB provided in Section 4.1, Section 4.2 and Section 11.4 shall terminate.

2. Each Party shall promptly collect and return, and cause its Affiliates and its and their Subcontractors to collect and return, to the other Party or, at the other Party’s request, destroy and delete all documents (including any computer records and electronic files) containing Confidential Information (including […***…] Information (in the case of […***…]) and other trade secrets) of the other Party or any of its Affiliates or its or their Subcontractors (including any archival […***…]) and shall immediately cease, and cause its Affiliates and its and their Subcontractors to cease, all further use of any such Confidential Information (including […***…] Information (in the case of […***…]) and other trade secrets); provided that […***…] shall have the right to retain […***…] and […***…]. In addition, at Regeneron’s request and option, ZLAB shall, and shall cause its Affiliates and Subcontractors to, either (a) destroy or (b) collect and transfer to Regeneron (or its designee(s)), in either case ((a) or (b)), any remaining inventory of Promotional Materials, sales training materials and Product inventory; provided that (i) if Regeneron requests that ZLAB destroy such Product inventory, ZLAB shall, and shall cause its Affiliates and Subcontractors to, destroy such Product inventory in accordance with Regeneron’s instructions and ZLAB shall certify such destruction to Regeneron in writing and (ii) if Regeneron requests the collection and transfer of such Product inventory, Regeneron shall […***…]. Notwithstanding the foregoing, each Party may retain one (1) copy of any Confidential Information ([…***…]) to the extent required by applicable Law; provided that such retained copies will continue to be subject to the terms and conditions of this Agreement, including obligations of confidentiality and non-use/non-disclosure in accordance herewith; provided, further, that any such Confidential Information covered by an exclusion set forth in Section 16.1.2 shall not be subject to the foregoing confidentiality and non-use/non-disclosure obligations.

3. Upon notice of termination of this Agreement (or during any applicable Termination Notice Period), ZLAB shall use Commercially Reasonable Efforts to provide all cooperation and assistance to Regeneron (or its designee(s)) reasonably requested by Regeneron to enable Regeneron (or its designee(s)) to assume with as little disruption as reasonably possible, the continued Development, Packing/Labeling and Commercialization of the Product in the Field for the Territory. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, if and to the extent requested by Regeneron and, except as set forth below, at Regeneron’s cost and expense (unless this Agreement is terminated by ZLAB pursuant to […***…] or by Regeneron pursuant to […***…], in which case such activities shall be at ZLAB’s cost and expense for the reasonable FTE Costs and Out-of-Pocket Costs incurred by ZLAB in connection therewith), the following:

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(a) Subject to the remainder of this clause (a), ZLAB shall continue to act as the agent of Regeneron in the preparation, submission and maintenance of any Registration Filing, Regulatory Approval or other submission or communication to a Regulatory Authority with respect to the Product in the Field in the Territory in accordance with Article VII and shall continue to perform its obligations under Article VII until Regeneron is able to designate a replacement agent and such responsibilities are transferred to such replacement agent; provided that Regeneron shall use good faith efforts to designate a replacement promptly. ZLAB shall transfer and assign to Regeneron (or its designee(s)) any Regulatory Documentation made, obtained or otherwise held by ZLAB or its Affiliates or any of its or their Subcontractors relating to the Product; provided that if under applicable Law any such Regulatory Documentation is not immediately transferable in the Territory (or such transfer would materially delay the Development or Commercialization of the Product in the Territory), ZLAB shall provide Regeneron (or its designee(s)) with all benefit of such Regulatory Documentation and such assistance and cooperation as necessary or reasonably requested by Regeneron to timely transfer such Regulatory Documentation, as applicable, to Regeneron or its designee(s) or, at Regeneron’s option, to enable Regeneron (or its designee(s)) to obtain a substitute for such Regulatory Documentation without disruption to Regeneron’s Development, Manufacture or Commercialization of the Product. ZLAB shall not submit any filing or have any communication with any Regulatory Authority regarding the Product without the prior written consent of Regeneron and shall make such filings and have such communications with any Regulatory Authority regarding the Product as requested by Regeneron and for Regeneron’s (or its designee’s/designees’) benefit (to the extent not prohibited by applicable Law). In the event any Regulatory Documentation necessary for the Development, Manufacture or Commercialization of the Product is not assigned from ZLAB to Regeneron (or its designee(s)) pursuant to this Section 3(a) of this Schedule 19.6, ZLAB hereby consents and grants to Regeneron (or its designee(s)) the exclusive (even as to ZLAB and its Affiliates) right to access and reference through multiple tiers (without any further action required on the part of ZLAB, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(b) with respect to any clinical trials or other Development activities with respect to the Product that Regeneron determines should be terminated, unless the continued conduct of such clinical trial or other Development activity is required by the applicable Regulatory Authority or applicable Law or the termination of such clinical trial or other Development activity would be inconsistent with standards of ethical conduct of human clinical trials, ZLAB shall wind-down such activities in a smooth, orderly and efficient manner in compliance with applicable Law and with due regard for patient safety and the rights of any subjects that are participants in any such clinical trials, and take any actions that Regeneron deems reasonably necessary or appropriate to avoid any human health or safety problems or that is otherwise required by applicable Law.

(c) subject to Section 3(b) of this Schedule 19.6, unless expressly prohibited by any Regulatory Authority, at Regeneron’s written request, transition and transfer control to Regeneron (or its designee(s)) of all clinical trials being conducted under this Agreement by or on behalf of ZLAB with respect to the Product as of the effective date of termination and continue to conduct such clinical trials for up to six (6) months to enable such transfer to be completed without interruption of any such clinical trial unless such transfer is expressly prohibited by the applicable Regulatory Authority or applicable Law or would be inconsistent with standards of ethical conduct of human clinical trials, in which case ZLAB shall continue to conduct such clinical trial to completion at Regeneron’s direction; provided that Regeneron shall use Commercially Reasonable Efforts to assume control of such clinical trial but, for clarity, Regeneron shall not have any obligation to continue to conduct any clinical trial unless (i) required by the applicable Regulatory Authority or applicable Law or (ii) ceasing to conduct such clinical trial would be inconsistent with standards of ethical conduct of human clinical trials.

2

(d) To the extent ZLAB owns the Product Trademark(s) in accordance with Section 11.3, ZLAB shall assign and transfer to Regeneron (or its designee(s)) ZLAB’s entire right, title and interest in and to the Product Trademark(s) (including, for clarity, any accompanying logos, slogans, trade names, domain names, trade dress or other indicia of origin) for the Product and Promotional Materials (including any copyrights thereto) relating to the Product; provided that nothing herein is intended to convey any rights in or to ZLAB’s corporate name and logos or any trade names except for the limited rights set forth herein.

(e) ZLAB shall provide to Regeneron (or its designee(s)) […***…] consistent with ZLAB’s regular business practices, to the extent […***…], including […***…], or […***…].

(f) To the extent fully assignable to Regeneron (or its designee), ZLAB shall assign to Regeneron (or its designee(s)) any applicable Subcontractor agreements that are specific and solely attributable to the Product and other material service provider contracts that are specific and solely attributable to significant services to be performed by Third Parties to the extent related to the Development, Packing/Labeling or Commercialization of the Product in the Field for the Territory, as reasonably requested by Regeneron. With respect to any Subcontractor agreements or other material service provider contracts that (i) otherwise relate to the Product, but are not specific and solely attributable to the Product or (ii) are specific and solely attributable to the Product but are not fully assignable to Regeneron (or its designee), ZLAB shall use Commercially Reasonable Efforts to partially assign to Regeneron (or its designee(s)) such agreement with respect to the Product or, if such partial assignment is not possible, ZLAB shall use Commercially Reasonable Efforts to obtain for Regeneron (or its designee(s)) substantially all of the practical benefit and burden under such agreement to the extent applicable to the Product, including by (A) entering into appropriate and reasonable alternative arrangements on terms agreeable to Regeneron and (B) subject to the consent and control of Regeneron, enforcing, at Regeneron’s cost and expense and for the account of Regeneron, any and all rights of ZLAB, or its Affiliate or its or their Subcontractor, as applicable, against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

4. Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Packing/Labeling and Commercialization of the Product in the Field in the Territory hereunder to Regeneron (or its designee(s)) as soon as is reasonably possible.

5. For the avoidance of doubt, except as expressly provided in this Agreement, Regeneron shall not be required to provide ZLAB any consideration in exchange for the transition of the Product pursuant to the provisions of this Schedule 19.6.

6. Without limitation of any of the foregoing in this Schedule 19.6, ZLAB shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Regeneron may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Regeneron its rights under Section 19.6 and this Schedule 19.6.

3

7. Except as otherwise set forth in this Schedule 19.6, all costs and expenses incurred by a Party with respect to the transition activities under this Schedule 19.6 shall be at such Party’s sole cost and expense.

4

SCHEDULE 20.3

Notices

(a)	If to ZLAB:

Zai Lab (Shanghai) Co., Ltd.

4560 Jinke Rd, Building 1, 4/F, Pudong, Shanghai, China, 201210

Attention: President

Copy (which shall not constitute notice) to:

Zai Lab (Shanghai) Co., Ltd.

4560 Jinke Rd, Building 1, 4/F, Pudong, Shanghai, China, 201210

Attention: Head of Business Development

and

Zai Lab (Shanghai) Co., Ltd.

4560 Jinke Rd, Building 1, 4/F, Pudong, Shanghai, China, 201210

Attention: Head of Alliance Management

(b)	If to Regeneron:

Regeneron Ireland Designated Activity Company

Europa House

Harcourt Street

Dublin 2, Ireland

Attention: Director

Copy (which shall not constitute notice) to:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York, 10599

Attention: Corporate Secretary

and

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York, 10599

Attention: SVP, Strategic Alliances

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EXHIBIT A

Development Inventory Report and Commercialization Inventory Report

(See attached)

EXHIBIT B

Supplemental Purchase Price Calculation

(See attached)